Form 10-K, Exhibit 13
period 1997-12-31
SUCCESS BANCSHARES INC
filed 1998-03-31
CIK 1009569

                    Lincolnwood             Lincolnshire


            Lincolnwood Int'l                        Lincoln Park


                                    1997


                                Annual Report


                          Success Bancshares, Inc.



            Downtown Deerfield                       Libertyville


     Deerfield/Riverwoods         Arlington Heights          Northbrook

                  Success Bancshares, Inc. and Subsidiaries

-------------------------------------------------------------------------------


(Insert Map)

                  Success Bancshares, Inc. and Subsidiaries
                              Table of Contents

-------------------------------------------------------------------------------

        Mission Statement                                          1

        President's Message                                       2-3

        Selected Financial Highlights                              4

        Management's Discussion and Analysis of
        Financial Condition and Results of Operations             5-9

        Report of Independent Auditors                            10

        Consolidated Balance Sheets                               11

        Consolidated Statements of Income                         12

        Consolidated Statements of Shareholders' Equity           13

        Consolidated Statements of Cash Flows                     14

        Notes to Consolidated Financial Statements               15-30

        Listing of Directors and Officers                         31

        Shareholder Information                             Inside back cover


                  Success Bancshares, Inc. and Subsidiaries
                              Mission Statement

-------------------------------------------------------------------------------




The Company, by its very nature, exists because of Trust. It is the purpose of this Company to fulfill the trust given to it by its depositors, by its borrowers, the employees, and the stockholders.

To fulfill its obligation to depositors, it will at all times strive to pay a fair, equitable rate for these deposits and to minimize the cost of services.

To its borrowers, it is pledged to provide financial assistance to all segments of society, be they economically described as high income, moderate income or low income. This assistance will be provided taking into account all factors involved in prudent banking, including economic conditions, the collateral being pledged, the length of time of the credit, but simultaneously protecting the assets of the Company while maintaining an atmosphere of fairness and equality to all borrowers.

To all the individuals who receive their livelihood from the Company and whose dedication to fulfill the trust placed in them, the Company pledges a fair, equitable compensation, including benefits for their long-term financial security, as well as friendly, collegial surrounding to do their work within.

To the stockholders who provide the capital base from which all business entities evolve, this Company is dedicated to safeguarding their investment, providing an equitable return on their investment with a clear understanding that they are the risk-takers in providing the capital and are therefore entitled to proper results of the deployment of their capital.

This Company is a member of society and is pledged to repay society and the communities it serves for the benefits of membership by being a good corporate citizen and to provide its services and benefits to all individuals and entities regardless of race, creed, gender, sexual orientation or ethnic background and supporting the community through involvement in community activities and participating in such a way that it is acknowledged that because of the Company's existence, it has made for a better world.



-------------------------------------------------------------------------------
                                      1

                  Success Bancshares, Inc. and Subsidiaries
                             President's Message


-------------------------------------------------------------------------------



To Our Shareholders and Customers:

This annual report, covering the year ended December 31, 1997, is especially noteworthy because it is the first annual report for Success Bancshares, Inc. as a publicly held company.

Net income for the year ended December 31, 1997 was $1.1 million, or $0.68 per share, an increase of 39% from net income of $783,000 or $0.66 per share for 1996.

                             1995          1996          1997
                             ----          ----          ----
NET INCOME                    937           783          1,087

Total assets were $378.7 million at December 31, 1997, compared with $276.3 million at the end of 1996, a 37% increase.

We believe these results are favorable if judged by the standards of a normal year and could be, in fact, considered even more impressive given the special dynamics of our past year.

PUBLIC OFFERING:

Completed in October, 1997, our initial public offering raised $15.7 million in capital, effectively doubling our capital base and giving us the financial resources to continue pursuing our rapid growth.

Despite the fact that this public offering doubled the number of common shares outstanding during the last quarter of the year, the Company's performance was sufficient to increase per-share earnings for the quarter by 12.5%, from $0.16 per share for the quarter ending December 31, 1996, to $0.18 per share for the quarter ending December 31, 1997.

BRANCH OFFICE EXPANSION:

We continued our strategy of opening new branch offices in 1997 in order to expand the number of individuals and businesses who can now take advantage of our unique products and service mentality.

- Deerfield Downtown: This office extended our existing Deerfield market area and has been welcomed by both businesses and consumers who were looking for an alternative to the large Chicago banks which previously dominated this community. The initial performance of this office has, to date, exceeded our expectations.

- Arlington Heights: This office represents a market expansion into new territory and its growth is satisfactory to us.

- International Office: This office, which is located inside the Lincolnwood Town Center Mall, caters to the extensive Pan-Asian community in the area. The office staff can provide service in the Chinese, Thai and Malaysian languages as well as in English. This office opened in November 1997, and the early results indicate that it will be successful in attracting commercial accounts from the Asian community.

                             1995          1996          1997
                             ----          ----          ----
TOTAL ASSETS                251,338       276,349       378,719


-------------------------------------------------------------------------------
                                      2

                  Success Bancshares, Inc. and Subsidiaries
                             President's Message

-------------------------------------------------------------------------------

- In 1998, we expect to continue our market expansion by opening full service offices in the Loop section of Chicago, and the suburban communities of Mundelein, Skokie, and North Libertyville, Illinois. We will also be opening our first supermarket branch in a specialty grocery store in Skokie in the first quarter of 1998.

The branch growth is not without cost, however, as shown by a 14% increase in other operating expenses. As we continue our branch expansion, the Company is likely to continue to experience the effects of higher operating expenses relative to operating income from the new branches, which may limit increases in profitability. Management believes, however, that as these new locations mature, they should provide an acceptable level of profitability to the Company.

AGGRESSIVE MARKETING:

The Company achieved significant growth in its mature market areas by actively seeking new commercial lending relationships and offering an attractively-priced home equity loan promotion targeted to high-quality loan customers. While the utilization of promotional rates contributed to a compression of the Company's net interest margin, from 4.25% in 1996 to 4.17% in 1997, the business attracted by those rates contributed to a 41% increase in loans outstanding.

CORPORATE CITIZENSHIP:

Success Bancshares, Inc., through its majority-owned subsidiary, Success National Bank, has long based its business philosophy on four key principles: growth through solid, well-planned market expansions; highly-competitive and unique products; superior customer service; and good corporate citizenship. While the first three of these principles are addressed directly or indirectly through the financial sections of this report, I wish to call your attention here to several developments related to the principle of good corporate citizenship:

- Success National Bank was one of the first financial institutions to participate in the Ready Access Program sponsored by the Illinois Treasurer's Office. This program makes low-interest loans available to disabled individuals for accessibility and assistive technology equipment or improvements.

- The Bank has committed to participate in the Chicago Equity Fund which builds and renovates housing for low-to-moderate income households.

- To further help with the need for lower-cost housing, Success Bancshares, Inc. is in the process of creating our own community development corporation.

Although this is Success Bancshares, Inc.'s first year as a publicly-held company, it is our 25th year of existence as a banking organization. It is important to keep in mind, therefore, that the ground work for this past year's impressive results was started years ago when we first committed our organization to our basic business principles: solid market expansion, good customer values, good customer service and good citizenship. Our past performance has shown that a business strategy based on these principles is appropriate for long-term profitable growth as a community banking organization serving individuals and small-to-medium sized businesses.

This past year has been one of great changes and progress for the Company and we are proud of the results our employees have achieved in this dynamic environment. As we look ahead with enthusiasm, we extend our thanks to our shareholders, our employees and our customers. We appreciate your confidence and support.

                                        Very truly yours,


                                        /s/ Saul D. Binder
                                        -----------------------
                                        Saul D. Binder
                                        President
                                        Chief Executive Officer



-------------------------------------------------------------------------------
                                      3

                  Success Bancshares, Inc. and Subsidiaries
                        Selected Financial Highlights

-------------------------------------------------------------------------------

                                               YEAR ENDED DECEMBER 31,
                                  1997      1996      1995      1994     1993
                               ------------------------------------------------
STATEMENT OF INCOME DATA:        (Dollars in thousands,  except per share data)
Interest income                $ 24,912  $ 19,850  $ 18,675  $ 14,619  $ 10,960
Interest expense                 12,861    10,020     9,886     7,221     5,016
-------------------------------------------------------------------------------
  Net interest income            12,051     9,830     8,789     7,398     5,944
Provision for loan losses           766       310       207       250       220
Other income                      8,191     7,149     6,004     5,007     5,501
Other expenses                   17,853    15,630    13,342    12,016    10,144
Minority interest in income
  of subsidiary bank                 37        23        47        58        79
-------------------------------------------------------------------------------
  Net income before taxes         1,586     1,016     1,197        81     1,002
Income tax expense (benefit)        499       233       260      (182)      176
-------------------------------------------------------------------------------
  Net income                   $  1,087  $    783  $    937  $    263  $    826
===============================================================================
COMMON SHARE DATA:
Earnings per common share:
  Basic                        $   0.68  $   0.66  $   0.93  $   0.27  $   0.89
  Diluted                      $   0.65  $   0.63  $   0.86  $   0.26  $   0.84
Book value per common share    $  10.30  $   8.99  $   7.48  $   5.83  $   7.27
Weighted average common
  shares outstanding              1,531     1,061     1,011       990       927

BALANCE SHEET DATA:
Cash and cash equivalents      $ 23,901  $ 13,833  $ 20,559  $ 18,909  $  8,190
Securities                       53,754    47,707    55,614    55,393    30,250
Loans, net                      287,025   203,299   171,135   139,491   109,224
Total assets                    378,719   276,349   251,338   222,809   190,677
Deposits                        329,424   245,105   227,308   204,171   162,676
Borrowings, including
  repurchase agreements          16,163    18,975    14,395    11,174    19,644
Shareholders' equity           $ 30,070  $ 10,100  $  8,085  $  5,973  $  6,706

PERFORMANCE DATA:
Net interest margin               4.17%     4.25%     4.14%     4.38%     4.50%
Return on average assets          0.34%     0.31%     0.40%     0.13%     0.53%
Return on average equity          7.76%     8.33%    14.48%     4.29%    14.00%
Loans to deposits                87.13%    82.94%    75.29%    68.32%    67.14%

ASSET QUALITY RATIOS:
Nonperforming loans to
  total loans (1)                 0.63%     0.06%     0.37%     0.27%     1.25%
Nonperforming assets to
  total assets                    0.56%     0.04%     0.25%     0.17%     0.72%
Allowance for loan losses
  to total loans                  0.72%     0.70%     0.70%     0.71%     0.78%
Nonperforming loans to
  allowance for loan losses      87.54%     8.28%    53.74%    38.10%   160.35%
Net loan charge-offs to
  average loans                   0.05%     0.04%     0.01%     0.08%     0.01%

CAPITAL RATIOS:
Risk-based capital               12.37%     8.00%     7.53%     7.83%     8.35%
Leverage capital (2)              9.69%     4.37%     3.70%     3.52%     3.67%

OTHER:
Branch offices                        9         7         7         5         4
Full-time equivalent employees      162       144       150       120       114

___________

(1) Nonperforming loans consist of non-accrual loans and loans contractually past due 90 days or more.
(2) The leverage ratio is defined as the ratio of Tier 1 risk-based capital to adjusted total assets.


-------------------------------------------------------------------------------
                                      4

                  Success Bancshares, Inc. and Subsidiaries
                    Management's Discussion and Analysis
              of Financial Condition and Results of Operations
-------------------------------------------------------------------------------

The following discussion should be read in conjunction with "Selected Financial Highlights" and the Consolidated Financial Statements of Success Bancshares, Inc. (the "Company"), including the accompanying notes, each appearing elsewhere in this Annual Report. In addition to historical information, the following "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those anticipated in these forward looking statements.

GENERAL

The Company's principal business is conducted by its majority-owned subsidiary, Success National Bank (the "Bank") and consists of full service community banking. The profitability of the Company's operations depends primarily on its net interest income, provision for loan losses, other operating income, and other operating expenses. Net interest income is the difference between the income the Company receives on its loan and investment portfolios and its cost of funds, which consists of interest paid on deposits and borrowings. The provision for loan losses reflects the cost of credit risk in the Company's loan portfolio. Other operating income consists of service charges on deposit accounts, securities gains, gains on sale of loans, credit card processing income and fees and commissions. Other operating expenses include salaries and employee benefits as well as occupancy and equipment expenses, credit card processing expenses, and other non-interest expenses.

Net interest income is dependent on the amounts and yields of interest earning assets as compared to the amounts of and rates on interest bearing liabilities. Net interest income is sensitive to changes in market rates of interest and the Company's asset/liability management procedures in coping with such changes. The provision for loan losses is dependent on increases in the loan portfolio, management's assessment of the collectibility of the loan portfolio, as well as economic and market factors. Non-interest expenses are heavily influenced by the growth of operations, with additional employees necessary to staff and open new branch facilities and marketing expenses necessary to promote them. Growth in the number of account relationships directly affects such expenses as data processing costs, supplies, postage and other miscellaneous expenses.

INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

The following table sets forth the average daily balances, net interest income and expense and average yields and rates for the Company's earning assets and interest bearing liabilities for the indicated periods on a tax-equivalent basis assuming a 34% tax rate.

                                                                          YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------------------------------------------------
                                                        1997                           1996                         1995
                                          -------------------------------   --------------------------  ---------------------------
                                           AVERAGE                 YIELD/   AVERAGE             YIELD/  AVERAGE              YIELD/
                                           BALANCE      INTEREST    RATE    BALANCE  INTEREST    RATE   BALANCE   INTEREST    RATE
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans (1) & (2).........................  $239,084      $ 21,755    9.10%  $182,453  $ 16,764    9.19%  $156,896  $ 14,965    9.54%
Taxable investment securities...........    38,801         2,318    5.97     40,423     2,397    5.93     43,515     2,936    6.75
Investment securities exempt from
   Federal income taxes.................     8,214           613    7.46      8,824       671    7.60     11,895       825    6.94
Interest bearing deposits with
   financial institutions...............     4,032           215    5.33      2,189       125    5.71      4,586       108    2.35
Other interest earning assets...........     3,576           208    5.82      2,500       120    4.80      1,744       103    5.91
-----------------------------------------------------------------------------------------------------------------------------------
Total interest earning assets...........   293,707      $ 25,109    8.55%   236,389  $ 20,077    8.49%   218,636  $ 18,937    8.66%
Non-interest earning assets.............    25,335                           19,890                       14,846
-----------------------------------------------------------------------------------------------------------------------------------
   Total assets.........................  $319,042                         $256,279                     $233,482
===================================================================================================================================
LIABILITIES & SHAREHOLDERS' EQUITY
Deposits:
   NOW & money market accounts..........  $ 88,652      $  3,114    3.51%  $ 76,127  $  2,557    3.36%  $ 68,574  $  2,534    3.70%
   Savings deposits.....................    19,946           640    3.21     18,329       606    3.31     18,293       589    3.22
   Time deposits........................   127,236         7,436    5.84     96,308     5,469    5.68     96,020     5,648    5.88
Notes payable...........................     4,249           363    8.54      4,237       355    8.38      5,190       449    8.65
Other borrowings........................    20,978         1,308    6.24     15,923     1,033    6.49     10,746       666    6.20
-----------------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities......   261,061        12,861    4.93    210,924    10,020    4.75    198,823     9,886    4.97
Demand deposits - non-interest bearing..    40,868                           33,922                       26,884
Other non-interest bearing liabilities..     2,560                            1,515                          789
Minority interest in subsidiary bank....       544                              515                          513
Shareholders' equity....................    14,009                            9,403                        6,473
-----------------------------------------------------------------------------------------------------------------------------------
   Total liabilities &
     shareholder's equity                 $319,042                         $256,279                     $233,482
===================================================================================================================================
Net interest income.....................                $ 12,248                     $ 10,057                     $  9,051
===================================================================================================================================
Net interest margin.....................                            4.17%                        4.25%                        4.14%
===================================================================================================================================

----------------------
(1)  Non-accrual loans are included in average loans.
(2) Interest income on loans includes loan origination and other fees of $762,000, $817,000, and $819,000 for the years ended December 31, 1997,
     1996 and 1995, respectively.

-------------------------------------------------------------------------------
                                      5

                  Success Bancshares, Inc. and Subsidiaries
                     Management's Discussion and Analysis
               of Financial Condition and Results of Operations
-------------------------------------------------------------------------------

The increase in average earning assets of $57.3 million to $293.7 million for the year ended December 31, 1997, is primarily attributable to the Company's loan growth. The average balance of loans during 1997 was $239.1 million, compared with $182.5 million for 1996, an increase of 31.0%.

The Company has been actively pursuing new commercial loan relationships in its market area. Commercial loans and commercial mortgage loans totaled $151.0 million at December 31, 1997, compared with $102.2 million at December 31, 1996, an increase of $48.8 million, or 47.7%.

The Company also launched a successful home equity product in 1997. This home equity line of credit offers a 7.5% fixed rate for three years and then converts to a prime rate-based adjustable loan. As of December 31, 1997, total closed commitments on this product were $61.8 million, and $27.5 million was drawn and outstanding.

The Company primarily utilized interest bearing deposits to fund the loan growth, which contributed to the $50.1 million increase in average interest bearing liabilities during 1997.


CHANGES IN INTEREST INCOME AND EXPENSE

The following table shows the dollar amount of changes in interest income and expense by major categories of interest earning assets and interest bearing liabilities attributable to changes in volume or rate or both, for the periods indicated.


                                                                         YEAR ENDED DECEMBER 31,
                                                            --------------------------------------------------
                                                                 1997 OVER 1996            1996 OVER 1995
                                                            ------------------------  ------------------------
                                                             CHANGE DUE TO             CHANGE DUE TO
                                                            ---------------   TOTAL   ---------------   TOTAL
                                                            VOLUME    RATE    CHANGE  VOLUME    RATE    CHANGE
---------------------------------------------------------------------------------------------------------------
                                                                           (dollars in thousands)
INTEREST EARNING ASSETS:

Net loans (1).............................................   $5,155   $ (164) $4,991   $2,365   $ (566)  $1,799
Taxable investment securities.............................      (97)      18     (79)    (199)    (340)    (539)
Investment securities exempt from Federal income taxes (1)      (46)     (12)    (58)    (228)      74     (154)
Interest bearing deposits with financial institutions.....       99       (9)     90      (78)      95       17
Other interest earning assets.............................       59       29      88       39      (22)      17
---------------------------------------------------------------------------------------------------------------
  Total increase (decrease) in interest income............    5,170     (138)  5,032    1,899     (759)   1,140
---------------------------------------------------------------------------------------------------------------

INTEREST BEARING LIABILITIES:

NOW & money market accounts...............................   $  435   $  122     557   $  265     (242)      23
Savings deposits..........................................       52      (18)     34        1       16       17
Time deposits.............................................    1,804      163   1,967       17     (196)    (179)
Notes payable.............................................        1        7       8      (80)     (14)     (94)
Other borrowings..........................................      317      (42)    275      335       32      367
---------------------------------------------------------------------------------------------------------------
  Total increase (decrease) in interest expense...........    2,609      232   2,841      538     (404)     134
---------------------------------------------------------------------------------------------------------------
  Increase (decrease) in net interest income..............   $2,561   $ (370) $2,191   $1,361   $ (355)  $1,006

---------------------
(1) Tax-exempt income is reflected on a fully tax equivalent basis utilizing a 34% rate for all periods presented.

Volume variances are computed using the change in volume multiplied by the previous year's rate. Rate variances are computed using the changes in rate multiplied by the previous year's volume. The change in interest due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.



-------------------------------------------------------------------------------
                                      6

                  Success Bancshares, Inc. and Subsidiaries
                     Management's Discussion and Analysis
               of Financial Condition and Results of Operations
-------------------------------------------------------------------------------

CONSOLIDATED RESULTS OF OPERATIONS


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

General

The Company's net income for the year ended December 31, 1997 was $1.1 million compared to net income of $783,000 for the year ended December 31, 1996. The $304,000 increase in net income was primarily attributable to an increase in net interest income and other operating income, partially offset by increased net operating expenses.

Net interest income

Net interest income increased to $12.1 million for the year ended December 31, 1997 from $9.8 million for 1996. This increase in net interest income of $2.2 million, or 22.6% was attributable to a $5.1 million increase in interest income resulting from the 24.2% increase in average interest earning assets in the year ended December 31, 1997 compared to the year ended December 31, 1996. Partially offsetting this increase in interest income was a $2.8 million increase in interest expense for the year ended December 31, 1997, a 28.4% increase from 1996. The Company's net interest margin decreased to 4.17% for 1997 compared to 4.25% in 1996 as a result of the impact of promotional home equity loan growth and market competition for high quality loan customers.

Provision for loan losses

The provision for loan losses increased to $766,000 in 1997, from $310,000 in the prior year, primarily due to the growth in the loan portfolio. At December 31, 1997, the allowance for loan losses represented 0.72% of loans outstanding which management believed was adequate to cover potential losses in the portfolio. There can be no assurance that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon the economy, changes in real estate values, interest rates, the view of regulatory agencies toward adequate reserve levels, and past due and non-performing loan levels.

Other operating income

Total other operating income increased approximately $1.1 million, or 14.6%, to $8.2 million for 1997, compared to $7.1 million in 1996. Service charges on deposit accounts increased by 34.0% to $1.9 million for the year ended December 31, 1997, from $1.4 million in 1996. The increase is primarily attributable to a 15.0% increase in the average balance of deposit accounts subject to such service charges and a 102.5% increase in average overdrafts outstanding. The majority of service charges on deposit accounts consisted of fees charged for overdrafts and failure to maintain required balances. Credit card processing income increased to $6.0 million from $5.3 million for the years ended December 31, 1997 and 1996, respectively, due primarily to a 10.3% increase in the amount of credit card sales processed and an increase in rates charged merchants. Total processing volume increased to $290.3 million for the year ended December 31, 1997, from $263.2 million in 1996.

Other operating expenses

Total other operating expenses increased $2.3 million, or 14.2%, to $17.9 million for 1997, as compared to $15.6 million in 1996. This increase reflects the higher level of expenditures required to support the Company's growth. Salaries and employee benefits increased to $6.2 million for the year ended December 31, 1997, as compared to $5.5 million for the prior year. The increase of $664,000 reflects increased staffing to support new locations and the growth in deposit and loan accounts at existing banking locations which are required to maintain high levels of customer service. Also contributing to the increase in salaries were normal salary increases. Occupancy and equipment expenses increased to $2.0 million for 1997, from $1.7 million for 1996, primarily due to improvements in the Company's computer systems and the costs associated with the April, 1997, opening of the Deerfield/Downtown branch location and September, 1997 opening of the Arlington Heights branch location. Data processing expense increased to


-------------------------------------------------------------------------------
                                      7

                   Success Bancshares, Inc. and Subsidiaries
                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
-------------------------------------------------------------------------------

Other operating income (continued)

$889,000, (40.4%), for the year ended December 31, 1997, compared to $633,000 for 1996, primarily due to substantially higher volume levels and the costs associated with the conversion of the Company's data processing provider in March, 1997. Credit card processing expenses increased $528,000, or 10.5%, to $5.5 million for 1997, compared to $5.0 million for 1996, primarily due to the increase in the amount of credit card sales processed. Other non-interest expenses increased by $360,000, or 13.6%, to $3.0 million for the year ended December 31, 1997, from $2.6 million for 1996, primarily due to a $321,000 increase in legal fees attributable to increased collection costs and other matters.

Income taxes

The Company recorded income tax expense of $499,000 for 1997, compared to an income tax expense of approximately $233,000 in 1996, which increase is attributable to the increase in net income before tax.


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

General

The Company's net income was $783,000 for the year ended December 31, 1996, compared to net income of $937,000 for the year ended December 31, 1995, a decrease of $154,000 or 16.4%. The decrease in net income was primarily due to increases in interest expense of $134,000, the provision for possible loan losses of $103,000 and other operating expenses of $2.3 million, offset by increases in interest income of $1.2 million and other operating income of $1.1 million.

Net interest income

Net interest income increased by $1.0 million, or 11.8%, to $9.8 million in 1996 from $8.8 million in 1995. This increase was attributable to a $17.8 million increase in average interest earning assets to $236.4 million in 1996 from $218.6 million in 1995. The Company's net interest margin in 1996 increased to 4.25% compared to 4.14% in 1995. This increase was primarily due to the Company's ability to use the increase in demand deposits and other borrowings to fund higher yielding commercial loans and real estate mortgage loans.

Provision for loan losses

The provision for loan losses increased to $310,000 in 1996 from $207,000 in 1995, to provide for the growth in the Company's loan portfolio. Total loans increased $32.4 million, or 18.7% to $205.4 million at December 31, 1996, from $173.0 million at December 31, 1995. At December 31, 1996, the allowance for loan losses represented 0.70% of total loans, which management believed was adequate to cover potential losses in the loan portfolio.

Other operating income

Other operating income increased by $1.1 million, or 19.1%, to $7.1 million in 1996 from $6.0 million in 1995. Contributing to this increase was an increase in service charges on deposit accounts of $268,000 to $1.4 million in 1996 and an increase in credit card processing income of $945,000 to $5.3 million in 1996. The increase in service charges on deposit accounts is directly attributable to the $17.8 million, or 7.8%, increase in deposits to $245.1 million at December 31, 1996, from $227.3 million at December 31, 1995. The increase in credit card processing income is primarily attributable to the increase in the number of participating merchants and a corresponding processing volume increase to $263.2 million at December 31, 1996, from $214.7 million at December 31, 1995, a 22.6% increase.





-------------------------------------------------------------------------------
                                      8

                  Success Bancshares, Inc. and Subsidiaries
                    Management's Discussion and Analysis
              of Financial Condition and Results of Operations
-------------------------------------------------------------------------------

Other operating expenses

Other operating expenses increased $2.3 million, or 17.1%, to $15.6 million in 1996 from $13.3 million in 1995, primarily due to a $784,000 increase in salaries and employee benefits primarily attributable to a full year of staffing of two additional branches, adding a number of experienced senior personnel and additional staff to position the Company for future growth and normal annual salary and wage increases. Occupancy and equipment expenses increased $327,000, or 23.6%, to $1.7 million in 1996 from $1.4 million in 1995 primarily due to a full year of operating of two additional branch facilities in 1996, one of which was in operation for 10 months in 1995 and the other for less than one month in 1995. Credit card processing expenses increased by approximately $1.1 million, or 29.2%, to $5.0 million in 1996 from $3.9 million in 1995, primarily due to the increase in the number of participating merchants and corresponding processing volume increases.

Income taxes

The Company recorded an income tax expense of $233,000 in 1996 compared to $260,000 in 1995, reflecting the decrease in the Company's net income before taxes in 1996.


FORWARD LOOKING STATEMENTS

Statements made about the Company's future economic performance, strategic plans or objectives, revenues or earnings projections, or other financial items and similar statements are not guarantees of future performance, but are forward looking statements. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those in the statements. Important factors that might cause the Company's actual results to differ materially include, but are not limited to, the following:


-    Federal and state legislative and regulatory developments;
- The impact of continued loan and deposit promotions on the Company's net interest margin;
-    The impact of opening, staffing and operating new branch facilities;
- Changes in management's estimate of the adequacy of the allowance for loan losses;
-    Changes in the level and direction of loan delinquencies and write-offs;
- Interest rate movements and their impact on customer behavior and the Company's net interest margin;
- The impact of repricing and competitors' pricing initiatives on loan and deposit products;
- The Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace;
-    The Company's ability to access cost effective funding; and
-    Changes in financial markets and general economic conditions





-------------------------------------------------------------------------------
                                       9

                    [MCGLADREY & PULLEN, LLP LETTERHEAD]

-------------------------------------------------------------------------------




Board of Directors and Shareholders
Success Bancshares, Inc.
Lincolnshire, Illinois

We have audited the accompanying consolidated balance sheets of Success Bancshares, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for the years ended December 31, 1997, 1996, and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Success Bancshares, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997, 1996, and 1995, in conformity with generally accepted accounting principles.



McGladrey & Pullen, LLP

Schaumburg, Illinois
February 13, 1998


-------------------------------------------------------------------------------
                                     10

                  Success Bancshares, Inc. and Subsidiaries
                         Consolidated Balance Sheets
                         December 31, 1997 and 1996

                                                   1997              1996
-------------------------------------------------------------------------------
                                              (In thousands, except share data)
    ASSETS
    Cash and cash equivalents                    $ 23,901          $ 13,833
    Interest-bearing time deposits with
      financial institutions                            -                99
    Securities available-for-sale                  22,090            15,147
    Securities held-to-maturity (fair value
      $32,439 and $33,060 at 1997 and 1996,
      respectively)                                31,664            32,560
    Real estate loans held-for-sale                    65               117
    Loans, less allowances for loan losses
      of $2,079 and $1,425 at 1997 and
      1996, respectively                          287,025           203,299
    Premises and equipment, net                     8,786             7,049
    Other real estate owned                           290                 -
    Interest receivable and other assets            4,898             4,245
-------------------------------------------------------------------------------
                                                 $378,719          $276,349
===============================================================================

    LIABILITIES AND SHAREHOLDERS' EQUITY
    Liabilities
      Deposits
        Non-interest bearing deposits            $ 45,225          $ 42,596
        Interest bearing deposits                 284,199           202,509
-------------------------------------------------------------------------------
          Total deposits                          329,424           245,105
        Note payable                                    -             4,815
        Federal Home Loan Bank advances            10,720             5,152
        Securities sold under
          repurchase agreements                     3,814             4,255
        Demand notes payable to U.S. Government     1,429             1,586
        Convertible subordinated debentures           200             3,167
        Interest payable and other liabilities      2,482             1,645
-------------------------------------------------------------------------------
          Total liabilities                       348,069           265,725
    Minority interest in subsidiary bank              580               524
    Shareholders' equity
      Series B convertible preferred stock,
        $1 par value 100,000 shares unauthorized,
        93,141 shares issued and outstanding
        at 1996                                         -                94
      Common stock, $.001 par value at 1997
        and $1 at 1996, 7,500,000 shares
        authorized, 2,918,324 and
        953,391 shares issued and outstanding,
        at 1997 and 1996, respectively                  3               953
      Class A common stock, $1 par value,
        1,000,000 shares authorized, -0- and
        115,500 shares issued and
        outstanding at 1997 and 1996,
        respectively                                    -               116
      Additional paid-in capital                   24,151             4,348
      Retained earnings                             6,352             5,305
      Loan to Employee Stock Ownership Plan          (158)             (137)
-------------------------------------------------------------------------------
          Total before unrealized
            loss on securities                     30,348            10,679
      Unrealized loss on securities, net of tax      (278)             (579)
-------------------------------------------------------------------------------
          Total shareholders' equity               30,070            10,100
-------------------------------------------------------------------------------
                                                 $378,719          $276,349
===============================================================================

    See accompanying notes to Consolidated Financial Statements



-------------------------------------------------------------------------------
                                       11

                  Success Bancshares, Inc. and Subsidiaries
                      Consolidated Statements of Income
                Years Ended December 31, 1997, 1996 and 1995

-------------------------------------------------------------------------------
                                            1997         1996         1995
-------------------------------------------------------------------------------
                                         (In thousands, except per share data)
Interest income
  Loans (including fee income)            $ 21,746     $ 16,757     $ 14,956
  Investment securities
    Taxable                                  2,318        2,397        2,936
    Exempt from federal income tax             425          451          572
  Other interest income                        423          245          211
-------------------------------------------------------------------------------
    Total interest income                   24,912       19,850       18,675
Interest expense
  Deposits                                  11,190        8,632        8,771
  Note payable                                 363          355          449
  Convertible subordinated debentures          303          339          185
  Other borrowings                           1,005          694          481
-------------------------------------------------------------------------------
    Total interest expense                  12,861       10,020        9,886
-------------------------------------------------------------------------------
NET INTEREST INCOME                         12,051        9,830        8,789
Provision for loan losses                      766          310          207
-------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                           11,285        9,520        8,582
Other operating income
  Service charges on deposit accounts        1,879        1,402        1,134
  Securities gains, net                          -            -           25
  Gains on sales of loans, net                  61          109           84
  Writedown of real estate loans
    held-for-sale, transferred
    to portfolio                                 -          (74)           -
  Credit card processing income              5,987        5,334        4,389
  Other fees and commissions                   264          378          372
-------------------------------------------------------------------------------
    Total other operating income             8,191        7,149        6,004
Other operating expenses
  Salaries and employee benefits             6,177        5,513        4,729
  Occupancy and equipment expenses           2,044        1,715        1,388
  Federal deposit and other insurance          199          113          350
  Data processing                              889          633          501
  Credit card processing expenses            5,541        5,013        3,879
  Other noninterest expenses                 3,003        2,643        2,495
-------------------------------------------------------------------------------
    Total other operating expenses          17,853       15,630       13,342
Minority interest in income of
  subsidiary bank                               37           23           47
-------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                   1,586        1,016        1,197
Income tax expense                             499          233          260
-------------------------------------------------------------------------------
NET INCOME                                   1,087          783          937
Preferred stock dividends                       40           81            -
-------------------------------------------------------------------------------
NET INCOME APPLICABLE TO COMMON STOCK        1,047     $    702     $    937
===============================================================================
  Basic earnings per share                $    .68     $    .66     $    .93
  Diluted earnings per share              $    .65     $    .63     $    .86

See accompanying notes to Consolidated Financial Statements


-------------------------------------------------------------------------------
                                     12

                  Success Bancshares, Inc. and Subsidiaries
               Consolidated Statements Of Shareholders' Equity
                      December 31, 1997, 1996 and 1995

                                                                                          Unrealized
                                 Series B              Class A   Additional                Net Gain               Total
                                 Preferred  Common     Common     Paid-In      Retained   (Loss) on    ESOP    Shareholders'
                                  Stock      Stock      Stock     Capital      Earnings   Securities   Loan       Equity
                                 -------------------------------------------------------------------------------------------
                                                                     (In thousands)
----------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1995       $    -     $ 1,025    $    -     $ 2,639      $ 3,666    $ (1,295)   $ (62)     $ 5,973
Net income                            -           -         -           -          937           -        -          937
Issuance of 16,186 shares
  of common stock                     -          16         -          94            -           -        -          110
Issuance of 40,000 shares
  of Class A common                   -           -        40         560            -           -        -          600
Loan to ESOP                          -           -         -           -            -           -     (147)        (147)
Repayment of ESOP loan                -           -         -           -            -           -       26           26
Change in unrealized net loss
  on securities, net of taxes         -           -         -           -            -         586        -          586
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995          -       1,041        40       3,293        4,603        (709)    (183)       8,085
Net income                            -           -         -           -          783           -        -          783
Issuance of 5,658 shares
  of common stock                     -           6         -         39             -           -        -           45
Issuance of 75,500 shares
  of Class A common stock             -           -        76       1,016            -           -        -        1,092
Conversion of common stock
  to series B preferred              94         (94)        -           -            -           -        -            -
Series B Preferred stock
  dividends                           -           -         -           -          (81)          -        -          (81)
Repayment of ESOP loan                -           -         -           -            -           -       46           46
Change in unrealized net loss
  on securities, net of taxes         -           -         -           -            -         130        -          130
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996     $   94     $   953    $  116     $ 4,348      $ 5,305    $   (579)    (137)     $10,100
Net income                            -           -         -           -        1,087           -        -        1,087
Issuance of 16,461 shares of
  common stock, through
  option exercise                     -          16         -         140            -           -        -          156
Change in par value per common
  share from $1.00 to $0.001          -      (1,061)        -       1,061            -           -        -            -
Series B Preferred
  stock dividends                     -           -         -           -          (40)          -        -          (40)
Conversion of Class A common
  stock into common stock             -           -      (116)        116            -           -        -            -
Conversion of Series B preferred
  stock into common stock           (94)         94         -           -            -           -        -            -
Issuance of 1,380,000 shares
  through initial public offering,
  net of expenses                     -           1         -      15,539            -           -        -       15,540
Conversion of subordinated
  debentures into common stock        -           -         -       2,917            -           -        -        2,917
Loan to ESOP                          -           -         -           -            -           -      (50)         (50)
ESOP shares released                  -           -         -          30            -           -       29           59
Change in unrealized net loss
  on securities, net of taxes         -           -         -           -            -         301        -          301
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997     $    -     $     3    $    -     $24,151      $ 6,352    $   (278)   $(158)     $30,070
============================================================================================================================

See accompanying notes to Consolidated Financial Statements


-------------------------------------------------------------------------------
                                      13

                  Success Bancshares, Inc. and Subsidiaries
                    Consolidated Statements of Cash Flows
                 Years Ended December 31, 1997, 1996 and 1995

-------------------------------------------------------------------------------
                                            1997         1996         1995
-------------------------------------------------------------------------------
                                                     (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                $  1,087     $    783     $    937
Adjustments to reconcile net income
  to net cash provided by operating
    activities
      Premium amortization on
        securities, net of
        discount accretion                     (43)         (49)         (44)
      Provision for loan losses                766          310          207
      Depreciation and amortization            878          623          508
      Provision for deferred taxes            (279)         (88)        (208)
      Minority interest in income
        of subsidiary bank                      37           23           47
      Net gains on sales of securities           -            -          (25)
      Loans originated for sale             (3,373)      (5,453)      (9,652)
      Proceeds from sales of loans           3,486        3,326        9,438
      Net (gains) losses on sales of loans     (61)        (109)         (84)
      Writedown of loans held for sale,
        transferred to portfolio                 -           74            -
      Accretion of loan discount               (65)         (87)         (62)
      Deferred loan fees                       (74)          38           96
      Change in interest receivables
        and other assets                      (374)        (518)         606
      Change in interest payable
        and other liabilities                  837          605           25
      Other                                    109          256         (175)
-------------------------------------------------------------------------------
        Net cash provided by (used in)
          operating activities               2,931         (266)       1,614

CASH FLOWS FROM INVESTING ACTIVITIES
      Proceeds from sales of
        available-for-sale securities            -            -        5,803
      Proceeds from maturities of
        available-for-sale securities        8,856        3,828        1,231
      Purchases of available-for-
        sale securities                    (15,651)      (3,906)      (2,272)
      Proceeds from maturities of
        held-to-maturity securities          1,381        3,171        2,990
      Purchases of held-to-maturity
        securities                            (374)           -       (1,834)
      Changes in interest-bearing
        balances with financial
        institutions                            99          100          298
      Loans made to customers, net         (84,643)     (30,218)     (32,112)
      Proceeds from sales of
        other real estate                        -            -          366
      Premises and equipment
        expenditures                        (2,615)      (2,889)        (800)
      Purchase of subsidiary bank
        common stock                            (5)         (25)         (84)
-------------------------------------------------------------------------------
        Net cash used in
          investing activities             (92,952)     (29,939)     (26,414)

CASH FLOWS FROM FINANCING ACTIVITIES
      Increase in non-interest
        bearing deposits                  $  2,629     $  7,428     $  5,916
      Increase in interest
        bearing deposits                    81,690       10,369       17,222
      Increase (decrease) in demand
        notes payable to US Government        (157)       1,251         (249)
      Increase (decrease) in securities
        sold under agreements
        to repurchase                         (441)       2,387           59
      Repayments of notes payable           (7,815)      (2,015)      (1,690)
      Proceeds from notes payable            3,000        3,000        1,000
      Proceeds from Federal Home
        Loan Bank advances                  11,750        4,000        6,000
      Repayment of Federal Home
        Loan Bank advances                  (6,182)      (4,798)      (2,300)
      Issuance of convertible
        subordinated debentures                  -          755          400
      Issuance of common stock              15,676        1,137          710
      ESOP loan for common shares
        purchased by ESOP                      (50)           -         (147)
      Principal payment on ESOP loan            29           46           26
      Dividends paid                           (40)         (81)           -
-------------------------------------------------------------------------------
        Net cash provided by
          financing activities             100,089       23,479       26,947
-------------------------------------------------------------------------------
Increase (decrease) in cash
  and cash equivalents                      10,068       (6,726)       2,147
Cash and cash equivalents at
  beginning of year                         13,833       20,559       18,412
-------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR  $ 23,901     $ 13,833     $ 20,559
===============================================================================

Supplemental disclosures of
  cash flow information
  Cash paid during the
    year for: Interest on deposits        $ 11,002     $  8,647     $  8,784
              Interest on borrowings         1,708        1,373        1,144
              Income taxes                     570          352          121

Selected noncash investing activities
  Other real estate acquired
    in settlement of loans                $    290     $      -     $    226

See accompanying notes to Consolidated Financial Statements



-------------------------------------------------------------------------------
                                      14

                  Success Bancshares, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Success Bancshares, Inc. (the Company), through its subsidiary, Success National Bank (the Bank), provides a full range of financial services to customers through nine locations in the Chicago metropolitan area.

(a) Basis of Presentation: The consolidated financial statements of Success Bancshares, Inc. include the accounts of the Company and its majority-owned subsidiary, Success National Bank, and its wholly-owned subsidiary, Success Realty Ventures, Inc. ("Success"). The Company owns 100% of the Bank's preferred stock and approximately 92% of the Bank's common stock. Significant intercompany accounts and transactions have been eliminated in consolidation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates which are particularly susceptible to change in a short period of time include the determination of the allowance for possible loan losses. Actual results could differ from those estimates.

(b) Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks, interest-bearing demand balances with banks, and federal funds sold. Generally, federal funds are sold or purchased for one-day periods. Cash flows from loans originated by the Bank, deposits, securities sold under agreements to repurchase and demand notes payable to U.S. Government are reported net.

(c) Securities: Securities classified as held-to-maturity are those debt securities the Company has both the positive intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount which are recognized in interest income using the interest method over the period to maturity. Transfer of debt securities into the held-to-maturity classification from the available-for-sale classification are made at fair value on the date of transfer. The unrealized gain or loss on the date of transfer is retained as a separate component of stockholders' equity and in the carrying value of the held-to-maturity securities. Such amounts are amortized over the remaining contractual lives of the securities by the interest method.

     Securities classified as available-for-sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. The difference between fair value and amortized cost results in an unrealized gain or loss. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over their contractual lives.

(d) Real Estate Loans Held-for-Sale: Real estate loans held-for-sale are carried at the lower of cost, net of loan fees collected, or fair value in the aggregate. Loans are sold without recourse with servicing retained. Gains and losses from the sale of loans are determined based upon the net proceeds and the carrying value of the loans sold after allocating cost to servicing rights retained. Net unrealized losses are recognized in a valuation allowance by charges to income.

     Transfer of loans held for sale to portfolio are accounted for at the lower of cost or fair value at the date of transfer. The excess of the carrying value over the fair value as of the transfer date is accreted into interest income over the remaining estimated lives of the transferred loans. Cost approximated fair value for loans held for sale as of December 31, 1997 and 1996.

-------------------------------------------------------------------------------
                                      15

                  Success Bancshares, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(e) Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff ("portfolio" loans) are stated net of unearned income, deferred loan fees, unaccreted discounts and the allowance for loan losses. Interest on loans is accrued over the term of the loan based on the amount of principal outstanding. For impaired loans, accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Additionally, interest income is reduced for any amounts previously accrued. Interest income is subsequently recognized only to the extent cash payments are received and the principal is considered fully collectible. Discounts are accreted into income over the estimated lives of the loans on a method that approximates the interest method. Loan origination fees and costs are deferred and recognized over the life of the loan as a yield adjustment.

     Because some loans may not be paid in full, an allowance for loan losses is recorded. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. A loan is charged-off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

     Commercial loans less than $100,000, residential real estate mortgages, home equity loans, and installment loans are considered small balance homogenous loan pools and are not evaluated for purposes of impairment. All other loans are specifically evaluated for impairment. Loans are considered impaired when, based on current information and events, it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The impairment is measured based on the present value of expected future cash flows, or alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral-dependent and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

(f) Premises and Equipment: Buildings, leasehold improvements, furniture, and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided on the straight-line method over estimated useful lives of the related assets. Maintenance and repairs are expensed as incurred, while major improvements are capitalized.

(g) Other Real Estate Owned: Other real estate owned (OREO) represents properties acquired through foreclosure or other proceedings and is initially recorded at fair value at the date of foreclosure, which establishes a new cost. After foreclosure, OREO is held for sale and is carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of transfer to OREO is charged to the allowance for loan losses. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value and valuation allowances to reduce the carrying amount to fair value less estimated costs to dispose are recorded as necessary. Revenue and expense from the operations of OREO and changes in the valuation allowance are included in the results of operations.

(h) Income Taxes: The Company files a consolidated income tax return with its subsidiaries. Its share of the consolidated income tax provision is computed on a separate return basis. Deferred taxes are provided using the liability method to recognize deferred tax assets for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.


-------------------------------------------------------------------------------
                                      16

                  Success Bancshares, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(i) Earnings Per Share: In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

(j) Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities: The Financial Accounting Standards Board Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interest in the transferred assets is received in exchange. The Statement also establishes standards on the initial recognition and measurement of servicing assets and other retained interests and servicing liabilities, and their subsequent measurement. The Statement requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation to return them in certain circumstances in which the secured party has taken control of those assets. In addition, the Statement requires that a liability be derecognized only if the debtor is relieved of its obligation through payment to the creditor or by being legally released from being the primary obligor under the liability either judicially or by the creditor. The Statement was effective for transactions occurring after December 31, 1996, except for transactions relating to secured borrowings and collateral for which the effective date is December 31, 1997. On January 1, 1997, the Company adopted the Statement except for as it relates to transactions involving secured borrowings and collateral. The effect of adoption of this Statement was not material. Also, the Company believes the adoption of the Statement for transactions relating to secured borrowings and collateral will not have a material impact on its consolidated financial statements.

(k) Current Accounting Developments: Comprehensive income: The Financial Accounting Standards Board has issued Statement No. 130, Reporting Comprehensive Income, that the Company will be required to adopt for its year ended December 31, 1998. This pronouncement is not expected to have a significant impact on the Company's financial statements. The Statement establishes standards for the reporting and presentation of comprehensive income and its components. The statement requires that items recognized as components of comprehensive income be reported in a financial statement. The statement also requires that a company classify items of other comprehensive income by their nature in a financial statement, and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Comprehensive income at the Company currently consists of unrealized gains and losses on securities available-for-sale.

     Segments of an enterprise: Statement of Financial Accounting Standard No. 131, Disclosures about Segments of an Enterprise and Related Information, was issued in July 1997 by the Financial Accounting Standards Board. The Statement requires the Company to disclose the factors used to identify reportable segments including the basis of organization, differences in products and services, geographic areas, and regulatory environments. The Statement additionally requires financial results to be reported in the financial statements for each reportable segment. The Statement is effective for financial statement periods beginning after December 15, 1997. The Company does not believe the adoption of the statement will have a material impact on the consolidated financial statements.


(l) Prior Year Reclassifications: Certain reclassifications were made to make the 1996 and 1995 financial statements comparable with the 1997 presentation.





-------------------------------------------------------------------------------
                                      17

                  Success Bancshares, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

-------------------------------------------------------------------------------

NOTE 2 - CASH AND CASH EQUIVALENTS

Cash and cash equivalents are comprised of the following at December 31:

                                                              1997       1996
     --------------------------------------------------------------------------
                                                               (In thousands)
     Cash and due from banks                                 $16,337    $13,780
     Interest-bearing demand balances with
       financial institutions                                    564         53
     Federal funds sold                                        7,000          -
     --------------------------------------------------------------------------
                                                             $23,901    $13,833
     ==========================================================================

At December 31, 1997 and 1996, reserves of $7.2 million and $2.5 million, respectively, were required to be held as cash or on deposit with the Federal Reserve Bank of Chicago. These reserves do not earn interest.


NOTE 3 - SECURITIES

The amortized cost, gross unrealized gains and losses, and fair values of securities at December 31, 1997 are as follows:

                                                   Gross       Gross
                                      Amortized  Unrealized  Unrealized  Fair
                                        Cost       Gains      Losses     Value
     --------------------------------------------------------------------------
                                                    (In thousands)
     Securities available-for-sale
       U.S. Treasury                  $ 3,775     $    17     $     -   $ 3,792
       U.S. Government sponsored
         entities                       3,346           1         (46)    3,301
       States and political
         subdivisions exempt
         from Federal income taxes      4,437           5           -     4,442
       Mortgage-backed securities       7,019          35           -     7,054
       SBA guaranteed loan
         participation certificates     3,221          28         (11)    3,238
       Other securities                   182          84          (3)      263
     --------------------------------------------------------------------------
                                      $21,980     $   170     $   (60)  $22,090
     ==========================================================================
     Securities held-to-maturity
       U.S. Treasury                  $   246     $     2     $     -   $   248
       U.S. Government sponsored
         entities                      14,754         362        (154)   14,962
       States and political
         subdivisions
         Taxable                        1,791         108           -     1,899
         Exempt from Federal
           income taxes                 6,506         196           -     6,702
       Mortgage-backed securities       5,148         261           -     5,409
       Other securities                 3,219           -           -     3,219
     --------------------------------------------------------------------------
                                      $31,664     $   929     $  (154)  $32,439
     ==========================================================================

The amortized cost and fair value of securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities and SBA guaranteed loan participation certificates will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                      Available-for-sale      Held-to-maturity
                                      Amortized     Fair     Amortized    Fair
                                        Cost       Value       Cost      Value
    ---------------------------------------------------------------------------
                                                    (In thousands)
       Due in one year or less        $ 3,964     $ 3,950     $ 4,281   $ 4,264
       Due after one year
         through five years             4,578       4,598       6,084     6,188
       Due after five years
         through ten years              3,016       2,987      10,100    10,401
       Due after ten years                182         263       6,051     6,177
       Mortgage-backed securities
         and SBA guaranteed loan
         participation certificates    10,240      10,292       5,148     5,409
    ---------------------------------------------------------------------------
                                      $21,980     $22,090     $31,664   $32,439
    ===========================================================================

-------------------------------------------------------------------------------
                                     18

                  Success Bancshares, Inc. and Subsidiaries
                 Notes to Consolidated Financial Statements

-------------------------------------------------------------------------------

NOTE 3 - SECURITIES (CONTINUED)

The amortized cost, gross unrealized gains and losses, and fair values of securities at December 31, 1996 are as follows:

                                                   Gross       Gross
                                      Amortized  Unrealized  Unrealized  Fair
                                        Cost       Gains      Losses     Value
     --------------------------------------------------------------------------
                                                    (In thousands)
     Securities available-for-sale
       U.S. Treasury                  $   748     $     6     $     -   $   754
       U.S. Government sponsored
         entities                       5,846           2        (127)    5,721
       States and political
         sub-divisions exempt
         from Federal income taxes      1,565           6         (10)    1,561
       Mortgage-backed securities       2,568          17           -     2,585
       SBA guaranteed loan
         participation certificates     4,337           3         (50)    4,290
       Other securities                   110         126           -       236
     --------------------------------------------------------------------------
                                      $15,174     $   160     $  (187)  $15,147
     ==========================================================================
     Securities held-to-maturity
       U.S. Treasury                  $   242     $     3     $     -   $   245
       U.S. Government sponsored
         entities                      15,368         279        (244)   15,403
       States and political
         sub-divisions
         Taxable                        1,845          94           -     1,939
       Exempt from Federal
         income taxes                   6,906         147         (12)    7,041
       Mortgage-backed securities       5,804         233           -     6,037
       Other securities                 2,395           -           -     2,395
     --------------------------------------------------------------------------
                                      $32,560     $   756     $  (256)  $33,060
     ==========================================================================

Proceeds from sales of securities available-for-sale and realized gross gains and losses in 1997, 1996 and 1995 are as follows:

                                              1997       1996       1995
         ----------------------------------------------------------------
                                                     (In thousands)
         Securities available-for-sale
           Proceeds from sales               $    -     $    -   $  5,803
           Gross gains                       $    -     $    -   $     56
           Gross losses                      $    -     $    -   $     31


Securities with a carrying value of approximately $32.2 and $24.2 million at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.


NOTE 4 - LOANS

Loans at December 31, 1997 and 1996 consisted of the following:

                                                         1997       1996
         -----------------------------------------------------------------
                                                          (In thousands)
         Commercial                                    $ 87,506   $ 58,912
         Residential real estate - mortgage              42,651     41,586
         Commercial real estate - mortgage               63,469     43,334
         Real estate - construction                      13,409     12,282
         Home equity                                     72,944     43,193
         Other loans                                      9,685      6,118
         -----------------------------------------------------------------
           Total loans                                  289,664    205,425
         Less
           Unearned discount                                  -         (2)
           Deferred loan fees                              (187)      (261)
           Unaccreted discount resulting
             from loss on transfer of loans
             from held-for-sale to portfolio               (373)      (438)
           Allowance for loan losses                     (2,079)    (1,425)
         -----------------------------------------------------------------
             Net loans                                 $287,025   $203,299
         =================================================================

-------------------------------------------------------------------------------
                                     19

                  Success Bancshares, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

-------------------------------------------------------------------------------


NOTE 4 - LOANS (CONTINUED)

Activity in the allowance for loan losses is summarized below:

                                                  1997       1996       1995
    ---------------------------------------------------------------------------
                                                       (In thousands)
    Balance at beginning of year                $  1,425   $  1,189  $  1,000
    Provision for loan losses                        766        310       207
    Recoveries on loans previously charged-off        37          4         1
    Loans charged-off                               (149)       (78)      (19)
    ---------------------------------------------------------------------------
      Balance at end of year                    $  2,079   $  1,425  $  1,189
    ===========================================================================

Impaired loan information as of and for the years ended December 31, 1997 and 1996 is as follows:

                                                             1997       1996
    ---------------------------------------------------------------------------
                                                       (In thousands)
    Impaired loans for which no allowance
      has been provided                                    $  1,479  $    450
    Impaired loans for which an allowance
      has been provided                                           -         -
    ---------------------------------------------------------------------------
    Total loans determined to be impaired                  $  1,479  $    450
    ===========================================================================
    Allowance provided for impaired loans, included
      in the allowance for loan losses                     $      -  $      -
    ===========================================================================
    Average recorded investment in impaired loans          $  1,869  $    694
    Interest income recognized from impaired loans         $    231  $    101
    Cash basis interest income recognized
      from impaired loans                                  $     79  $     94


Mortgage loans serviced for the Federal Home Loan Mortgage Corporation by the Company are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were approximately $50.1 and $53.4 million at December 31, 1997 and 1996, respectively.


NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 1997 and 1996:

                                                           1997      1996
       ----------------------------------------------------------------------
                                                           (In thousands)
       Land                                              $ 2,904   $ 2,454
       Building and leasehold improvements                 5,444     4,458
       Furniture and equipment                             4,232     3,167
       ----------------------------------------------------------------------
         Total cost                                       12,580    10,079
       Less accumulated depreciation and amortization      3,794     3,030
       ----------------------------------------------------------------------
         Net book value                                  $ 8,786   $ 7,049
       ======================================================================

The Company has agreed to acquire a back office facility in 1998 for $1.6 million.


NOTE 6 - DEPOSITS

Deposits at December 31, 1997 and 1996  are summarized as follows:

                                                             1997       1996
    ---------------------------------------------------------------------------
                                                              (In thousands)
    Demand deposits:
      Non-interest-bearing                                 $ 45,225  $ 42,596
      Interest-bearing                                     $ 76,058  $ 47,620
    ---------------------------------------------------------------------------
        Total demand deposits                               121,283    90,216
    Savings                                                  19,389    19,022
    Money market                                             32,940    34,486
    Other deposits                                           17,015    22,696
    Time:
      Due within one year                                    91,444    50,477
      Due within one to two years                            40,262    18,269
      Due within two to three years                           3,020     5,878
      Due within three to four years                          2,417     1,479
      Due thereafter                                          1,654     2,582
    ---------------------------------------------------------------------------
        Total time deposits                                 138,797    78,685
    ---------------------------------------------------------------------------
        Total deposits                                     $329,424  $245,105
===============================================================================


--------------------------------------------------------------------------------

                  Success Bancshares, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

NOTE 6 - DEPOSITS (CONTINUED)

Time deposits in amounts of $100,000 or more were approximately $48.0 million and $29.9 million at December 31, 1997 and 1996, respectively.

Interest expense on deposits for the years ending December 31 is summarized as follows:

                                  1997     1996      1995
    -------------------------------------------------------
                                    (In thousands)
    Interest-bearing demand     $1,658    $1,200    $1,062
    Savings                        640       606       589
    Money market                 1,456     1,357     1,472
    Other deposits                 973     1,224     1,561
    Time                         6,463     4,245     4,087
    -------------------------------------------------------
                               $11,190    $8,632    $8,771
    =======================================================

NOTE 7 - BORROWING ARRANGEMENTS

Note payable at December 31, 1997 and 1996 is comprised of a $10.0 million revolving line of credit with Cole Taylor Bank with interest at the prime rate (8.50% at December 31, 1997) payable quarterly, maturing June 15, 1998.

The revolving line of credit is secured by the common and preferred stock of the Bank owned by the Company.

In addition, the Bank's allowance for loan losses must be at least 100% of the Bank's nonperforming loans. Nonperforming loans and other real estate are also limited under the agreement to 20% of the Bank's capital.

The Bank can also borrow from the Federal Reserve Bank ("FRB") up to 75% of loans pledged to the FRB. As of December 31, 1997 and 1996, there were no loans pledged to the FRB and there were no borrowings outstanding at either date.


NOTE 8 - FEDERAL HOME  LOAN BANK ADVANCES

At December 31, 1997 and 1996, advances from the Federal Home Loan Bank of Chicago ("FHLB") were as follows:


                                                    Advance  Amount
         Maturity       Interest   Frequency of    ------------------
          Date            Rate    Rate Adjustment    1997     1996
    -----------------------------------------------------------------
                                                    (In thousands)
    November, 1997       5.66%         Fixed       $     -   $2,000
    August, 1998         5.98%         Fixed         4,000        -
    July, 1999           6.30%         Fixed         2,000        -
    May, 2002 (1)        6.83%         Fixed         1,782    1,869
    February, 2003 (1)   5.65%         Fixed         1,223    1,283
    July, 2004 (1)       6.38%         Fixed         1,715        -
    -----------------------------------------------------------------
                                                   $10,720   $5,152
    =================================================================

    (1)  15 year amortizing advance with a seven year balloon.

The Bank maintains a collateral pledge agreement with the FHLB covering secured advances. Under this agreement, first mortgages on improved residential property not more than 90 days delinquent are pledged as collateral. Total loans pledged to secure advances at December 31, 1997 and 1996 were approximately $39.5 million and $14.6 million, respectively.


--------------------------------------------------------------------------------

                  Success Bancshares, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

NOTE 9 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase are overnight repurchase agreements with customers of the Bank and consist of primarily U.S. government sponsored entity obligations.

The securities underlying the agreements are book-entry securities. During the period, the securities were delivered by appropriate entry into a third-party custodian's account designated by the Bank under a written custodial agreement that explicitly recognizes the customer's interest in the securities. At December 31, 1997, no material amount of agreements to repurchase securities sold were outstanding with any individual customer. Securities sold under agreements to repurchase averaged $5.8 million and $4.1 million during 1997 and 1996, respectively, and the maximum amounts outstanding at any month-end during 1997 and 1996 were $12.0 million and $4.6 million, respectively. The weighted average rate paid during 1997 and 1996 was 4.15% and 4.20%, respectively, and the weighted average rate at the end of 1997 and 1996 was 4.54% and 4.23%.


NOTE 10 - CONVERTIBLE SUBORDINATED DEBENTURES

In 1992, the Company issued $2.2 million of ten year 9% convertible subordinated debentures (the debentures). The debentures pay interest semi-annually. The debentures are convertible at any time prior to maturity into common stock at $8.57 per share. The Company can redeem the debentures
(a) without paying a premium if the book value per share of the Company's common stock equals or exceeds the conversion price; or (b) with a premium of between 10% and 2% depending on the redemption date. All but $200,000 of these debentures were converted to common stock in October 1997.

In November 1995, the Company began a private placement of units consisting of $4,000 principal amount of ten year convertible subordinated notes (the Notes) and 400 shares of Class A Common Stock. The interest on the notes was payable semi-annually. The rate on the notes was 15% for notes in denominations less than $100,000 and 17% for notes of $100,000 or more. All of these notes were converted into common stock of the Company in October 1997.

The following table summarizes the debentures and notes outstanding at December 31, 1997 and 1996:

                                              1997       1996
      --------------------------------------------------------
                                              (In thousands)
      9% Debentures                          $200      $2,012
      15% Notes                                 -         235
      17% Notes                                 -         920
      --------------------------------------------------------
                                             $200      $3,167
      ========================================================

NOTE 11 - SHAREHOLDERS' EQUITY AND CAPITAL STANDARDS

On July 23, 1997, the Company approved a 1.7 for 1 stock split effective July 30, 1997, on common shares. All references in the accompanying financial statements to the number of common shares and per common share amounts have been retroactively restated to reflect the stock split.

The Series B preferred stock was noncumulative and each share was convertible into one share of common stock, which occurred in July 1997. All outstanding shares were held by the Company's Employee Stock Ownership Plan.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. The regulations require the Company and the Bank to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting principles. The capital classifications are also subject to qualitative judgments by the regulators about risk weightings and other factors.


--------------------------------------------------------------------------------

                  Success Bancshares, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

NOTE 11 - SHAREHOLDERS' EQUITY AND CAPITAL STANDARDS (CONTINUED)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum ratios (set forth in the table below) of Tier I capital (as defined in the regulations) to total average assets (as defined) ("leverage ratio") and minimum ratios of Tier I and total capital (as defined) to risk-weighted assets (as defined). Management believes that as of December 31, 1997 the Company and the Bank met all capital adequacy requirements to which they were subject. As of December 31, 1997, the most recent notification from the corresponding regulatory agency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be considered well capitalized, under this framework, the Bank must maintain minimum leverage, Tier I and Total Capital ratios as set forth in the following table. There are no conditions or events since the notification that management believes has changed the Bank's category.

The required ratios and the Company's actual ratios at December 31, 1997 and 1996, are presented below:


                                                                                       To Be Well Capitalized
                                                                   For Capital         Under Prompt Corrective
                                                    Actual       Adequacy Purposes         Action Provisions
                                             ------------------------------------------------------------------
                                             Amount     Ratio    Amount      Ratio        Amount         Ratio
                                             ------------------------------------------------------------------
                                                                    (Dollars in thousands)
As of December 31, 1997
Total Capital (to Risk Weighted Assets):
  Consolidated                               $33,124   12.37%   $21,425        8.0%    Not Applicable
  Bank                                        30,425   11.38     21,388        8.0     $    26,734       10.0%
Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                30,928   11.55     10,713        4.0     Not Applicable
  Bank                                        28,346   10.60     10,694        4.0          16,041        6.0%
Tier 1 Capital (to Average Assets):
  Consolidated                                30,928    9.69     12,762        4.0     Not Applicable
  Bank                                       $28,346    8.90%   $12,739        4.0%    $    15,924        5.0%
As of December 31, 1996
Total Capital (to Risk Weighted Assets):
  Consolidated                               $14,475    8.00%   $14,481        8.0%    Not Applicable
  Bank                                        20,207   11.20     14,471        8.0     $    18,088       10.0%
Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                11,203    6.20      7,240        4.0     Not Applicable
  Bank                                        18,782   10.40      7,235        4.0          10,853        6.0%
Tier 1 Capital (to Average Assets):
  Consolidated                                11,203    4.37      7,688        4.0     Not Applicable
  Bank                                       $18,782    7.30%    $7,673        4.0%    $    12,788        5.0%

Banking regulations limit the amount of dividends that the Bank may pay without the prior approval of regulatory authorities. As of December 31, 1997, approximately $1.4 million of the Bank's retained earnings were available for dividends without prior regulatory approval. In addition, the Company's debt agreement with its lending institution requires the Bank to maintain minimum capital requirements which serve to limit dividends from the Bank. Under the debt agreement, the Company and the Bank are required to maintain minimum capital of $28.0 million and $26.0 million, respectively, and minimum Tier I capital to assets ratio for the Bank of 6%. The Company's and Bank's capital levels exceed these requirements. The debt agreement imposes a more restrictive dividend limitation on the Bank than the banking regulations. The Bank may not declare a dividend, other than for the purpose of the Company's debt service, without the written consent of Cole Taylor Bank. The Company cannot declare cash dividends in excess of 50% of its annual earnings or acquire any of its own stock without the written consent of Cole Taylor Bank.


NOTE 12 - EMPLOYEE STOCK OWNERSHIP PLAN

The Company maintains an Employee Stock Ownership Plan ("ESOP"), which also has a 401(k) feature. The ESOP covers substantially all employees of the Bank.
The ESOP is internally leveraged. Loans from the Company to the ESOP to acquire Company stock are recorded as a reduction of shareholders' equity. At December 31, 1997 and 1996, the fair value of unearned ("suspense") ESOP shares is approximately $255,000 and $236,000, respectively. Suspense


--------------------------------------------------------------------------------

                  Success Bancshares, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

NOTE 12 - EMPLOYEE STOCK OWNERSHIP PLAN (CONTINUED)

shares are released and allocated to participants as the ESOP's debt to the Company is repaid. Employer contributions, including any matching contribution for the 401(k) provision, are made at the discretion of the Bank's Board of Directors. Contributions to the ESOP, which are not materially different from the fair value of shares allocated to participants, were partially funded through dividends on the Series B preferred stock during 1997, and fully in 1996. The fair value of dividends paid on suspense shares was not material and was charged to retained earnings. Preferred dividends of $40,000 and $81,000 were paid in 1997 and 1996, respectfully. For the year ended December 31, 1997, $59,000 was recorded as compensation expense. During 1995, contributions of $72,000 were charged to compensation expense.

Shares of the Company's stock held by the ESOP as of December 31, 1997 and 1996, are shown in the following table. The allocated and unallocated shares as of December 31, 1997 are approximations, as the 1997 participant allocation has not yet been completed.

                                                    1997          1996
      -----------------------------------------------------------------------
                                                   Common  Series B Preferred
                                                   ------  ------------------
      Shares allocated to participants             75,527       41,891
      Suspense (unallocated) shares                18,577       12,898
      -----------------------------------------------------------------------
      Total ESOP Shares                            91,104       54,789
      =======================================================================

NOTE 13 - STOCK OPTIONS

In the past, the Company's Board of Directors has granted nonqualified options to various members of senior management. The outstanding stock options may be exercised at any time by the respective officers through a period ending three years after termination of employment with the Bank or the Company. There were no such options granted during 1997 or 1996.

In 1995, the Company adopted a qualified incentive stock option plan for senior officers of the Company with options to be granted at the fair value of the stock at the date of grant. Under this plan, 170,000 shares of authorized but unissued common stock are reserved for the granting of options. Vesting of the options is determined by the Board of Directors and typically is over a period not exceeding four years. Options must be exercised within ten years after the date of grant. The following table summarizes data concerning stock options:

                                                     Common Shares  Option Price   Weighted Average
                                                      Under Option   Per Share      Exercise Price
      ----------------------------------------------------------------------------------------------
      Outstanding, December 31, 1995                  156,740       $1.82-$6.18        $  5.04
      ----------------------------------------------------------------------------------------------
      Canceled                                         (3,400)            $6.09        $  6.09
      ----------------------------------------------------------------------------------------------
      Outstanding, December 31, 1996 and 1997         153,340       $1.82-$6.18        $  5.02
      ==============================================================================================

At December 31, 1997, there are options exercisable for 136,340 shares at a weighted average price of $4.88.

Grants under the plan are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for incentive stock option grants under the stock option plan. Had compensation cost for the stock-based compensation plan been determined based on the grant date fair values of awards, reported income and earnings per common share would have been reduced to the pro forma amounts shown below:

                                                          1997   1996   1995
----------------------------------------------------------------------------
Net income applicable to common stock (In thousands):
  As reported                                            $1,047  $ 702  $ 937
  Pro Forma                                              $1,047  $ 702  $ 904
Basic earnings per common share:
  As reported                                            $ 0.68  $0.66  $0.93
  Pro Forma                                              $ 0.68  $0.66  $0.89
Diluted earnings per common share:
  As reported                                            $ 0.65  $0.63  $0.86
  Pro Forma                                              $ 0.65  $0.63  $0.84


--------------------------------------------------------------------------------

                  Success Bancshares, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

NOTE 13 - STOCK OPTIONS (CONTINUED)

The fair value of each option grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants during the year ended December 31, 1995; dividend yield of 0% for the period; expected volatility of 0% for the period; risk free rate of return of 5.88%; and, expected life of 4 years.

Under the provisions of Statement No. 123, pro forma net income reflects only options granted in 1995. Therefore, the full impact of calculating compensation cost for stock options under Statement No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost for options granted prior to January 1, 1995 is not considered.


NOTE 14 - INCOME TAXES

The deferred tax assets and liabilities consist of the following components as of December 31, 1997 and 1996:

                                                      1997    1996
      --------------------------------------------------------------
                                                    (In thousands)
      Deferred tax assets:
        Allowance for loan losses                   $  656    $ 402
        Securities available for sale                  224      398
        Deferred loan fees                             113      142
        Premises and equipment                         121       50
        Stock options                                    -       12
        Loans                                          145      170
      --------------------------------------------------------------
                                                     1,259    1,174
      --------------------------------------------------------------
      Deferred tax liabilities:
        State income taxes                          $   68    $  27
        Loans - tax mark to market                      24      159
        Mortgage servicing rights                       38       33
        Other                                           30       21
      --------------------------------------------------------------
                                                       160      240
      --------------------------------------------------------------
      Net deferred tax assets                       $1,099    $ 934
      ==============================================================

No valuation allowance was considered necessary.

Income tax expense for the years ended December 31, 1997, 1996 and 1995, consists of the following:

                                     1997         1996         1995
      ----------------------------------------------------------------
                                              (In thousands)
      Current                        $778         $321          $468
      Deferred                       (279)         (88)         (208)
      ----------------------------------------------------------------
                                     $499         $233          $260
      ================================================================

Reconciliations of income tax expense computed at the statutory federal income tax rate to the Company's income tax expense for the years ended December 31, 1997, 1996, and 1995, are as follows:

                                                                     1997        1996           1995
   --------------------------------------------------------------------------------------------------
                                                                              (In thousands)
   Income tax expense at statutory rate                              $539        $345           $407
   Increase (decrease) in income taxes resulting from:
   State income taxes, net of federal tax benefit                      82          21             13
   Nontaxable interest income (net of disallowed expenses)           (155)       (141)          (178)
   Other                                                               33           8             18
   --------------------------------------------------------------------------------------------------
                                                                     $499        $233           $260
   ==================================================================================================



--------------------------------------------------------------------------------

                  Success Bancshares, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

NOTE 15 - COMPUTATION OF EARNINGS PER SHARE

The table following summarizes the computation of earnings per share for the years indicated:

                                                                    For the Year Ended December 31,
                                             -------------------------------------------------------------------------------
                                                              1997                                    1996
                                             --------------------------------------   --------------------------------------
                                               Income          Share      Per-Share     Income         Share      Per-Share
                                             (Numerator)    (Denominator)   Amount    (Numerator)  (Denominator)   Amount
                                             -------------------------------------------------------------------------------
                                                                 (In thousands, except per share amounts)

Net income                                      $1,087                                   $783
Less:  Preferred stock dividends                   (40)                                   (81)
                                                ------                                   ----
BASIC EPS
Income available to
  common stockholders                            1,047          1,531      $0.68          702          1,061      $0.66

EFFECT OF DILUTIVE SECURITIES
Options                                                            76                                     61
                                                ---------------------                   --------------------
Convertible subordinated debt

DILUTED EPS
Income available to common stock-holders
+ assumed conversions                           $1,047          1,607      $0.65         $702          1,122      $0.63
                                                =======================================================================


                                                   For the Year Ended December 31,
                                               -------------------------------------
                                                               1995
                                               -------------------------------------
                                                 Income         Share      Per-Share
                                               (Numerator)  (Denominator)   Amount
                                               -------------------------------------
Net income                                      $  937
Less:  Preferred stock dividends                     -
                                                ------
BASIC EPS
Income available to
  common stockholders                              937          1,011      $0.93

EFFECT OF DILUTIVE SECURITIES
Options                                                            47
Convertible subordinated debt                      112            158
                                                ---------------------
DILUTED EPS
Income available to common stock-holders
+ assumed conversions                           $1,049          1,215      $0.86
                                                ================================

In 1997 and 1996, the assumed conversion of the convertible subordinated debt would have had an antidilutive effect and as such, was not included in diluted EPS for those years. Additionally, the convertible Series B Preferred stock would have had an antidilutive effect in 1997 and 1996, and as such, was not included in diluted EPS for these years. There was no Series B Preferred stock outstanding in 1995.


NOTE 16 - COMMITMENTS, CONTINGENCIES AND CREDIT RISK

Credit risk: The Company makes loans to, and obtains deposits from, customers primarily in Lake County, Cook County, DuPage County, and McHenry County, Illinois and surrounding areas. Most loans are secured by specific items of collateral, including residential and commercial real estate and other business and consumer assets. Collateral held varies but may include deposits held in financial institutions; U.S. Treasury securities; other marketable securities; income-producing commercial properties; residential real estate; accounts receivable; and property, plant and equipment.

Financial instruments with off-balance sheet risk: The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to make loans, standby letters of credit, and unused lines of credit. The Company's exposure to credit loss in the event of nonperformance by the other parties is represented by the contractual amounts of the instruments. The Company uses the same credit policy to make such commitments as it uses for on-balance-sheet items.

At December 31, 1997 and 1996, the contract amount of these financial instruments is summarized as follows:

                                                                                         1997     1996
      ---------------------------------------------------------------------------------------------------
                                                                                        (In thousands)
      Financial instruments whose contract amount represents credit risk
        Unused home equity lines of credit                                              $75,588  $45,195
        Unused commercial and other consumer lines of credit                             14,676   10,007
        Standby letters of credit                                                         2,041    1,808
        Commitments to make loans                                                        20,765   28,723

Since many commitments to make loans expire without being used, the amounts above do not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower, and may include commercial and residential real estate and other business and consumer assets.


--------------------------------------------------------------------------------

                  Success Bancshares, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

NOTE 16 - COMMITMENTS, CONTINGENCIES AND CREDIT RISK (CONTINUED)

Low Income Housing Support: In December 1997, the Bank agreed to participate in the Chicago Equity Fund. This fund finances low income housing projects in neighborhoods around the Chicagoland area. The Bank has committed to invest $250,000 in the Fund over a seven to nine year period.

Litigation: From time to time, the Company and the Bank are involved in litigation, both as a defendant and as a plaintiff. Management believes that the ultimate liability from such actions, if any, will not have a material effect on the financial condition of the Company or the Bank.

Lease Commitments: The Bank leases branch facilities under noncancelable operating lease agreements. Rent expense for branch facilities was $285,000, $322,000, and $246,000 in 1997, 1996 and 1995, respectively, excluding taxes, insurance and maintenance. The branch facilities are charged for their proportionate share of taxes, insurance and maintenance costs plus monthly rent. The minimum rental commitments, not including taxes, insurance and maintenance, at December 31, 1996 under the leases are summarized below:

      1998                                 $168,660
      1999                                   98,640
      2000                                   98,640
      2001                                   90,724
      2002                                   51,144
      2003 and thereafter                     8,524
      ---------------------------------------------
      Total                                $516,332
      =============================================

NOTE 17 - RELATED PARTY TRANSACTIONS

In the normal course of business, certain executive officers, directors, and companies with which they are affiliated have borrowed funds from the Bank. In the opinion of management, these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. The activities in total loans during 1997 is as follows (In thousands):

      Balance as of January 1, 1997          $2,053
      New loans                                 983
      Repayments                               (187)
      ---------------------------------------------
      Balance as of December 31, 1997        $2,849
      =============================================

NOTE 18 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments.

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and these short-term instruments approximate their fair values.

Securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are determined using estimated future cash flows, discounted at the interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

Deposit liabilities: The fair value of deposits with no stated maturity, such as noninterest bearing deposits, savings, NOW accounts, and money market accounts, is equal to the amount payable on demand (i.e. the carrying value.) Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

--------------------------------------------------------------------------------

                  Success Bancshares, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

NOTE 18 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

Borrowed funds: The fair value is estimated using a discounted cash flow calculation using the rate currently available for similar term borrowings.

Accrued interest receivable and payable: The carrying amounts reported in the balance sheet approximate their fair values.

Off-balance-sheet instruments: Fair values for the Company's off-balance-sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining term of the agreements and the counterparties' credit standing. There is no material difference between the notional amount and the estimated fair value of off-balance sheet items which are primarily comprised of commitments to extend credit which are generally priced at market at the time of funding.

The carrying amount and estimated fair value of financial instruments at December 31, 1997 and 1996, are as follows:

                                                      1997                        1996
      -----------------------------------------------------------------------------------------
                                            Carrying                     Carrying
                                             Amount   Fair Value          Amount    Fair Value
      -----------------------------------------------------------------------------------------
                                                               (In thousands)
      Financial assets:
        Cash and cash equivalents           $ 23,901    $ 23,901         $ 13,833    $ 13,833
        Investment securities                 53,754      54,529           47,707      48,207
        Loans held-for-sale                       65          65              117         117
        Loans                                287,025     292,219          203,299     203,043
        Accrued interest receivable            2,507       2,507            1,761       1,761
      Financial liabilities:
        Deposits                            $329,424    $332,121         $245,105    $245,865
        Borrowed funds                        16,163      16,469           18,975      19,719
        Accrued interest payable                 510         510              359         359

Loan commitments on which the committed interest rate is less than the current market rate are insignificant at December 31, 1997.

The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, fair values of the Company's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are more likely to prepay in a falling rate environment and less likely to prepay in a rising rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.













--------------------------------------------------------------------------------

                  Success Bancshares, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

NOTE 19 - PARENT COMPANY FINANCIAL INFORMATION

Presented below are the condensed balance sheets as of December 31, 1997 and 1996 and statements of income and statements of cash flows for the years ended December 31, 1997, 1996, and 1995 for Success Bancshares, Inc.:



                           CONDENSED BALANCE SHEETS

                                                           1997     1996
     ---------------------------------------------------------------------
                                                          (In thousands)
     ASSETS
     Cash on deposit with subsidiary bank                $   800  $   388
     Securities available-for-sale                         2,293        -
     Investment in subsidiaries                           27,289   17,496
     Other assets                                            425      374
     ---------------------------------------------------------------------
                                                         $30,807  $18,258
     =====================================================================
     LIABILITIES AND SHAREHOLDERS' EQUITY
     Note payable                                        $     -  $ 4,815
     Note payable - Success Realty Ventures, Inc.            105      105
     Subordinated convertible debt                           200    3,167
     Other liabilities                                       432       71
     ---------------------------------------------------------------------
         Total liabilities                                   737    8,158
     Shareholders' equity                                 30,070   10,100
     ---------------------------------------------------------------------
                                                         $30,807  $18,258
     =====================================================================

                        CONDENSED STATEMENTS OF INCOME

                                                               1997          1996          1995
--------------------------------------------------------------------------------------------------
                                                                        (In thousands)
Operating income
 Dividends from subsidiary bank                               $1,187          $949          $830
 Interest and other income                                        53            32            47
--------------------------------------------------------------------------------------------------
                                                               1,240           981           877
Operating expenses
 Interest                                                        686           695           640
 Other expense                                                   340           126           100
--------------------------------------------------------------------------------------------------
                                                               1,026           821           740
--------------------------------------------------------------------------------------------------
 INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED
 INCOME OF SUBSIDIARIES                                          214           160           137
 Income tax benefit                                              387           319           263
--------------------------------------------------------------------------------------------------
 INCOME BEFORE EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES    601           479           400
 Equity in undistributed income of subsidiaries                  486           304           537
--------------------------------------------------------------------------------------------------
NET INCOME                                                    $1,087          $783          $937
==================================================================================================


--------------------------------------------------------------------------------

                  Success Bancshares, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

NOTE 19 - PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)






                      CONDENSED STATEMENTS OF CASH FLOWS

                                                      1997     1996     1995
--------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                        $ 1,087   $  783   $  937
  Adjustments to reconcile net income to net
   cash from operating activities
   Equity in undistributed income of subsidiaries      (486)    (304)    (537)
   Change in other assets and liabilities               310       62      (67)
   Other                                                (82)      15        -
--------------------------------------------------------------------------------
    Net cash provided by operating activities           829      556      333


CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of available-for-sale securities          (2,212)       -        -
  Purchase of subsidiary bank stock                  (9,005)  (3,025)  (1,084)
--------------------------------------------------------------------------------
    Net cash used in investing activities           (11,217)  (3,025)  (1,084)


CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in:
   Subordinated debt                                      -      755      400
   Repayment of note payable                         (7,815)  (2,015)  (1,690)
   Proceeds from note payable                         3,000    3,000    1,000
   Notes payable to subsidiary                            -        -      105
   Payment from (loan to) ESOP, net                     (21)      46     (122)
  Dividends on Series B preferred stock                 (40)     (81)       -
  Issuance of common stock                           15,676    1,137      710
--------------------------------------------------------------------------------
    Net cash provided by financing activities        10,800    2,842      404
--------------------------------------------------------------------------------
Increase (decrease) in cash                             412      373     (347)

Cash at beginning of year                               388       15      362
--------------------------------------------------------------------------------
CASH AT END OF YEAR                                 $   800   $  388   $   15
================================================================================

--------------------------------------------------------------------------------

                  Success Bancshares, Inc. and Subsidiaries
                            Directors and Officers

--------------------------------------------------------------------------------

DIRECTORS OF SUCCESS BANCSHARES, INC.                          OFFICERS OF SUCCESS NATIONAL BANK

SAUL D. BINDER                                                 SAUL D. BINDER, President
President, Success Bancshares, Inc.                            STEVEN A. COVERT, Executive Vice President and Chief
CHARLES G. FREUND                                                Financial Officer
Retired Vice President, Mid-Con Corp.                          CHRISTA N. CALABRESE, Executive Vice President and Chief
AVROM H. GOLDFEDER                                               Lending Officer
Member-trader Chicago Board of Trade                           RONALD W. TRAGASZ, Senior Vice President and Cashier
SAMUEL D. KAHAN                                                JANIS A. ANDERSON, Vice President and Manager Mortgage
President, A.S.K. Financial Research, LTD.                       and Consumer Loans
SHERWIN KOOPMANS                                               ANN-MARIE HALL-SPARKS, Vice President/CRA and
Retired Associate Director of the FDIC                           Compliance Officer
GEORGE M. OHLHAUSEN                                            CANDY LOGIURATO, Vice President Commercial Loans
Chairman of the Board, Success Bancshares, Inc., Investor      ANNA LONG, Vice President Credit Card Services
NORMAN D. RICH, C.P.A.                                         BARBARA MANKOWSKI, Vice President and Auditor
Partner, Veatch, Rich & Nadler, Chtd.                          CHIWIN NILAPANT, Vice President Business Development
                                                               MARLENE SACHS, Vice President and Secretary to the Board of
                                                                 Directors
OFFICERS OF SUCCESS BANCSHARES, INC.                           FRANCES V. SIMONS, Vice President
                                                               WALTER ADREANI, Assistant Vice President
SAUL D. BINDER, President and Chief Executive Officer          SUSAN J. CHERF, Assistant Vice President,
STEVEN A. COVERT, Executive Vice President and Chief             Accounting Manager
  Financial Officer                                            ROBERT HAMILTON, Assistant Vice President
MARLENE SACHS, Secretary                                       REGINA HIRN, Assistant Vice President
RONALD W. TRAGASZ, Assistant Secretary & Assistant             RONALD WILLIAMS, Assistant Vice President
  Treasurer                                                    KAREN LANDRUM, Director of Human Resources and
                                                                 Assistant Cashier
                                                               VICKI PELOQUIN, Assistant Cashier
                                                               NANCY PRESLEY, Loan Officer
                                                               SHAHRIYAR ALI, Assistant Cashier and Branch Manager
                                                               DONNA BYAN, Assistant Cashier and Branch Manager
                                                               JAMES CORSON, Assistant Cashier and Branch Manager
                                                               FRANCIS GORDON, Assistant Cashier and Branch Manager
                                                               MARGOT SMITH, Assistant Cashier and Branch Manager
                                                               DAVID ZERA, Assistant Cashier and Branch Manager


     ============================================================

                     EQUAL OPPORTUNITY EMPLOYER

     It is the policy of Success National Bank to provide equal opportunity employment to all employees and applicants without regard to race, age, religion, color, sex, national origin, sexual orientation or physical disability, judging each individual solely on functional qualifications for the position or task to be assigned. This policy includes all facets of employment, work relationships, and work conditions including, but not restricted to hiring, recruitment, placement, compensation, promotion and employee benefits.

     ============================================================




--------------------------------------------------------------------------------

                  Success Bancshares, Inc. and Subsidiaries
                           Shareholder Information

--------------------------------------------------------------------------------

CORPORATE OFFICE
One Marriott Drive
Lincolnshire, IL 60069-3703
(847) 634-4200 + FAX (847) 634-2635

ANNUAL REPORT ON FORM 10-K
A copy of Success Bancshares, Inc.'s Annual Report on Form 10-K as filed with the Securities and Exchange Commission may be obtained without charge upon written request to Steven A. Covert, Executive Vice President, Chief Financial Officer Success Bancshares, Inc., 1123 S. Milwaukee Avenue, Libertyville, IL 60048-3270, or by calling (847) 549-5900 ext. 1410.

REGISTRAR/TRANSFER AGENT
Communications regarding change of address, transfer of stock and lost certificates should be sent to:

Harris Trust & Savings Bank
311 West Monroe Street, Floor 14
Chicago, IL 60606
(312) 461-5245

CORPORATE COUNSEL
Much Shelist Freed Denenberg Ament Bell & Rubenstein
200 N. LaSalle Street
#2100
Chicago, IL 60603

ACCOUNTANTS
McGladrey & Pullen, LLP
1699 East Woodfield Road
#300
Schaumburg, IL 60173

DIVIDENDS
The Company has not paid, and does not intend to pay in the foreseeable future, any dividends on common stock. The Board of Directors will consider the payment of future cash dividends, dependent on the results of operations and financial condition of the Company, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. The Company's ability to pay dividends may be dependent on the dividend payments it receives from its subsidiary, Success National Bank, which are subject to regulations and the Bank's continued compliance with all regulatory capital requirements. See Note 11 of the Notes to the Consolidated Financial Statements for information regarding limitations of the ability of Success National Bank to pay dividends to the Company.


STOCK LISTING
Success Bancshares, Inc.'s common stock is traded over the counter and is listed on the Nasdaq National Market System under the symbol "SXNB." At December 31, 1997, there were 2,918,324 shares of Success Bancshares, Inc. common stock issued and outstanding and there were approximately 720 holders of record. The table below shows the high and low bid price on the common stock for each month since the common stock began trading on October 21, 1997. These prices do not represent actual transactions and do not include retail markups, mark-downs or commissions.


                                                  Bid
                                           ----------------
Month Ended                                 High      Low
-----------------------------------------------------------
October 31, 1997(1)                        $15.13   $13.63
November 30, 1997                          $14.75   $13.63
December 31, 1997                          $14.00   $13.50


---------------
(1) Reflects the period from October 21 through October 31, 1997.

The stock price information set forth in the table above was provided by the National Association of Securities Dealers, Inc. High, low and closing prices and daily trading volume are reported in most major newspapers.


MARKET MAKERS
EVEREN Securities, Inc.
Herzog, Heine, Geduld, Inc.
Tucker Anthony, Inc.
Friedman Billings Ramsey & Co.

(BACK COVER)