Form 10-K, Exhibit 13
period 1998-12-31
SUCCESS BANCSHARES INC
filed 1999-03-30
CIK 1009569

Success Bancshares, Inc.

                              1998 Annual Report



                   Success Bancshares, Inc. and Subsidiaries

Success Bancshares, Inc., is the bank holding company for Success National Bank. Headquartered in Lincolnshire, Illinois, Success National Bank is a locally-owned community bank with a strong focus on customer value.

During our First 20 years of business we were known as First National Bank of Lincolnshire. The Bank's name was changed in 1992 - at the time we opened our first branch office - in recognition of our growth and broader market area.

Today, Success National Bank is a full-service community bank with eleven locations offering a broad range of financial services to consumers and businesses in the Northern Chicagoland area.

(Insert Map)                  Retail Banking Offices

                              Arlington Heights
                              360 Northwest Highway.Arlington Heights, IL 60005
                              Phone:  (847) 279-9000 . Fax:  (847) 279-9246

                              Chicago Downtown
                              230 W. Monroe . Chicago, IL 60606
                              Phone:  (847) 279-9000 . Fax:  (312) 279-9929

                              Deerfield Downtown
                              630 Waukegan Road . Deerfield, IL 60015-4345
                              Phone:  (847) 279-9000 . Fax:  (847) 279-9225

                              Deerfield/Riverwoods
                              1020 Milwaukee Avenue . Deerfield, IL 60015-3548
                              Phone:  (847) 279-9000 . Fax:  (847) 279-0580

                              International Office*
                              3333 West Touhy Avenue.Lincolnwood, IL 60645-2721
                              Phone:  (847) 279-9000 . Fax:  (847) 279-9842

                              Libertyville
                              (Includes Accounting, Bookkeeping and Merchant Processing Departments)
                              1123 S. Milwaukee Ave.Libertyville, IL 60048-3270
                              Phone:  (847) 279-9000 . Fax:  (847) 279-9161

                              Lincoln Park
                              2424 North Clark Street . Chicago, IL 60614-2718
                              Phone:  (847) 279-9000 . Fax:  (847) 279-9906

                              Lincolnwood
                              3443 Wet Touhy Avenue .Lincolnwood, IL 60069-3703
                              Phone:  (847) 279-9000 . Fax:  (847) 279-9847

                              Lincolnshire
                              (Includes Executive Offices)
                              One Marriott Drive . Lincolnshire, IL 60069-3703
                              Phone:  (847) 279-9000 . Fax:  (847) 279-9050
                              Northbrook
                              1368 Shermer Road . Northbrook, IL 60062-4599
                              Phone:  (847) 279-9000 . Fax:  (847) 279-9276




                              Skokie
                              4028 Oakton Street . Skokie, IL 60076
                              Phone:  (847) 279-9000 . Fax:  (847) 279-9869

* Located inside the Lincolnwood Town Center Mall, the International Office caters to the extensive pan-Asian community in the North Chicagoland area. The staff in this office can provide service in the Chinese, Thai and Malaysian languages as well as in English.



                  Success Bancshares, Inc. and Subsidiaries
                               Table of Contents



                   Success Bancshares, Inc. and Subsidiaries
                               Mission Statement



                  Success Bancshares, Inc. and Subsidiaries
                              President's Message



                   Success Bancshares, Inc. and Subsidiaries
                         Selected Financial Highlights

                                          Year Ended December 31,
                              1998      1997      1996     1995       1994
                                 (Dollars in thousands, except share data)

Statement of Income Data:
Interest income             $32,459   $24,912   $19,850  $18,675   $14,619
Interest expense             17,184    12,861    10,020    9,886     7,221
                            -------   -------   -------  -------   -------
   Net interest income       15,275    12,051     9,830    8,789     7,398
Provision for loan losses     1,943       766       310      207       250
Other income                  3,275     2,650     2,136    2,125     1,251
Other expenses               15,690    12,349    10,640    9,510     8,318
                            -------   -------   -------  -------   -------
Net income before taxes         917     1,586     1,016    1,197       81
Income tax expense (benefit)  (287)       499       233      260     (182)
                            -------   -------   -------  -------   -------
Net income                   $1,204    $1,087      $783     $937      $263
                             ======    ======    ======   ======    ======

Common Share Data:
Earnings per common share:
   Basic                      $0.41     $0.68     $0.66    $0.93     $0.27
   Diluted                    $0.40     $0.65     $0.63    $0.86     $0.26
Book value per common share  $10.95    $10.30     $8.99    $7.48     $5.83
Weighted average common
 shares outstanding           2,938     1,531     1,061    1,011       990

Balance Sheet Data:
Cash and cash equivalents   $38,824   $23,901   $13,833  $20,559   $18,909
Securities                   41,037    53,754    47,707   55,614    55,393
Loans, net                  371,263   287,025   203,299  171,135   139,491
Total assets                470,478   378,719   276,349  251,338   222,809

Deposits                    398,735   329,424   245,105  227,308   204,171
Borrowings, including
 repurchase agreements       21,513    16,163    18,975   14,395    11,174
Company obligated mandatory
 redeemable preferred
 securities of subsidiary
 trust holding solely junior
 subordinated debentures     15,000         -         -        -         -
Shareholders' equity        $32,324   $30,070   $10,100   $8,085    $5,973

Performance Data:
Net interest margin          3.95%     4.17%     4.25%    4.14%     4.38%
Return on average assets     0.28%     0.34%     0.31%    0.40%     0.13%
Return on average equity     3.80%     7.76%     8.33%   14.48%     4.29%
Loans to deposits           93.11%    87.13%    82.94%   75.29%     68.32%

Asset Quality Ratios:
Nonperforming loans to
 total loans (1)             0.09%     0.63%     0.06%    0.37%     0.27%
Nonperforming assets to
 total assets                0.17%     0.56%     0.04%    0.25%     0.17%



Allowance for loan losses
 to total loans              1.02%     0.72%     0.70%    0.70%     0.71%
Nonperforming loans to
 allowance for loan losses   9.13%    87.54%     8.28%   53.74%    38.10%
Net loan charge-offs to
 average loans               0.06%     0.05%     0.04%    0.01%      0.08%

Capital Ratios:
Risk-based capital          15.23%    12.37%     8.00%    7.53%     7.83%
Leverage capital (2)         9.96%     9.69%     4.37%    3.70%      3.52%

Other:
Branch offices
 (including headquarters)        11         9         7        7         5
Full-time equivalent employees  196       162       144      150       120
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

                  Success Bancshares, Inc. and Subsidiaries
                   Management's Discussion and Analysis of
                 Financial Condition and Results of Operations



General

The following discussion is intended to assist in understanding the financial condition and results of operation of the Company. The information contained in this section should be read in conjunction with the Financial Statements and the accompanying Notes to Financial Statements and the other sections contained in this annual report.

The Company's principal business is conducted by its wholly-owned subsidiary, Success National Bank (the "Bank"), and consists of full service community banking. The Company's results of operations depend primarily on its net interest income, which is the difference between the income the Company receives on its loan and investment portfolios and the Company's cost of funds or interest paid on deposits and borrowings. The Company's results of operations also are affected by the provision for loan losses, the level of its noninterest income and expenses, and income tax expense.

Net interest income is dependent on the amounts and yields of interest earning assets as compared to the amounts of and rates on interest bearing liabilities. Net interest income is sensitive to changes in market rates of interest and the Company's asset/liability management procedures in coping with such changes.
The provision for loan losses is dependent on increases in the loan portfolio, management's assessment of the collectibility of the loan portfolio, as well as economic and market factors. Noninterest expenses are heavily influenced by the growth of the Company, with additional employees necessary to staff and open new branch facilities and marketing expenses necessary to promote them. Growth in the number of account relationships directly affects expenses such as data processing costs, supplies, postage and other miscellaneous expenses.



Interest Earning Assets and Interest Bearing Liabilities

The following table sets forth the average daily balances, net interest income and expense and average yields and rates for the Company's interest earning assets and interest bearing liabilities for the indicated years on a tax-equivalent basis assuming a 34% tax rate.

                                                  Year Ended December 31,

                                   1998            1997           1996
                                Average          Yield/Average         Yield/Average
                                BalanceInterest   Rate BalanceInterest   RateBalance
Assets

Loans <1> & <2>                $331,878 $28,970   8.73%$239,084$21,755  9.10%$182,45
Taxable investment securities    40,130   2,317    5.77 38,801   2,318   5.97 40,423
Investment securities exempt from
 Federal income taxes <1>        12,798     939    7.34  8,214     613   7.46  8,824
 Interest bearing deposits with
 financial institutions           5,349     283    5.29  4,032     215   5.33  2,189
Other interest earning assets     5,398     301    5.58  3,576     208   5.82  2,500
                                ------- ------- -------------- ---------------------
Total interest earning assets   395,553 $32,810   8.29%293,707 $25,109  8.55%236,389
Non-interest earning assets      31,685                 25,335                19,890

Total assets                   $427,238                $319,042              $256,279

Liabilities & Shareholders' Equity
Deposits:
 NOW & money market accounts   $131,681  $5,976   4.54%$88,652  $3,114  3.51%$76,127
 Savings deposits                21,104     667    3.16 19,946     640   3.21 18,329
 Time deposits                  163,139   8,622    5.29127,236   7,436   5.84 96,308
 Notes payable                        -       -       -  4,249     363   8.54  4,237
 Other borrowings                28,873   1,919    6.65 20,978   1,308   6.24 15,923
Total interest bearing
 liabilities                    344,797  17,184    4.98261,061  12,861   4.93210,924
Demand deposits -
 non-interest bearing            48,044                 40,868                33,922
Other non-interest bearing
 liabilities                      2,674                  2,560                 1,515



Minority interest in
 subsidiary bank                      -                    544                   515

Shareholders' equity             31,723                 14,009                 9,403

Total liabilities &
 shareholder's equity          $427,238                $319,042              $256,27

Net interest income             $15,626                $12,248               $10,057

Net interest margin                       3.95%                  4.17%

<1>  Tax-exempt income as reflected on a fully tax equivalent basis utilizing a 34% r presented.
<2>  Non-accrual loans are included in average loans. The increase in average interes
$101.8 million to $395.6 million for the year ended December 31, 1998, is primarily a
Company's loan growth.  The average balance of loans during 1998 was $331.9 million,
$239.1 million for 1997, an increase of $92.8 million or 38.8%.


The increase in the loan portfolio during this period was due to increased loan demand primarily in one-to-four family residential loans and, to a lesser extent, commercial mortgage loans and other commercial loans. At December 31, 1998 residential real estate mortgages increased $29.8 million to $72.4 million, or 69.8%, from December 31, 1997.

The Company's loan growth was funded primarily with interest bearing deposits and borrowings. Interest bearing deposits at December 31, 1998 increased $69.3 million to $345.2 million, or 21.0%, from December 31, 1997. Borrowings at December 31, 1998, including a $15.0 million trust preferred securities issuance in May 1998, increased $20.4 million to $36.5 million, or 125.9%, over December 31, 1997.



Rate/Volume Analysis

The following table sets forth the affects of changing rates and volumes on net interest income of the Company. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate) and (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume). Changes in rate/volume (change in rate multiplied by change in volume) have been allocated to the rate and volume categories in proportion to the relationship of the absolute dollar amounts of the change in each.

                                             Year Ended December 31,
                                     1998 over 1997    1997 over 1996
                               Change due to      Total Change due to     Total
                               Volume    Rate    Change Volume   Rate    Change
                                             (dollars in thousands)
Interest earning assets:
Net loans (1)                  $8,133  $(918)    $7,215 $5,155 $(164)    $4,991
Taxable investment securities      78    (79)       (1)   (97)     18      (79)
Investment securities exempt
 from Federal income taxes (1)    337    (11)       326   (46)   (12)      (58)
Interest bearing deposits
 with financial institutions       70     (2)        68     99    (9)       90
Other interest earning assets     102     (9)        93     59     29       88
Total increase (decrease)
 in interest income             8,720 (1,019)     7,701  5,170  (138)     5,032

Interest bearing liabilities:
NOW & money market accounts    $1,787  $1,075    $2,862   $435   $122      $557
Savings deposits                   37    (10)        27     52   (18)        34
Time deposits                   1,948   (762)     1,186  1,804    163     1,967
Notes payable                   (181)   (182)     (363)      1      7         8
Other borrowings                  520      91       611    317   (42)       275
Total increase (decrease)
 in interest expense            4,111     212     4,323  2,609    232     2,841
Increase (decrease) in net
 interest income               $4,609$(1,231)    $3,378 $2,561 $(370)    $2,191

(1) Tax-exempt income is reflected on a fully tax equivalent basis utilizing a 34% rate for all periods presented.

Consolidated Results of Operations

Comparison of Results of Operations for the Years Ended December 31, 1998 and December 31, 1997

General

The Company reported net income of $1.2 million for the year ended December 31, 1998 compared to net income of $1.1 million for the year ended December 31, 1997, an increase of $117 thousand or 10.8%. For the year, the loan loss provision increased by $1.2 million and total other operating expenses increased by $3.3 million. These increases were offset by an increase in net interest income of $3.2 million, an increase in other operating income of $625 thousand and a decrease in the provision for income taxes of $786 thousand. These and other significant fluctuations in the Company's results of operation are discussed below.




Net interest income

Net interest income increased to $15.3 million for the year ended December 31, 1998 from $12.1 million for 1997. This increase in net interest income of $3.2 million, or 26.8%, was attributable to a $7.5 million increase in interest income resulting from the 34.7% increase in average interest earning assets in the year ended December 31, 1998 compared to the year ended December 31, 1997. Partially offsetting this increase in interest income was a $4.3 million increase in interest expense for the year ended December 31, 1998, a 33.6% increase from 1997. The Company's net interest margin decreased to 3.95% for 1998 compared to 4.17% in 1997 as a result of the impact of promotional home equity loan growth and market competition for high quality loan customers.

Provision for loan losses

The provision for loan losses increased to $1.9 million in 1998, from $766 thousand in the prior year, necessitated by the growth in the loan portfolio. At December 31, 1998, the allowance for loan losses represented 1.02% of loans outstanding which management believed was adequate to cover potential losses in the portfolio. There can be no assurance that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon the economy, changes in real estate values, interest rates, the view of regulatory agencies toward adequate reserve levels, and past due and non-performing loan levels.

Other operating income

Total other operating income increased approximately $625 thousand, or 23.6%, to $3.3 million for 1998, compared to $2.7 million in 1997. Service charges on deposit accounts increased by 8.2% to $2.0 million for the year ended December 31, 1998, from $1.9 million in 1997. The increase is primarily attributable to a 22.2% increase in the average balance of deposit accounts subject to such service charges. The majority of service charges on deposit accounts consisted of fees charged for overdrafts and failure to maintain required balances. Net credit card processing income decreased to $71 thousand from $446 thousand for the years ended December 31, 1998 and 1997, respectively, primarily as a result of competitive pressures to reduce transaction charges for volume customers.
In 1998, a loss of $200 thousand on the sale of the Company's $3.0 million structured note portfolio was partially offset by gains from the sale of loans in the secondary market in the amount of $159 thousand. In 1998, the Company included in other noninterest income $1.0 million of life insurance proceeds related to the death of Company President and CEO, Saul D. Binder.

Other operating expenses

Total other operating expenses increased $3.3 million, or 27.1%, to $15.7 million for 1998, as compared to $12.3 million in 1997. This increase reflects the higher level of expenditures required to support the Company's growth. Salaries and employee benefits increased to $8.2 million for the year ended December 31, 1998, as compared to $6.2 million for the prior year. The increase of $2.0 million reflects increased staffing to support new locations and thegrowth in deposit and loan accounts at existing banking locations which are required to maintain high levels of customer service. Also contributing to the increase in salaries were normal salary increases and the contractual compensation expenses of approximately $350 thousand incurred in connection



with the unexpected death of Mr. Binder. Occupancy and equipment expenses increased to $2.7 million for 1998, from $2.0 million for 1997, primarily due to improvements in the Company's computer systems and the costs associated with the May, 1998, opening of the downtown Chicago branch location and August, 1998 opening of the Skokie/Oakton Street branch location. Data processing expense decreased to $739 thousand for the year ended December 31, 1998, compared to $889 thousand for 1997, primarily due to the inclusion in 1997 of the costs associated with the conversion of the Company's data processing provider.
Other noninterest expenses increased by $852 thousand, or 26.3%, to $4.1 million for the year ended December 31, 1998, from $3.2 million for 1997, primarily due to a $246 thousand increase of costs related to the carry and revaluation of other real estate owned, a $119 thousand increase in legal fees and an increase of $119 thousand in consulting fees attributable to branch architectural services.

Income taxes

The Company recorded income tax benefit of $287 thousand for 1998, compared to an income tax expense of approximately $499 thousand in 1997. The decrease is attributable to both a decrease in net income before tax and to an increase in income not subject to federal tax. In 1998, the Company received $1.0 million of life insurance proceeds related to the death of Company President and CEO, Saul D. Binder, which are exempt from tax.

Comparison of Results of Operations for the Years Ended December 31, 1997 and December 31, 1996

General

The Company's net income for the year ended December 31, 1997 was $1.1 million compared to net income of $783 thousand for the year ended December 31, 1996. The $304 thousand increase in net income was primarily attributable to an increase in net interest income and other operating income, partially offset by increased net operating expenses.

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

Provision for loan losses

The provision for loan losses increased to $766 thousand in 1997, from $310 thousand in the prior year, primarily due to the growth in the loan portfolio.
At December 31, 1997, the allowance for loan losses represented 0.72% of loans outstanding which management believed was adequate to cover potential losses in the portfolio.  There can be no assurance that future losses will not exceed the amounts provided for, thereby affecting future results of operations.  The amount of future additions to the allowance for loan losses will be dependent



upon the economy, changes in real estate values, interest rates, the view of regulatory agencies toward adequate reserve levels, and past due and non-performing loan levels.

Other operating income

Total other operating income increased approximately $514 thousand, or 24.1%, to $2.7 million for 1997, compared to $2.1 million in 1996. Service charges on deposit accounts increased by 34.0% to $1.9 million for the year ended December 31, 1997, from $1.4 million in 1996. The increase is primarily attributable to a 15.0% increase in the average balance of deposit accounts subject to such service charges and a 102.5% increase in average overdrafts outstanding. The majority of service charges on deposit accounts consisted of fees charged for overdrafts and failure to maintain required balances. Net credit card processing income increased to $446 thousand from $321 thousand for the years ended December 31, 1997 and 1996, respectively, due primarily to a 10.3% increase in the amount of credit card sales processed and an increase in rates charged merchants. Total processing volume increased to $290.3 million for the year ended December 31, 1997, from $263.2 million in 1996.

Other operating expenses

Total other operating expenses increased $1.8 million, or 16.1%, to $12.3 million for 1997, as compared to $10.6 million in 1996. This increase reflects the higher level of expenditures required to support the Company's growth. Salaries and employee benefits increased to $6.2 million for the year ended December 31, 1997, as compared to $5.5 million for the prior year. The increase of $664 thousand reflects increased staffing to support new locations and the growth in deposit and loan accounts at existing banking locations which are required to maintain high levels of customer service. Also contributing to the increase in salaries were normal salary increases. Occupancy and equipment expenses increased to $2.0 million for 1997, from $1.7 million for 1996, primarily due to improvements in the Company's computer systems and the costs associated with the April, 1997, opening of the Deerfield/Downtown branch location and September, 1997 opening of the Arlington Heights branch location. Data processing expense increased to $889 thousand, (40.4%), for the year ended December 31, 1997, compared to $633 thousand for 1996, primarily due to substantially higher volume levels and the costs associated with the conversion of the Company's data processing provider in March, 1997. Other non-interest expenses increased by $460 thousand, or 16.6%, to $3.2 million for the year ended December 31, 1997, from $2.8 million for 1996, primarily due to a $321 thousand increase in legal fees attributable to increased collection costs and other matters.

Income taxes

The Company recorded income tax expense of $499 thousand for 1997, compared to an income tax expense of approximately $233 thousand in 1996, which increase is attributable to the increase in net income before tax.

Quantitative and Qualitative Disclosures About Market Rates

See Note 18 - Fair Values of Financial Instruments to the Company's Consolidated Financial Statements for a description of the Company's market risk.

Forward Looking Statements




Statements made about the Company's future economic performance, strategic plans or objectives, revenues or earnings projections, or other financial items and similar statements are not guarantees of future performance, but are forward looking statements. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those in the statements. Important factors that might cause the Company's actual results to differ materially include, but are not limited to, the following:

 .    Federal and state legislative and regulatory developments;
 .    The impact of continued loan and deposit promotions on the Company's net interest margin;
 .    The impact of opening, staffing and operating new branch facilities;
 .    Changes in management's estimate of the adequacy of the allowance for loan losses;
 .    Changes in the level and direction of loan delinquencies and write-offs;
 .    Interest rate movements and their impact on customer behavior and the
Company's net interest margin;
 .    The impact of repricing and competitors' pricing initiatives on loan and deposit products;
 .    The Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace;
 .    The Company's ability to access cost effective funding;
 .    Changes in financial markets and general economic conditions; and
 .    The Company's ability to achieve year 2000 compliance without incurring material, unplanned expenditures.






                        Report of Independent Auditors


Board of Directors and Shareholders
Success Bancshares, Inc.
Lincolnshire, Illinois


We have audited the accompanying consolidated balance sheets of Success Bancshares, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Success Bancshares, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998.

                                   /s/ McGladrey & Pullen, LLP

Schaumburg, Illinois
February 12, 1999



                  Success Bancshares, Inc. and Subsidiaries
                         Consolidated Balance Sheets
                          December 31, 1998 and 1997


                                                           1998         1997
                                              (In thousands, except share data)
ASSETS
Cash and cash equivalents                                  $ 38,824     $23,901
Securities available-for-sale                                41,037      22,090
Securities held-to-maturity (fair value $32,439 in 1997)          -      31,664
Real estate loans held-for-sale                               1,006          65
Loans, less allowances for loan losses of $3,824
 at 1998 and $2,079 in 1997.                                371,263     287,025
Premises and equipment, net                                  11,362       8,786
Interest receivable                                           2,699       2,507
Other real estate owned                                         435         290
Other assets                                                  3,852       2,391
                                                            -------     -------
Total assets                                               $470,478     $78,719
                                                            =======     =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
 Deposits
 Non-interest bearing deposits                              $53,557     $45,225
 Interest bearing deposits                                  345,178     284,199
                                                            -------     -------
Total deposits                                              398,735     329,424
Federal Home Loan Bank advances                              15,491      10,720
Securities sold under repurchase agreements                   5,136       3,814
Demand notes payable to U.S. Government                         886       1,429
Convertible subordinated debentures                               -         200
Interest payable and other liabilities                        2,906       2,482
                                                            -------     -------
Total liabilities                                           423,154     348,069
Minority interest in subsidiary bank                              -         580

Company obligated mandatory redeemable preferred
 securities of subsidiary trust holding solely junior
 subordinated debentures                                     15,000           -

Shareholders' equity
 Preferred stock, $0.001 par value,
  1,000,000 shares authorized, none issued                        -           -
 Common stock, $0.001 par value 7,500,000
  shares authorized, 2,959,236 and 2,918,324
  shares issued and outstanding, at 1998 and
  1997, respectively                                              3           3
 Additional paid-in capital                                  24,528      24,151
 Retained earnings                                            7,556       6,352
 Unearned compensation                                         (92)           -
 Loan to Employee Stock Ownership Plan                        (113)       (158)
 Accumulated other comprehensive income                         442       (278)
                                                            -------     -------
Total shareholders' equity                                   32,324      30,070
                                                            -------     -------



Total liabilities and shareholders' equity                 $470,478    $378,719
                                                            =======     =======
See accompanying notes to Consolidated Financial Statements



                  Success Bancshares, Inc. and Subsidiaries
                      Consolidated Statements of Income
                 Years Ended December 31, 1997, 1996 and 1995

                                                  1998      1997         1996
                                          (In thousands, except per share data)
Interest income
 Loans (including fee income)                     $28,938   $21,746    $16,757
 Investment securities
  Taxable                                           2,317     2,318      2,397
  Exempt from federal income tax                      620       425        451
 Other interest income                                584       423        245
                                                  -------   -------    -------
Total interest income                              32,459    24,912     19,850

Interest expense
 Deposits                                          15,265    11,190      8,632
 Note payable                                           -       363        355
 Convertible subordinated debentures                    8       303        339
 Other borrowings                                   1,911     1,005        694
                                                  -------   -------    -------
Total interest expense                             17,184    12,861     10,020

Net interest income                                15,275    12,051      9,830
Provision for loan losses                           1,943       766        310
                                                  -------   -------    -------
Net interest income after provision for loan losses13,332    11,285      9,520

Other operating income
 Service charges on deposit accounts                2,033     1,879      1,402
 Gains on sales of loans                              159        61        109
 Loss on sale of securities, net                    (200)         -         -
 Net credit card processing income                     71       446        321
 Life insurance proceeds                            1,000         -         -
 Other noninterest income                             212       264        304
                                                  -------   -------     -------
Total other operating income                        3,275     2,650      2,136

Other operating expenses
 Salaries and employee benefits                     8,172     6,177      5,513
 Occupancy and equipment expenses                   2,688     2,044      1,715
 Data processing                                      739       889        633
 Other noninterest expenses                         4,091     3,239      2,779
                                                  -------   -------    -------
Total other operating expenses                     15,690    12,349     10,640
                                                  -------   -------    -------
Income before income taxes                            917     1,586      1,016

Income tax expense (credit)                         (287)       499        233
                                                  -------   -------    -------
Net income                                          1,204     1,087        783
Preferred stock dividends                               -        40         81
                                                  -------   -------    -------
Net income applicable to common stock               1,204     1,047        702
                                                  =======   =======    =======
Basic earnings per share                            $0.41     $0.68      $0.66
Diluted earnings per share                          $0.40     $0.65      $0.63




See accompanying notes to Consolidated Financial Statements



                               Success Bancshares, Inc. and Subsidiaries
                            Consolidated Statements Of Shareholders' Equity
                                    December 31, 1998, 1997 and 1996

                                                                     Accumulated
                              Series B          Class AAdditional       OtherUnearne
                             Preferred   Common  CommonPaid-inRetainedComprehensive
                                Stock     StockStock CapitalEarnings   IncomeCompens
 Unearned Compensation
 ESOP Loan
Total Shareholders' Equity
(In thousands)
Balance at January 1, 1996           $0  $1,041     $40 $3,293 $4,603  $(709)

Comprehensive Income:
 Net income                           -       -       -      -    783       -
 Other comprehensive income,
  net of tax:
  Unrealized gains on securities
   available for sale arising
   during the period, net of taxes
   of $82
                                  -----  ------  ------ ------ ------  ------  -----
Total comprehensive Income
Issuance of 5,658 shares of
 common stock                         -       6       -     39      -       -
Issuance of 75,500 shares of
 Class A common                       -       -      76  1,016      -       -
Conversion of common stock to
 Series B preferred                  94    (94)       -      -      -       -
Series B preferred stock dividends    -       -       -      -   (81)       -
Repayment of ESOP loan                -       -       -      -      -       -
                                  -----  ------  ------ ------ ------  ------  -----
Balance at December 31, 1996         94     953     116  4,348  5,305   (579)

Comprehensive Income:
 Net income                           -       -       -      -  1,087       -
 Other comprehensive income,
  net of tax:
  Unrealized gains on securities
   available for sale arising
   during the period, net of taxes



   of $190
                                  -----  ------  ------ ------ ------  ------  -----
Total comprehensive Income
Issuance of 16,461 shares of
 common stock, through option
 exercise                             -      16       -    140      -       -
Change in par value per
 common share from $1.00 to $0.001    - (1,061)          1,061      -       -
Series B preferred stock dividends                               (40)
Conversion of Class A common
 stock into common stock                          (116)    116
Conversion of Series B preferred
 stock into common stock           (94)      94
Issuance of 1,380,000 shares
 through initial public offering,
 net of expenses                              1         15,539              -
Conversion of subordinated
 debentures into common stock         -       -       -  2,917              -
Loan to ESOP                          -       -       -      -      -       -
ESOP shares released                                        30
                                  -----  ------  ------ ------ ------  ------  -----
Balance at December 31, 1997          0       3       0 24,151  6,352   (278)

Net income                            -       -       -      -  1,204       -
Other comprehensive income,
 net of tax:
  Unrealized gains on securities
   available for sale arising during
   the period, net of taxes of $533
   Reclassification adjustment,
   net of tax benefit of $78
                                  -----  ------  ------ ------ ------  ------  -----
Other comprehensive income,
 net of tax                                                               720
Total comprehensive Income
Issuance of 21,250 shares of
 common stock, through option
 exercise                             -       -       -    131      -       -
Issuance of restricted
 common stock                                               92                   (92
Conversion of subordinated
 debentures into common stock         -       -       -    100      -       -



ESOP shares released                  -       -       -     54              -
                                  -----  ------  ------ ------ ------  ------  -----
Balance at December 31, 1998     $    -   $   3   $   -$24,528 $7,556    $442   $(92
                                  =====  ======  ====== ====== ======  ======  =====

See accompanying notes to Consolidated Financial Statements



                  Success Bancshares, Inc. and Subsidiaries
                    Consolidated Statements of Cash Flows
                 Years Ended December 31, 1997, 1996 and 1995

                                                 1998       1997        1996
                                                         (In thousands)
Cash flows from operating activities
Net income                                         $1,204    $1,087    $  783
Adjustments to reconcile net income to net cash
 provided by operating activities
 Premium amortization on securities,
  net of discount accretion                           122      (43)        (49)
 Provision for loan losses                          1,943       766        310
 Depreciation and amortization                      1,191       878        623
 Provision for deferred taxes                       (737)     (279)       (88)
 Net losses on sales of securities                    200         -         -
 Loans originated for sale                       (10,569)   (3,373)     (5,453)
 Proceeds from sales of loans                       9,787     3,486      3,326
 Net gains on sales of loans                        (159)      (61)       (109)
 Net losses on sale of other real estate owned         76         -         -
 Accretion of loan discount                         (110)      (65)        (87)
 Deferred loan fees                                 (322)      (74)         38
 Change in interest receivables and other assets  (1,419)     (374)       (518)
 Change in interest payable and other liabilities      14       837        605
 Other                                                151       146        353
                                                  -------   -------    -------
Net cash provided by (used) in operating
 activities                                         1,372     2,931       (266)

Cash flows from investing activities
 Proceeds from sales of available-for-sale
  securities                                        $  35   $    -     $     -
 Proceeds from sales of held-to-maturity
  securities                                        2,835         -          -
 Proceeds from maturities of available-for-sale
  securities                                       14,571     8,856      3,828
 Purchases of available-for-sale securities      (11,902)  (15,651)     (3,906)
 Proceeds from maturities of held-to-maturity
  securities                                       11,333     1,381      3,171
 Purchases of held-to-maturity securities         (3,000)     (374)         -
 Changes in interest-bearing balances with
  financial institutions                                -        99        100
 Loans made to customers, net                    (86,178)  (84,643)    (30,218)
 Purchase of other real estate owned              (1,430)         -         -
 Proceeds from sales of other real estate           1,638         -         -
 Premises and equipment expenditures              (3,762)   (2,615)     (2,889)
 Purchase of subsidiary bank common stock           (580)       (5)        (25)
                                                  -------   -------    -------
Net cash used in investing activities            (76,440)  (92,952)    (29,939)

Cash flows from financing activities
 Increase in non-interest bearing deposits         $8,332   $ 2,629    $ 7,428
 Increase in interest bearing deposits             60,979    81,690     10,369
 Increase (decrease) in demand notes payable
  to US Government                                  (543)     (157)      1,251
 Increase (decrease) in securities sold
  under agreements to repurchase                    1,322     (441)      2,387



 Repayments of notes payable                            -   (7,815)     (2,015)
 Proceeds from notes payable                            -     3,000      3,000
 Proceeds from Federal Home Loan Bank advances      9,000    11,750      4,000
 Repayment of Federal Home Loan Bank advances     (4,229)   (6,182)     (4,798)
 Issuance of convertible subordinated debentures        -         -        755
 Repayment of convertible subordinated debentures   (100)         -         -
 Issuance of Trust Preferred securities            15,000         -         -
 Issuance of common stock                             185    15,676      1,137
 ESOP loan for common shares purchased by ESOP          -      (50)         -
 Principal payment on ESOP loan                        45        29         46
 Dividends paid                                         -      (40)        (81)
                                                  -------   -------    -------
Net cash provided by financing activities          89,991   100,089     23,479
                                                  -------   -------    -------
Increase (decrease) in cash and cash equivalents   14,923    10,068     (6,726)

Cash and cash equivalents at beginning of year     23,901    13,833     20,559
                                                  -------   -------    -------
Cash and cash equivalents at end of year          $38,824   $23,901    $13,833
                                                  =======   =======    =======

Supplemental disclosures of cash flow information
 Cash paid during the year for:
  Interest on deposits                            $15,208   $11,002     $8,647
  Interest on borrowings                            1,877     1,708      1,373
  Income taxes                                        627       570        352

Selected noncash investing activities
 Other real estate acquired in settlement of loans $   671  $   290     $   -


See accompanying notes to Consolidated Financial Statements



                  Success Bancshares, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Success Bancshares, Inc. (the Company), through its subsidiary, Success National Bank (the Bank), provides a full range of financial services to customers through locations in the Chicago metropolitan area.

(a) Basis of Presentation: The consolidated financial statements of Success Bancshares, Inc. include the accounts of the Company and its wholly-owned subsidiaries: Success National Bank, Success Realty Ventures, Inc. ("Success"), and Success Capital Trust I ("Trust"). Significant intercompany accounts and transactions have been eliminated in consolidation.

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

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." The Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Statement does not address when transactions are recorded, how they are measured in the financial statements, or whether they should be included in net income or other comprehensive income. SFAS No. 130 requires unrealized gains and losses on the Company's available for sale portfolio, which prior to adoption were reported separately in stockholders' equity, to be included in Comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Statement established standards for the way that public companies report information about operating segments in annual financial statements and requires that those enterprises report selected financial information about operating segments in interim financial reports issued to shareholders. It also established standards for related disclosures about products and services, geographic areas, and major customers. Statement No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. Based upon the Company's approach to decision making, management has concluded that its business is comprised of a single segment and that SFAS No. 131 therefore, has no impact on its consolidated financial statements.

(b) Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks, interest-bearing demand balances with banks, and federal funds sold. Generally, federal funds are sold or purchased for one-day periods. Cash flows from loans originated by the Bank, deposits, securities sold under agreements to repurchase and demand notes payable to U.S. Government are reported net.



(c) Securities: Securities classified as held-to-maturity are those debt securities the Company has both the positive intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount which are recognized in interest income using the interest method over the period to maturity.
Transfer of debt securities into the held-to-maturity classification from the available-for-sale classification are made at fair value on the date of transfer. The unrealized gain or loss on the date of transfer is retained as a separate component of stockholders' equity and in the carrying value of the held-to-maturity securities. Such amounts are amortized over the remaining contractual lives of the securities by the interest method.
Securities classified as available-for-sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. The difference between fair value and amortized cost results in an unrealized gain or loss. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over their contractual lives.

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

Transfer of loans held for sale to portfolio are accounted for at the lower of cost or fair value at the date of transfer. The excess of the carrying value over the fair value as of the transfer date is accreted into interest income over the remaining estimated lives of the transferred loans. Cost approximated fair value for loans held for sale as of December 31, 1998 and 1997.

(e) Loans:  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff ("portfolio" loans) are stated
net of unearned income, deferred loan fees, unaccreted discounts and the allowance for loan losses.  Interest on loans is accrued over the term of the loan based on the amount of principal outstanding.  For impaired loans, accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful.  Additionally, interest income is reduced for any amounts previously accrued.  Interest income is subsequently recognized only to the extent cash payments are received and the principal is considered fully collectible.  Discounts are accreted into income over the estimated lives of the loans on a method that approximates the interest method.  Loan origination fees are being deferred in accordance with
SFAS No. 91 "Accounting for Nonrefundable Fees and Costs Associated with
Originating or Acquiring Loans and Initial Direct Costs of Leases."  This
statement requires that loan origination fees and direct loan origination costs



for a completed loan be netted and then deferred and amortized into interest income as an adjustment of yield over the contractual life of the loan.

The Company has adopted the provisions of SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These statements apply to all loans that are identified for evaluation except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. Commercial loans less than $100,000, residential real estate mortgages, home equity loans, and installment loans are considered small balance homogenous loan pools and are not evaluated for purposes of impairment. All other loans are specifically evaluated for impairment. Loans are considered impaired when, based on current information and events, it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The impairment is measured based on the present value of expected future cash flows, or alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral-dependent and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

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

(h) Income Taxes: The Company files a consolidated income tax return with its subsidiaries. The Company's share of the consolidated income tax provision is computed on a separate return basis. Deferred taxes are provided using the liability method to recognize deferred tax assets for deductible temporary



differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

(i) Earnings Per Share: The Company computes its earnings per share (EPS) in accordance with SFAS No. 128, "Earnings per Share." This statement simplifies the standards for computing EPS preisouly found in Accounting Principles Board Opinion No. 5, "Earnings per Share" and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS.

Basic EPS, unlike primary EPS, excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

(j) Recent Accounting Developments: During 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities" which establishes new standards for reporting information about derivatives and hedging. It is effective for periods beginning after June 15, 1999 and will be adopted by the Company as of January 1, 2000. The Company has not yet quantified the impact of adopting Statement No. 133 on its financial statements and has not determined the timing or method of its adoption of Statement No. 133, if any.

In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" which is effective for the first fiscal quarter after December 15, 1998. This statement amends SFAS No. 65 "Accounting for Certain Mortgage Banking Activities." This statement revises the accounting for retained securities and beneficial interests. Management does not believe that adoption of SFAS No. 134 will have a material impact on the Company's consolidated financial condition or results of operations.

(k) Prior Year Reclassifications: Certain reclassifications were made to make the 1997 and 1996 financial statements comparable with the 1998 presentation.

Cash and cash equivalents are comprised of the following at December 31:
                                                         1998      1997
                                                          (In thousands)
Cash and due from banks                                 $ 24,905  $ 16,337
Interest-bearing demand balances with banks                7,019       564
Federal funds sold                                         6,900     7,000
                                                         -------   -------
                                                        $ 38,824  $ 23,901
                                                         =======   =======
At December 31, 1998 and 1997, reserves of $9.9 million and $7.2 million, respectively, were required to be held as cash or on deposit with the Federal Reserve Bank of Chicago. These reserves do not earn interest.



NOTE 3 - SECURITIES

The amortized cost, gross unrealized gains and losses, and fair values of securities at December 31, 1998 are as follows:


                                               Gross     Gross
                                  Amortized Unrealized Unrealized    Fair
                                     Cost       Gains    Losses      Value
                                                (In thousands)
Securities available-for-sale
 U.S. Treasury                        $5,201     $   19  $   (5)    $5,215
 U.S. Government sponsored entities    4,251         30      (5)     4,276
 States and political subdivisions
  Taxable                              1,732        149       -      1,881
  Exempt from Federal income taxes    12,995        233     (37)    13,191
 Mortgage-backed securities           10,691         97       -     10,788
 SBA guaranteed loan participation
  certificates                         2,304          1     (15)     2,290
 Other securities                      3,141        267     (12)     3,396
                                     -------    -------  -------   -------
                                     $40,315     $  796 $   (74)   $41,037
                                     =======    =======  =======   =======
The amortized cost and fair value of securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities and SBA guaranteed loan participation certificates will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                                        Available-for-sale
                                                      Amortized      Fair
                                                        Cost         Value
                                                           (In thousands)
Due in one year or less                                   $7,727    $7,765
Due after one year through five years                      8,341     8,463
Due after five years through ten years                     5,049     5,149
Due after ten years                                        3,676     3,811
Mortgage-backed securities and SBA guaranteed
 loan participation certificates                          15,522    15,849
                                                         -------   -------
                                                         $40,315   $41,037
                                                         =======   =======

NOTE 3 - SECURITIES (continued)

The amortized cost, gross unrealized gains and losses, and fair values of securities at December 31, 1997 are as follows:

Amortized Cost Gross Unrealized Gains Gross Unrealized Losses
Fair Value
 (In thousands)
Securities available-for-sale


U.S. Treasury                            $3,775   $    17    $   -       $3,792



U.S. Government sponsored entities        3,346         1      (46)       3,301
States and political subdivisions
 exempt from Federal income taxes         4,437         5        -        4,442
Mortgage-backed securities                7,019        35        -        7,054
SBA guaranteed loan participation
 certificates                             3,221        28      (11)       3,238
Other securities                            182        84       (3)         263
                                        -------   -------   -------     -------
                                        $21,980   $   170  $   (60)     $22,090
                                        =======   =======   =======     =======
Securities held-to-maturity
 U.S. Treasury                           $  246    $    2  $    -       $    48
 U.S. Government sponsored entities      14,754       362     (154)      14,962
 States and political subdivisions
  Taxable                                 1,791       108        -        1,899
  Exempt from Federal income taxes        6,506       196        -        6,702
 Mortgage-backed securities               5,148       261        -        5,409
Other securities                          3,219        -         -        3,219
                                        -------   -------   -------     -------
                                        $31,664    $  929  $  (154)     $32,439
                                        =======   =======   =======     =======
Proceeds from sales of securities available-for-sale and realized gross gains and losses in 1998, 1997 and 1996 are as follows:

                                                  1998      1997      1996
                                                        (In thousands)
Securities available-for-sale
 Proceeds from sales                             $2,835   $    -   $     -
 Gross gains                                         20        -         -
 Gross losses                                     (220)        -         -

Securities with a carrying value of approximately $27.2 and $32.2 million at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

In 1998 the Company sold held-to-maturity securities with an amortized cost of $3.0 million and realized a net loss of $200 thousand. Additionally, the Company transferred its remaining held-to-maturity securities portfolio with an amortized cost of $26.5 million to available-for-sale and recorded as a component of equity, an unrealized gain of $525 thousand, net of $332 thousand deferred taxes. In accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities," these securities are accounted for at fair value, and any unrealized gain or loss net of deferred tax effect is reflected in accumulated other comprehensive income.

NOTE 4 - LOANS

Loans at December 31, 1998 and 1997 consisted of the following:

                                                           1998        1997
                                                           (In thousands)
Commercial                                             $102,592     $87,506
Residential real estate-mortgage                          72,420     42,651
Commercial real estate-mortgage                           96,413     63,469
Real estate - construction                                15,517     13,409
Home equity                                               78,384     72,944
Installment                                                9,889      9,685



                                                        --------   --------
Total gross loans                                       $375,215   $289,664
                                                        --------   --------
Net deferred loan fees                                       135      (187)
Unaccreted discount resulting from loss on
 transfer of loans from held for sale to portfolio         (263)      (373)
Allowance for loan losses                                (3,824)    (2,079)
                                                        --------   --------
Net loans                                               $371,263   $287,025
                                                        ========   ========
Activity in the allowance for loan losses is summarized below:

                                               1998      1997       1996
                                                     (In thousands)
Balance at beginning of year                    $2,079    $1,425    $1,189
Provision for loan losses                        1,943       766       310
Recoveries on loans previously charged-off           9        37         4
Loans charged-off                                (207)     (149)      (78)
                                               -------   -------   -------
Balance at end of year                         $3,824    $2,079     $1,425
                                               =======   =======   =======
Impaired loan information as of and for the years ended December 31, 1998 and 1997 is as follows:

                                                           1998       1997
                                                            (In thousands)
Impaired loans for which no allowance has been provided  $   268    $1,479
Impaired loans for which an allowance has been provided                  -
                                                         -------   -------
Total loans determined to be impaired                    $   268    $1,479
                                                         =======   =======
Allowance provided for impaired loans,
 included in the allowance for loan losses              $     -    $     -
                                                         =======   =======
Average recorded investment in impaired loans            $  324     $1,869
Interest income recognized from impaired loans           $    5     $  231
Cash basis interest income recognized from
 impaired loans                                           $    -    $   79

Mortgage loans serviced for the Federal Home Loan Mortgage Corporation by the Company are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were approximately $45.7 and $50.1 million at December 31, 1998 and 1997, respectively.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 1998 and 1997:

                                                          1998      1997
                                                           (In thousands)
Land                                                      $2,904    $2,904
Building and leasehold improvements                        7,571     5,444
Furniture and equipment                                    5,859     4,232
                                                         -------   -------
Total cost                                                16,334    12,580
Less accumulated depreciation and amortization             4,972     3,794



                                                         -------   -------
Net book value                                           $11,362    $8,786
                                                         =======   =======
NOTE 6 - DEPOSITS

Deposits at December 31, 1998 and 1997 are summarized as follows:

                                                          1998      1997
                                                          (In thousands)
Demand deposits:
 Non-interest-bearing                                    $53,557   $45,225
 Interest-bearing                                        129,730    76,058
                                                         -------   -------
Total demand deposit                                     183,287   121,283
Savings                                                   22,686    19,389
Money market                                              36,691    32,940
Other deposits                                            17,239    17,015
Time:
 Due within one year                                     118,321    91,444
 Due within one to two years                              14,994    40,262
 Due within two to three years                             2,844     3,020
 Due within three to four years                            1,756     2,417
 Due thereafter                                              917     1,654
                                                         -------   -------
Total time deposits                                      138,832   138,797
                                                         -------   -------
Total deposits                                          $398,735  $329,424
                                                         =======   =======

NOTE 6 - DEPOSITS (continued)

Time deposits in amounts of $100,000 or more were approximately $58.2 million and $48.0 million at December 31, 1998 and 1997, respectively.

Interest expense on deposits for the years ending December 31 is summarized as follows:

                                                 1998       1997      1996
                                                        (In thousands)
Interest-bearing demand                       $  3,211   $  1,658 $  1,200
Savings                                            667        640      606
Money market                                     1,934      1,456    1,357
Other deposits                                     831        973    1,224
Time                                             8,622      6,463    4,245
                                               -------    -------  -------
                                              $ 15,265   $ 11,190 $  8,632
                                               =======    =======  =======
NOTE 7 - BORROWING ARRANGEMENTS

The Bank is permitted to borrow from the Federal Reserve Bank ("FRB") up to 75% of loans pledged to the FRB. As of December 31, 1998 and 1997, there were no loans pledged to the FRB and there were no borrowings outstanding at either date.

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES



At December 31, 1998 and 1997, advances from the Federal Home Loan Bank of Chicago ("FHLB") were as follows:

 Maturity                      Interest  Frequency of       Advance Amount
   Date                            Rate Rate Adjustment       1998    1997
                                               (In thousands)
August, 1998                      5.98%          Fixed     $     -  $4,000
July, 1999                        6.30%          Fixed       2,000   2,000
October, 2001                     4.75%          Fixed       5,000       -
May, 2002 (1)                     6.83%          Fixed       1,643   1,782
February, 2003 (1)                5.65%          Fixed       1,159   1,223
July, 2004 (1)                    6.38%          Fixed       1,689   1,715
April, 2008 (2)                   4.80%          Fixed       4,000       -
                                                           ------- -------
                                                           $15,491 $10,720

(1) 15 year amortizing advance with a seven year balloon.
(2) Callable at end of one year

The Bank maintains a collateral pledge agreement with the FHLB covering secured advances. Under this agreement, first mortgages on improved residential property not more than 90 days delinquent are pledged as collateral. Total loans pledged to secure advances at December 31, 1998 and 1997 were approximately $28.2 million and $39.5 million, respectively.

NOTE 9 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase are overnight repurchase agreements with customers of the Bank and consist of primarily U.S. government sponsored entity obligations.

The securities underlying the agreements are book-entry securities. During the period, the securities were delivered by appropriate entry into a third-party custodian's account designated by the Bank under a written custodial agreement that explicitly recognizes the customer's interest in the securities. At December 31, 1998, no material amount of agreements to repurchase securities sold were outstanding with any individual customer. Securities sold underagreements to repurchase averaged $5.4 million and $5.8 million during 1998 and 1997, respectively, and the maximum amounts outstanding at any month-end during 1998 and 1997 were $6.4 million and $12.0 million, respectively. The weighted average rate paid during 1998 and 1997 was 4.15% and 4.20%, respectively, and the weighted average rate at the end of 1998 and 1997 was 3.92% and 4.54%.

NOTE 10 - CONVERTIBLE SUBORDINATED DEBENTURES

In 1992, the Company issued $2.2 million of ten year 9% convertible subordinated debentures (the debentures). The debentures pay interest semi-annually. The debentures are convertible at any time prior to maturity into common stock at $8.57 per share. The Company can redeem the debentures
(a) without paying a premium if the book value per share of the Company's common stock equals or exceeds the conversion price; or (b) with a premium of between 10% and 2% depending on the redemption date. All but $200,000 of these debentures were converted to common stock in October 1997. In June 1998 $100 thousand of the remaining debentures were converted to Common Stock and $100 thousand were redeemed.



NOTE 11 - SHAREHOLDERS' EQUITY AND CAPITAL STANDARDS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. The regulations require the Company and the Bank to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting principles. The Company's and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum ratios (set forth in the table below) of Tier I capital (as defined in the regulations) to total average assets (as defined) ("leverage ratio") and minimum ratios of Tier I and total capital (as defined) to risk-weighted assets (as defined). Management believes that as of December 31, 1998 the Company and the Bank met all capital adequacy requirements to which they were subject. As of December 31, 1998, the most recent notification from the corresponding regulatory agency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be considered well capitalized, under this framework, the Bank must maintain minimum leverage, Tier I and Total Capital ratios as set forth in the following table. There are no conditions or events since the notification that management believes has changed the Bank's category.

The required ratios and the Company's actual ratios at December 31, 1998 and 1997, are presented below:

                                                        To Be Well Capitalized
                                          For Capital   Under Prompt Corrective
                             Actual       Adequacy Purposes  Action Provisions
                      Amount      Ratio    Amount  Ratio    Amount        Ratio
                                           (Dollars in thousands)

As of December 31, 1998
Total Capital (to Risk Weighted Assets):
 Consolidated        $50,706      15.23%   $26,628   8.0%  Not Applicable
 Bank                  36,379     10.99%    26,486   8.0%   $33,108      10.0%
Tier 1 Capital (to Risk Weighted Assets):
 Consolidated          42,509     12.77%    13,314   4.0%  Not Applicable
 Bank                  32,555      9.83%    13,243   4.0%    19,865        6.0%
Tier 1 Capital (to Average Assets):
 Consolidated          42,509      9.96%    17,073   4.0%Not Applicable
 Bank                  32,555      7.66%    17,004   4.0%    21,255        5.0%


As of December 31, 1997
Total Capital (to Risk Weighted Assets):
 Consolidated         $33,124     12.37%   $21,425   8.0%Not Applicable
 Bank                  30,425     11.38%    21,388   8.0%   $26,734      10.0%
Tier 1 Capital (to Risk Weighted Assets):
 Consolidated          30,928     11.55%    10,713   4.0%Not Applicable
 Bank                  28,346     10.60%    10,694   4.0%    16,041       6.0%
Tier 1 Capital (to Average Assets):



 Consolidated          30,928      9.69%    12,762   4.0%Not Applicable
 Bank                  28,346      8.90%    12,739   4.0%    15,924        5.0%

The Bank may not declare or pay cash dividends on any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.
Unlike the Bank, the Company is not subject to these regulatory restrictions on the payment of dividends to its stockholders. However, the Company's source of funds for future dividends may depend upon dividends received by the Company from the Bank.

NOTE 12 - EMPLOYEE BENEFIT PLANS

The Company maintains an Employee Stock Ownership Plan ("ESOP"), which also has a 401(k) feature. The ESOP, which is internally leveraged, covers substantially all employees of the Bank. Loans from the Company to the ESOP to acquire Company stock are recorded as a reduction of shareholders' equity. At December 31, 1998 and 1997, the fair value of unearned ("suspense") ESOP shares was approximately $175,000 and $255,000, respectively. Suspense shares are released and allocated to participants as the ESOP's debt to the Company is repaid. Employer contributions, including any matching contribution for the 401(k) provision, are made at the discretion of the Bank's Board of Directors. Contributions to the ESOP, which are not materially different from the fair value of shares allocated to participants, were partially funded with $40,000 of dividends on the Series B preferred stock during 1997. For the year ended December 31, 1998, the Company recorded $55,000 of 401(k) expense and $99,000 of ESOP expense. During 1997 the Company recorded $45,000 of 401(k) expense and $59,000 of ESOP expense.

Shares of the Company's stock held by the ESOP as of December 31, 1998 and 1997, are shown in the following table. The allocated and unallocated common shares as of December 31, 1998 are approximations, as the 1998 participant allocation has not yet been completed.

                                                           1998        1997
Shares allocated to participants                         72,953      72,527
Suspense (unallocated) shares                            15,211      18,577
                                                        -------     -------
Total ESOP Shares                                        88,164      91,104
                                                        =======     =======
NOTE 13 - STOCK OPTIONS AND RESTRICTED STOCK AWARD

Prior to adopting the 1995 Incentive Stock Plan, the Company's Board of Directors has granted nonqualified options to various members of senior management. The outstanding stock options may be exercised at any time by the respective officers through a period ending three years after termination of employment with the Bank or the Company.

The Company implemented SFAS No. 123 "Accounting for Stock-Based Compensation" during the year ended December 31, 1997. The Company will retain its current accounting method for its stock-based compensation plans. This statement will only result in additional disclosures for the Company, and as such, its adoption did not, nor is it expected to have, a material impact on the Company's financial condition or its results of operation.



In 1995, the Company adopted a qualified incentive stock option plan for senior officers and directors of the Company with options to be granted at the fair value of the stock at the date of grant. Under this plan, 170,000 shares of authorized but unissued common stock are reserved for the granting of options. Vesting of the options is determined by the Board of Directors and typically is over a period not exceeding four years. Options must be exercised within ten years after the date of grant. The following table summarizes data concerning stock options:

                                   Common                      Weighted
                                Shares Under  Option Price      Average
                                    Option      Per Share   Exercise Price
Outstanding at December 31, 1995     156,740 $1.82 - $ 6.18        $  5.04
Cancelled                             (3,400)         $6.09          $6.09
                                    ---------------------------------------
Outstanding at December 31, 1996
 and 1997                            153,340  $1.82 - $6.18          $5.02
Exercised                            (21,250)$6.18 - $10.50          $7.04
Cancelled                            (17,000)         $6.18          $6.18
Issued                               116,500 $11.50 - $14.50        $13.91
                                    ---------------------------------------
Outstanding at December 31, 1998     231,590 $1.82 - $14.50          $9.22
                                    =======================================
At December 31, 1998, there are options exercisable for 115,090 shares at a weighted average price of $4.63.

Grants under the plan are accounted for following Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation cost has been recognized for incentive stock option grants under the stock option plan. Had compensation cost for the stock-based compensation plan been determined based on the grant date fair values of awards, reported income and earnings per common share would have been reduced to the pro forma amounts shown below:

                                                  1998     1997       1996
Net income applicable to common stock (in thousands):

 As reported                                    $1,204   $1,047       $702
 Pro forma                                      $1,094   $1,047       $702
Basic earnings per common share:
 As reported                                     $0.41    $0.68      $0.66
 Pro forma                                       $0.37    $0.68      $0.66
Diluted earnings per common share:
 As reported                                     $0.40    $0.65      $0.63
 Pro forma                                       $0.36    $0.65      $0.63

The fair value of each option grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants during the year ended December 31, 1998: dividend yield of 0% for the period; expected volatility of 0% for the period; risk free rate of return of 4.50%; and expected life of 9.5 years.

In December 1998 the Company granted its President, Wilbur G. Meinen, a total of 8,000 restricted shares of Company stock. Under terms of the grant, 2,667 shares of the restricted stock will vest on December 31, 1999, 2,667 will vest on December 31, 2000 and 2,666 will vest on December 31, 2001. Unearned



compensation of $92 thousand has been recognized at December 31, 1998 and will be amortized to compensation expense over the vesting period.

NOTE 14 - INCOME TAXES

The deferred tax assets and liabilities consist of the following components as of December 31, 1998 and 1997:

                                                           1998        1997
                                                             (In thousands)
Deferred tax assets:
 Allowance for loan losses                               $1,416        $656
 Securities available for sale                                 -        224
 Deferred loan fees                                            6        113
 Premises and equipment                                      124        121
 Writedown of other real estate owned                         39          -
 Alternative minimum tax credit carry forward                144          -
 Loans                                                       109        145
                                                         -------    -------
                                                           1,838      1,259
Deferred tax liabilities:
 State income taxes                                         $93         $68
 Securities available for sale                               279          -
 Loans - tax mark to market                                    -         24
 Mortgage servicing rights                                    70         38
 Other                                                        63         30
                                                         -------    -------
                                                             505        160
                                                         -------    -------
Net deferred tax assets                                   $1,333     $1,099
                                                         =======    =======
No valuation allowance was considered necessary.

Income tax expense for the years ended December 31, 1998, 1997 and 1996, consists of the following:

                                                    1998      1997         1996
 (In thousands)
Current                                             $450      $778         $321
Deferred                                            (737)     (279)        (88)
                                                  -------   -------     -------
                                                   $(287)     $499         $233
                                                  =======   =======     =======
Reconciliations of income tax expense computed at the statutory federal income tax rate to the Company's income tax expense for the years ended December 31, 1998, 1997, and 1996, are as follows:

                                                    1998      1997         1996
                                                          (In thousands)
Income tax expense at statutory rate                $312      $539         $345
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal tax benefit       (28)        82          21
Nontaxable interest income (net of
  disallowed expenses)                              (195)     (155)       (141)
Officer's life insurance proceeds                   (340)         -           -
Other                                                (36)        33           8
                                                  -------   -------     -------



                                                   $(287)      $499        $233
                                                  =======   =======     =======



NOTE 15 - COMPUTATION OF EARNINGS PER SHARE

The table following summarizes the computation of earnings per share for the years indicated:

                                                   For the Year Ended December 31,
                                           1998           1997           1996
                                Income   Share Per-ShareIncome  SharePer-ShareIncome
                            (Numerator)(Denominator)Amount(Numerator)(Denominator)
Amount(Numerator)(Denominator)Amount
                                                (In thousands, except per share amoun
Net income                       $1,204                 $1,087                  $783
Less:  Preferred stock dividends                          (40)                  (81)
Basic EPS
Income available to
 common stockholders             $1,204   2,938 $  0.41  1,047  1,531 $  0.68    702

Effect of Dilutive Securities
Options                                      88                    76

Diluted EPS
Income available to common stockholders
 + assumed conversions           $1,204   3,026 $  0.40 $1,047  1,607 $  0.65   $702

In 1998, 1997 and 1996, the assumed conversion of the convertible subordinated debt would have had an antidilutive effect and as such, was not included in diluted EPS for those years. Additionally, the convertible Series B Preferred Stock would have had an antidilutive effect in 1997 and 1996, and as such, was not included in diluted EPS for these years.



NOTE 16 - COMMITMENTS, CONTINGENCIES AND CREDIT RISK

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

At December 31, 1998 and 1997, the contract amount of these financial instruments is summarized as follows:

                                                            1998      1997
                                                            (In thousands)
Financial instruments whose contract amount
 represents credit risk
 Unused home equity lines of credit                      $95,112   $75,588
Unused commercial and other consumer lines of credit        8,690   14,676
Standby letters of credit                                  3,214     2,041
Commitments to make loans                                 12,595    20,765

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

Lease Commitments: The Bank leases branch facilities under noncancelable operating lease agreements. Rent expense for branch facilities was $434 thousand, $285 thousand, and $322 thousand in 1998, 1997 and 1996, respectively, excluding taxes, insurance and maintenance. The branch facilities are charged for their proportionate share of taxes, insurance and maintenance costs plus monthly rent. The minimum rental commitments, not including taxes, insurance and maintenance, at December 31, 1998 under the leases are summarized below (in thousands):


               1999                                                    $515
               2000                                                     427
               2001                                                     355
               2002                                                     325



               2003                                                     276
               2004 and thereafter                                    1,111
                                                                    -------
               Total                                                 $3,009
                                                                    =======
NOTE 17 - RELATED PARTY TRANSACTIONS

In the normal course of business, certain executive officers, directors, and companies with which they are affiliated have borrowed funds from the Bank. In the opinion of management, these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. The activities in total loans during 1998 is as follows (in thousands):

               Balance as of January 1, 1998                        $2,849
               New loans                                               214
               Repayments                                           (1,595)
                                                                   -------
               Balance as of December 31, 1998                      $1,468
                                                                   =======
NOTE 18 - FAIR VALUES OF FINANCIAL INSTRUMENTS

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

Accrued interest receivable and payable: The carrying amounts reported in the balance sheet approximate their fair values. Off-balance-sheet instruments:
Fair values for the Company's off-balance-sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining term of the agreements and the counterparties' credit standing. There is no material difference between the notional amount and the estimated fair value of off-balance sheet items which are primarily comprised of



commitments to extend credit which are generally priced at market at the time of funding.

The carrying amount and estimated fair value of financial instruments at December 31, 1998 and 1997, are as follows:

                                        1998                1997
                                   Carrying             Carrying
                                    Amount   Fair Value  Amount Fair Value
                                               (In thousands)
Financial assets:
 Cash and cash equivalents           $38,824    $38,824  $23,901   $23,901
 Investment securities                41,037     41,037   53,754    54,529
 Loans held-for-sale                   1,006      1,006       65        65
 Loans                               371,263    377,548  287,025   292,219
 Accrued interest receivable           2,699      2,699    2,507     2,507

Financial liabilities:
 Deposits                           $398,735   $399,904 $329,424  $332,121
 Borrowed funds                       21,513     21,332   16,163    16,469
 Accrued interest payable                633        633      510       510

Loan commitments on which the committed interest rate is less than the current market rate are insignificant at December 31, 1998.

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

NOTE 19 - 8.95% CUMULATIVE TRUST PREFERRED SECURITIES

On May 19, 1998, the Company issued $15 million of Trust Preferred Securities ("Securities") through Success Capital Trust I ("Trust"), a statutory business trust and wholly-owned subsidiary of the Company. The Securities pay cumulative cash distributions quarterly at an annual rate of 8.95%. Proceeds from the sale of the Securities were invested by the Trust in 8.95% Junior Subordinated Deferrable Interest Debentures issued by the Company which represents all of the assets of the Trust. The Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at the stated maturity or their earlier redemption, in each case at a redemption price equal to the aggregate liquidation preference of the Securities plus any accumulated and unpaid distributions thereon to the date of redemption. Prior redemption is permitted under certain circumstances such as changes in tax and investment company regulations. The Company fully and unconditionally guarantees the Securities through the combined operation of the debentures and other related documents. The Company's obligations under



the guarantee are unsecured and subordinate to senior and subordinated indebtedness of the Bank.

NOTE 20 - PARENT COMPANY FINANCIAL INFORMATION

Presented below are the condensed balance sheets as of December 31, 1998 and 1997 and statements of income and statements of cash flows for the years ended December 31, 1998, 1997, and 1996 for Success Bancshares, Inc.:

                           CONDENSED BALANCE SHEETS
                                                            1998      1997
                                                            (In thousands)
ASSETS
Cash on deposit with subsidiary bank                      $13,281     $800
Securities available-for-sale                                 175    2,293
Investment in subsidiaries                                 32,989   27,289
Other assets                                                2,171      425
                                                          -------  -------
                                                          $48,616  $30,807
                                                          =======  =======
LIABILITIES AND SHAREHOLDERS' EQUITY

Note payable - Success Realty Ventures, Inc.                $105      $105
Subordinated convertible debt                                   -      200
Jr. subordinated debentures                                15,464        -
Other liabilities                                             723      432
                                                          -------  -------
Total liabilities                                          16,292      737
Shareholders' equity                                       32,324   30,070
                                                          -------  -------
                                                          $48,616  $30,807
                                                          =======  =======
                        CONDENSED STATEMENTS OF INCOME

                                                1998      1997       1996
(In thousands) Operating income

Dividends from subsidiary bank                 $1,776    $1,187    $    949
Interest and other income                       1,561        53          32
                                              -------   -------     -------
                                                3,337     1,240         981
Operating expenses
Interest                                          872       686         695
Other expense                                   1,043       340         126
                                               -------   -------    -------
                                                1,915     1,026         821
                                               -------   -------    -------
Income before income taxes and
 equity in undistributed income of subsidiaries 1,422       214         160
Income tax benefit                                536       387         319
                                               -------   -------    -------
Income before equity in undistributed
 income of subsidiaries                         1,958       601         479
Equity in undistributed income of subsidiaries   (754)      486         304
                                               -------   -------    -------
Net income                                     $1,204    $1,087      $  783
                                               =======   =======    =======




                      CONDENSED STATEMENTS OF CASH FLOWS
                                                 1998      1997       1996
Cash flows from operating activities
 Net income                                    $1,204    $1,087        $783
 Adjustments to reconcile net income to
  net cash from operating activities
  Equity in undistributed income of subsidiaries   754     (486)      (304)
  Change in other assets and liabilities       (1,455)       310        62
  Other                                            404      (82)        15
                                               -------   -------    -------
Net cash provided by operating activities          907       829        556

Cash flows from investing activities
 Proceeds from maturities of
  available-for-sale securities                  2,000         -         -
Purchase of available-for-sale securities            -   (2,212)         -
Purchase of subsidiary bank stock              (5,557)   (9,005)    (3,025)
                                               -------   -------    -------
Net cash used in investing activities          (3,556)  (11,217)    (3,025)

Cash flows from financing activities
 Net change in:
  Subordinated debt                              (200)         -       755
  Repayment of note payable                          -   (7,815)    (2,015)
  Proceeds from note payable                         -     3,000     3,000
  Issuance of Jr. subordinated debentures       15,000         -         -
  Payment from (loan to) ESOP, net                  45      (21)        46
 Dividends on Series B preferred stock               -      (40)       (81)
 Issuance of common stock                          285    15,676     1,137
                                               -------   -------    -------
Net cash provided by financing activities       15,130    10,800     2,842
                                               -------   -------    -------
 Increase (decrease) in cash                    12,481       412       373

 Cash at beginning of year                         800       388        15
                                               -------   -------    -------
 Cash at end of year                           $13,281      $800      $388
                                               =======   =======    =======



                  Success Bancshares, Inc. and Subsidiaries
                            Directors and Officers

DIRECTORS OF Success Bancshares, Inc.
Wilbur G. Meinen, Jr., President
Success Bancshares, Inc. and Success National Bank
Charles G. Freund, Retired Vice President
Mid-Con Corp.
Avrom H. Goldfeder, Senior Vice President
I.N.O. Securities Futures & Options
Sherwin Koopmans, Retired Associate Director
Federal Deposit Insurance Corporation
George M. Ohlhausen, Chairman of the Board
Success Bancshares, Inc.
Norman D. Rich, C.P.A., Partner
Veatch, Rich & Nadler, Chtd.
Glen R. Wherfel, C.P.A.
Wherfel and Associates


DIRECTORS OF Success National Bank

Frank L. Baasch, Past President
BDL Inc.
Aben S. Caplan, Retired
Caplan, Taub, Levin & Pollack
Norman W. Fishman, Chairman of the Board
Success National Bank
President, Nationwide Assessment Advisors, Inc.
Avrom Goldfeder, Senior Vice President
I.N.O. Securities Futures & Options
Ray Hartstein, Founding Chairman
Oakton Community College
Milton Levinson, Retired President
U.S. Machinery Movers, Inc.
Wilber G. Meinen, Jr., President
Success Bancshares, Inc. and Success National Bank
Keevan Morgan, Attorney at Law
Morgan & Bley
George M. Ohlhausen
Investments
Norman D. Rich, C.P.A., Partner
Veatch, Rich & Nadler, Chtd.
Glen R. Wherfel, C.P.A.
Wherfel and Associates


OFFICERS OF Success Bancshares, Inc.
Wilbur G. Meinen, Jr., President and Chief Executive Officer
Kurt C. Felde, Senior Vice President and Chief Financial Officer
Marlene Sachs, Secretary
Ronald W. Tragasz, Assistant Secretary & Assistant Treasurer

OFFICERS OF Success National Bank

Wilbur G. Meinen, Jr., President and Chief Executive Officer
Christa N. Calabrese, Executive Vice President and Chief Lending Officer



Kurt C. Felde, Senior Vice President and Chief Financial Officer Ronald W. Tragasz, Senior Vice President and Cashier
Joseph Bauer, First Vice President-Consumer/Mortgage Loans
Walter Adreani, Vice President Commercial Loans
Janis A. Anderson, Vice President/Manager Mortgage and Consumer Loans Susan J. Cherf, Vice President and Controller
Kevin M. Cook, Vice President Commercial Loans
Candy S. LoGiurato, Vice President, Commercial Loans
Anna Long, Vice President and Manager Credit Card Services
Barbara M. Mankowski, Vice President and Auditor
Chiwin Nilapant, Vice President, International
Mary Purcell, Vice President/CRA and Compliance Officer
Marlene Sachs, Vice President and Secretary to the Board of Directors Tana J. Shea, Vice President, Branch Administration
Jai Cai, Assistant Vice President, International
Robert Hamilton, Assistant Vice President, Business Development Regina Hirn, Assistant Vice President, Commercial Loans
William M. Marquardsen, Assistant Vice President, Commercial Loans Vicki Peloquin, Assistant Vice President, Electronic Banking Officer Ron Williams, Assistant Vice President and Facilities Director
Larry D. Young, Assistant Vice President, Commercial Loans





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


Member FDIC                                            Equal Housing Lender



                  Success Bancshares, Inc. and Subsidiaries
                            Shareholder Information

CORPORATE OFFICE
One Marriott Drive
Lincolnshire, IL 60069-3703
(847) 279-9000 . FAX (847) 279-9050

ANNUAL REPORT ON FORM 10-K

A copy of Success Bancshares, Inc.'s Annual Report on Form 10-K as filed with the Securities and Exchange Commission may be obtained without charge upon written request to Kurt C. Felde, Senior Vice President and Chief Financial Officer, Success Bancshares, Inc., 1123 S. Milwaukee Avenue, Libertyville, IL 60048-3270, or by calling (847) 549-5900 ext. 1410.

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

STOCK LISTING Success Bancshares, Inc.'s common stock is traded over the counter and is listed on the Nasdaq National Market System under the symbol "SXNB." At March 10, 1999, there were 2,959,236 shares of Success Bancshares, Inc. common stock issued and outstanding and there were approximately 529 holders of record. The table below shows the high and low bid price on the common stock for each quarter since the common stock began trading on October 21, 1997. These prices do not represent actual transactions and do not include retail markups, mark-downs or commissions.




                                                                Bid
Quarter Ended                                              High       Low
December 31, 1997                                         $15.13   $13.50
March 31, 1998                                            $14.00   $13.00
June 30, 1998                                             $14.88   $13.38
September 30, 1998                                        $16.38   $12.75
December 31, 1998                                         $13.13   $10.50

The stock price information set forth in the table above was provided by the National Association of Securities Dealers, Inc. High, low and closing prices and daily trading volume are reported in most major newspapers.

MARKET MAKERS
EVEREN Securities, Inc.
Herzog, Heine, Geduld, Inc.
Tucker Anthony, Inc.
Friedman Billings Ramsey & Co.



(Back Cover)