Form 10-K, Exhibit 13
period 1999-12-31
SUCCESS BANCSHARES INC
filed 2000-03-29
CIK 1009569

                  RETAIL BANKING LOCATIONS

                            TO REACH ANY LOCATION CALL
                            847.279.9000
                            DEERFIELD
                            630 North Waukegun Road
                            Deerfield, IL 60015-4325
                            LIBERTYVILLE
                            1123 South Milwaukee Avenue
                            Libertyville, IL 60048-3270
                            LIBERTYVILLE NORTH
                            1409 West Peterson Road
                            Libertyville, IL 60048-1001
                            LINCOLN PARK
                            2424 North Clark Street
                            Chicago, IL 60614-2718
                            LINCOLNWOOD-
                            INTERNATIONAL OFFICE
                            3443 West Touhy Avenue
                            Lincolnwood, IL 60712-2721
                            LINCOLNWOOD
                            333 West Touhy Avenue
                            Lincolnwood, IL 60712-2116
                            LINCOLNSHIRE
                            One Marriott Drive
                            Lincolnshire, IL 60069-3703
                            NORTHBROOK
                            1368 Shermer Road
                            Northbrook, IL 60062-4599
                            SKOKIE
                            4028 West Oakton
                            Skokie, IL 60076-3434

                            LINCOLNSHIRE-
                            CORPORATE OFFICE
                            100 Tri-State International, P.O. Box 1499
                            Lincolnshire, IL 60069-1499

                                                 [SUCCESS BANCHSARES, INC. LOGO]

                                                       FINANCIALS

                             [SUCCESS NATIONAL BANCSHARES LOGO]

SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

             SELECTED FINANCIAL HIGHLIGHTS

--------------------------------------------------------------------------------

                                                                           YEAR ENDED DECEMBER 31,
                                                           --------------------------------------------------------
                                                             1999        1998        1997        1996        1995
         ----------------------------------------------------------------------------------------------------------
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
         STATEMENT OF INCOME DATA:
         ----------------------------------------------------------------------------------------------------------
         Interest income                                   $ 34,657    $ 32,459    $ 24,912    $ 19,850    $ 18,675
         Interest expense                                    17,422      17,184      12,861      10,020       9,886
         ----------------------------------------------------------------------------------------------------------
          Net interest income                                17,235      15,275      12,051       9,830       8,789
         Provision for loan losses                            1,180       1,943         766         310         207
         Other income                                         3,160       3,275       2,650       2,136       2,125
         Other expenses                                      16,800      15,690      12,349      10,640       9,510
         ----------------------------------------------------------------------------------------------------------
          Net income before taxes                             2,415         917       1,586       1,016       1,197
         Income tax expense (benefit)                           687        (287)        499         233         260
         ----------------------------------------------------------------------------------------------------------
          Net income                                       $  1,728    $  1,204    $  1,087    $    783    $    937
         ----------------------------------------------------------------------------------------------------------
         COMMON SHARE DATA:
         Earnings per common share:
          Basic                                            $   0.60    $   0.41    $   0.68    $   0.66    $   0.93
          Diluted                                          $   0.60    $   0.40    $   0.65    $   0.63    $   0.86
         Book value per common share                       $  11.29    $  10.95    $  10.30    $   8.99    $   7.48
         Weighted average common shares outstanding           2,879       2,938       1,531       1,061       1,011
         BALANCE SHEET DATA:
         Cash and cash equivalents                         $ 17,057    $ 38,824    $ 23,901    $ 13,833    $ 20,559
         Securities                                          36,329      41,037      53,754      47,707      55,614
         Loans, net                                         424,668     371,263     287,025     203,299     171,135
         Total assets                                       497,145     470,478     378,719     276,349     251,338
         Deposits                                           394,290     398,735     329,424     245,105     227,308
         Borrowings, including repurchase agreements         54,063      21,513      16,163      18,975      14,395
         Trust preferred securities                          15,000      15,000          --          --          --
         Shareholders' equity                              $ 30,850    $ 32,324    $ 30,070    $ 10,100    $  8,085
         PERFORMANCE DATA:
         Net interest margin                                  4.07%       3.95%       4.17%       4.25%       4.14%
         Return on average assets                             0.37%       0.28%       0.34%       0.31%       0.40%
         Return on average equity                             5.44%       3.80%       7.76%       8.33%      14.48%
         Loans to deposits                                  107.70%      93.11%      87.13%      82.94%      75.29%
         ASSET QUALITY RATIOS:
         Nonperforming loans to total loans(1)                0.40%       0.09%       0.63%       0.06%       0.37%
         Nonperforming assets to total assets                 0.35%       0.17%       0.56%       0.04%       0.25%
         Allowance for loan losses to total loans             1.00%       1.02%       0.72%       0.70%       0.70%
         Nonperforming loans to allowance for loan
          losses                                             40.01%       9.13%      87.54%       8.28%      53.74%
         Net loan charge-offs to average loans                0.19%       0.06%       0.05%       0.04%       0.01%
         CAPITAL RATIOS:
         Risk-based capital                                  13.18%      15.23%      12.37%       8.00%       7.53%
         Leverage capital(2)                                  8.87%       9.96%       9.69%       4.37%       3.70%
         OTHER:
         Branch offices (including headquarters)                 10          11           9           7           7
         Full-time equivalent employees                         185         196         162         144         150

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

                                       SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following discussion is intended to assist in understanding the financial condition, changes in financial condition and results of operation of the Company. The information contained in this section should be read in conjunction with the Financial Statements and the accompanying Notes to Financial Statements and the other sections contained in this annual report.

The Company's principal business is conducted by its wholly owned subsidiary, Success National Bank (the "Bank"), and consists of full service community banking. The Company's results of operations depend primarily on its net interest income, which is the difference between the income the Company receives on its interest earning assets and the interest expense associated with its deposits and borrowings. The Company's results of operations are also affected by its provision for loan losses, the level of its noninterest income and expenses, and income tax expense.

Net interest income is dependent on the amounts of and yields on interest earning assets as compared to the amounts of and rates on interest bearing liabilities. Net interest income is sensitive to changes in market rates of interest and is impacted by the Company's asset/liability management procedures in coping with such changes. The provision for loan losses is dependent on growth in the loan portfolio, management's assessment of the collectibility of the loan portfolio, as well as economic and market factors. Noninterest expenses are heavily influenced by the growth of the Company, with additional employees necessary to staff and open new branch facilities and marketing expenses necessary to promote them. Growth in the number of account relationships directly affects expenses such as data processing costs, supplies, postage and other miscellaneous expenses.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity management at both the Company and the Bank involves planning to meet anticipated funding requirements at reasonable costs. Liquidity management is guided by policies formulated and monitored by the Company's senior management and the Bank's asset/liability committee, which take into account the marketability of assets, the sources and stability of funding and the level of unfunded commitments. The Bank's principal sources of funds are deposits, short-term borrowings and capital contributions by the Company. Borrowings by the Bank from the Federal Reserve Bank of Chicago and Federal Home Loan Bank of Chicago provide additional available sources of liquidity.

The Bank's core deposits, the most stable source of liquidity for community banks due to the nature of long-term relationships generally established with depositors and the security of deposit insurance provided by the FDIC, are available to provide long-term liquidity. At December 31, 1999 and 1998, 36.83% and 38.96%, respectively, of the Company's total assets were funded by demand deposits.

Liquid assets refer to money market assets such as cash and due from banks, federal funds sold and interest bearing time deposits with financial institutions and securities available-for-sale with a remaining maturity less than one year. Net liquid assets represent the sum of the liquid asset categories less the amount of assets pledged to secure public funds. As of December 31, 1999 and 1998, net liquid assets totaled approximately $22.7 million and $52.7 million, respectively.

At December 31, 1999, the consolidated capital to assets ratio of the Company was 6.2%. As of year-end 1999, the Bank exceeded all of its regulatory capital requirements with total capital to risk weighted assets, tier 1 capital to risk weighted assets and tier 1 capital to average assets ratios of 10.95%, 9.82% and 8.00%. See Note 10 -- Shareholders' Equity and Capital Standards of this 1999 Annual Report for an additional discussion of capital resources.

The Company's cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Net cash provided by operating activities, consisting primarily of earnings, was $4.0 million for the year ended December 31, 1999, and $1.4 million for the year ended December 31, 1998. A significant component in the fluctuation of net cash provided by or used in operating activities is the timing of the sale of loans held-for-sale to permanent investors. Net cash used in investing activities, consisting primarily of loan and investment funding, was $51.2 million and $76.4 million for the years ended December 31, 1999 and 1998, respectively. Net cash provided by financing activities, consisting of deposit growth and increased borrowings, was $25.4 million and $90.0 million for the years ended December 31, 1999 and 1998, respectively.

ASSET/LIABILITY MANAGEMENT

As a continuing part of its financial strategy, the Company attempts to manage the impact of fluctuations in market interest rates on its net interest income. This effort entails providing a reasonable balance between interest rate risk, credit risk, liquidity risk and maintenance of yield. Asset/Liability management policies are established and monitored by management in conjunction with the Board of Directors of the Bank, subject to general oversight by the Company's Board of Directors. The policies establish guidelines for acceptable limits on the sensitivity of the market value of assets and liabilities to changes in interest rates.

The Company's net income is dependent on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest bearing liabilities mature or reprice on a different basis than interest earning assets. When interest bearing liabilities mature or reprice more quickly than interest earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest earning assets mature or reprice more quickly than interest bearing liabilities, falling interest rates could result in a decrease in net income.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

The following table illustrates the Company's estimated interest rate sensitivity and periodic and cumulative gap positions as calculated as of December 31, 1999.

                                                                    TIME TO MATURITY OR REPRICING
                                                  -----------------------------------------------------------------
                                                  0-90 DAYS    91-365 DAYS    1-5 YEARS    OVER 5 YEARS     TOTAL
-------------------------------------------------------------------------------------------------------------------
                                                                       (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
Net loans                                         $126,727      $  44,118     $168,350       $ 89,742      $428,937
Securities                                           2,394          5,169       20,942          7,824        36,329
Interest bearing deposits with financial
 institutions                                           --             --           --             --            --
Federal funds sold                                      --             --           --             --            --
-------------------------------------------------------------------------------------------------------------------
Total earning assets                              $129,121      $  49,287     $189,292       $ 97,566      $465,266
-------------------------------------------------------------------------------------------------------------------
INTEREST BEARING LIABILITIES:
NOW and money market accounts                     $ 96,443      $  13,396     $     --       $     --      $109,839
Savings deposits                                        --             --           --             --            --
Time deposits                                       51,578         75,450       21,494            549       149,071
Borrowings                                          30,990            260       12,812         10,000        54,063
-------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities                $179,011      $  89,106     $ 34,306       $ 10,549      $312,972
-------------------------------------------------------------------------------------------------------------------
Rate sensitive assets (RSA)                       $129,121      $  49,287     $189,292       $ 97,566      $465,266
Rate sensitive liabilities (RSL)                  $179,011      $  89,106     $ 34,306       $ 10,549      $312,972
GAP (GAP = RSA-RSL)                               $(49,890)     $ (39,819)    $154,986       $ 87,017      $152,294
Cumulative gap                                    $(49,890)     $ (89,709)    $ 65,277       $152,294      $152,294
RSA/Total assets                                    25.97%          9.91%       38.08%         19.63%        93.59%
RSL/Total assets                                    36.01%         17.92%        6.90%          2.12%        62.95%
GAP/Total assets                                   (10.04%)        (8.01%)      31.18%         17.50%        30.63%
GAP/RSA                                            (38.64%)       (80.79%)      81.88%         89.19%        32.73%
Cumulative GAP/Total Assets                        (10.04%)       (18.04%)      13.13%         30.63%        30.63%
Cumulative GAP/RSA                                 (38.64%)      (182.01%)      34.48%        156.09%        32.73%
-------------------------------------------------------------------------------------------------------------------

While the gap position illustrated above is a useful tool that management can utilize for general positioning of the Company's balance sheet, management uses an additional measurement tool to evaluate its asset/liability sensitivity which determines exposure to changes in interest rates by measuring the percentage change in net interest income due to changes in rates over a one-year time horizon. Management measures such percentage change assuming an instantaneous permanent parallel shift in the yield curve of 100 and 200 basis points, both upward and downward. The model uses an option-based pricing approach to estimate the sensitivity of mortgage loans. The most significant embedded option in these types of assets is the prepayment option of the borrowers. The model uses various prepayment assumptions depending upon the type of mortgage instrument (residential mortgages, commercial mortgages, mortgage-backed securities, etc.). Prepayment rates for mortgage instruments ranged from 5 to 45 CPR (Constant Prepayment Rate) as of December 31, 1999 and 1998.

Utilizing this measurement concept, the interest rate risk of the Company, expressed as a percentage change in net interest income over a one-year time horizon due to changes in interest rates, at December 31, 1999 and 1998, was as follows:

                                                                          BASIS POINT CHANGE
                                                                ---------------------------------------
                                                                +200        +100        -100       -200
-------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1999                                            (8.8%)      (4.4%)      4.6%       7.8%
-------------------------------------------------------------------------------------------------------
At December 31, 1998                                            (9.5%)      (4.8%)      3.9%       5.6%

Although the Company's interest rate risk position at December 31, 1999 continues as one in which rate-sensitive liabilities exceed rate sensitive assets, balance sheet restructuring during 1999 has reduced the exposure from that identified at December 31, 1998. The Company's position at December 31, 1999 would be expected, for example, to result in an 8.8% decrease in net interest income should interest rates immediately increase by 200 basis points for a one year period. Conversely, a decline in interest rates of 200 basis points would result in an increase of 7.8% of net interest income. The positive shift in the rate sensitive position of the Company between December 31, 1999 and December 31, 1998 was in part due to the emphasis placed upon the generation of floating rate loans versus fixed rate loans.

The Company does not currently engage in trading activities or use derivative instruments to control interest rate risk. Although such activities may be permitted with the approval of the Board of Directors of the Bank, the Company does not intend to engage in such activities in the immediate future.

Interest rate risk is the most significant market risk affecting the Company. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of the Company's business activities.

EFFECTS OF INFLATION

The financial statements and related financial data concerning the Company presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                       SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

dollars without considering changes in the relative purchasing power of money over time due to inflation. Inflation can have a significant effect on the operating results of all industries. However, the effects of inflation in the local economy and on the Company's operating results have been relatively modest for the past several years. Since substantially all of the Company's assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates.

The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Furthermore, inflation can directly affect the value of loan collateral in general, and real estate collateral in particular. These factors are taken into account in the initial underwriting process and over the life of the loans. The Company believes that it has systems in place to continue to manage the rates, liquidity and interest rate sensitivity of the Company's assets and liabilities.

CONSOLIDATED RESULTS OF OPERATIONS

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998

General

The Company reported net income of $1.7 million for the year ended December 31, 1999 compared to net income of $1.2 million for the year ended December 31, 1998, an increase of $524 thousand or 43.5%. For the year, net interest income increased $2.0 million or 12.8% over 1998. In addition, for the year 1999 as compared to 1998, the provision for loan losses decreased $763 thousand to $1.2 million, other operating income decreased $115 thousand to $3.2 million and other operating expense increased $1.1 million to $16.8 million. For the year ended December 31, 1999, the Company's provision for income taxes was $687 thousand, an increase of $974 thousand over the benefit of $287 thousand recorded in 1998. These and other significant fluctuations in the Company's results of operation are discussed below.

Net interest income

Net interest income increased to $17.2 million for the year ended December 31, 1999 from $15.2 million for 1998. This increase in net interest income of $2.0 million, or 12.8%, was attributable to a $2.2 million increase in interest income resulting from the 9.2% increase in average interest earning assets in the year ended December 31, 1999 compared to the year ended December 31, 1998. Partially offsetting this increase in interest income was a $238 thousand increase in interest expense for the year ended December 31, 1999 resulting from an 8.7% increase in average interest bearing liabilities during 1999 as compared to 1998. The Company's net interest margin increased to 4.07% for 1999 compared to 3.95% in 1998 as a result of the Company's continued efforts to convert noninterest earning assets into interest earning assets. The ratio of interest earning assets to total assets increased from 91.4% at December 31, 1998 to 93.6% at December 31, 1999. In addition, the Company reduced the cost associated with its average interest bearing liabilities from 4.98% for 1998 to 4.65% for 1999.

Provision for loan losses

The provision for loan losses decreased to $1.2 million in 1999 from $1.9 million in the prior year. At December 31, 1999, the allowance for loan losses represented 1.00% of gross loans outstanding which management believed was adequate to cover potential losses in the portfolio. There can be no assurance that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon the economy, changes in real estate values, interest rates, the view of regulatory agencies toward adequate reserve levels, and past due and non-performing loan levels.

Other operating income

Total other operating income decreased $115 thousand, or 3.5%, to $3.2 million for 1999, compared to $3.3 million for 1998. In 1998, the Company included in other noninterest income $1.0 million of life insurance proceeds related to the death of Company President and CEO, Saul D. Binder. Excluding the life insurance proceeds, other noninterest income increased $584 thousand to $796 thousand in 1999 as compared to 1998. The increase in 1999 is largely the result of the Company having received a lawsuit settlement of $70 thousand and having settled monthly billing claims and conversion related charges with its service provider and reduced previously accrued expenses by $94 thousand. Service charges on deposit accounts increased by $115 thousand, or 8.2%, to $2.1 million for the year ended December 31, 1999, from $2.0 million in 1998. The majority of service charges on deposit accounts consisted of fees charged for overdrafts and failure to maintain required balances. In 1999, the Company recognized $200 thousand related to gains on the sale of loans, an increase of $41 thousand, or 25.8%, over 1998.

Other operating expenses

Total other operating expenses increased $1.1 million, or 7.1%, to $16.8 million for 1999, as compared to $15.7 million in 1998. This increase reflects the higher level of expenditures required to support the Company's growth. Salaries and employee benefits increased $829 thousand, or 10.1%, to $9.0 million for the year ended December 31, 1999, as compared to $8.2 million for the prior year. The increase in salary and benefits expense reflects higher staffing levels to support new locations and the growth in deposit and loan accounts at existing

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

banking locations which are required to maintain high levels of customer service. Occupancy and equipment expenses increased to $3.4 million for 1999, from $2.7 million for 1998, primarily due to the higher level of expense associated with the May, 1998 opening of the downtown Chicago branch location (closed December 24, 1999), the August, 1998 opening of the Skokie/Oakton Street branch location and the March, 1999 opening of the North Libertyville branch office. In addition, the Company leased approximately 26,578 square feet of space for use as a corporate office in October 1999. Data processing expense increased to $802 thousand for the year ended December 31, 1999, compared to $739 thousand for 1998, primarily as a result of higher transaction volume levels.

Income taxes

The Company recorded income tax expense of $687 thousand for 1999, compared to an income tax benefit of $287 thousand in 1998. The increase is attributable to both an increase in net income before tax and to a decrease in income not subject to federal tax. In 1998, the Company received $1.0 million of life insurance proceeds related to the death of Company President and CEO, Saul D. Binder, which are exempt from tax.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

General

The Company reported net income of $1.2 million for the year ended December 31, 1998 compared to net income of $1.1 million for the year ended December 31, 1997, an increase of $117 thousand or 10.8%. For the year, the loan loss provision increased by $1.2 million and total other operating expenses increased by $3.3 million. These increases were offset by an increase in net interest income of $3.2 million, an increase in other operating income of $625 thousand and a decrease in the provision for income taxes of $786 thousand. These and other significant fluctuations in the Company's results of operation are discussed below.

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

Provision for loan losses

The provision for loan losses increased to $1.9 million in 1998, from $766 thousand in the prior year, necessitated by the growth in the loan portfolio. At December 31, 1998, the allowance for loan losses represented 1.02% of loans outstanding.

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

Other operating expenses

Total other operating expenses increased $3.3 million, or 27.1%, to $15.7 million for 1998, as compared to $12.3 million in 1997. This increase reflects the higher level of expenditures required to support the Company's growth. Salaries and employee benefits increased to $8.2 million for the year ended December 31, 1998, as compared to $6.2 million for the prior year. The increase of $2.0 million reflects increased staffing to support new locations and the growth in deposit and loan accounts at existing banking locations which are required to maintain high levels of customer service. Also contributing to the increase in salaries were normal salary increases and the contractual compensation expenses of approximately $350 thousand incurred in connection with the unexpected death of Mr. Binder. Occupancy and equipment expenses increased to $2.7 million for 1998, from $2.0 million for 1997, primarily due to improvements in the Company's computer systems and the costs associated with the May, 1998, opening of the downtown Chicago branch location and August, 1998 opening of the Skokie/Oakton Street branch location. Data processing expense decreased to $739 thousand for the year ended December 31,

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                       SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

1998, compared to $889 thousand for 1997, primarily due to the inclusion in 1997 of the costs associated with the conversion of the Company's data processing provider. Other noninterest expenses increased by $852 thousand, or 26.3%, to $4.1 million for the year ended December 31, 1998, from $3.2 million for 1997, primarily due to a $246 thousand increase of costs related to the carry and revaluation of other real estate owned, a $119 thousand increase in legal fees and an increase of $119 thousand in consulting fees attributable to branch architectural services.

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

FORWARD LOOKING STATEMENTS

Statements made about the Company's future economic performance, strategic plans or objectives, revenues or earnings projections, or other financial items and similar statements throughout this Annual Report, including in the Management Letter and Management's Discussion and Analysis of Financial Condition and Results of Operations, are not guarantees of future performance, but are forward looking statements. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those in the statements. Important factors that might cause the Company's actual results to differ materially include, but are not limited to, the following:

- Federal and state legislative and regulatory developments;
- The impact of continued loan and deposit promotions on the Company's net interest margin;
- The impact of opening, staffing and operating new branch facilities;
- Changes in management's estimate of the adequacy of the allowance for loan losses;
- Changes in the level and direction of loan delinquencies and write-offs;
- Interest rate movements and their impact on customer behavior and the Company's net interest margin;
- The impact of repricing and competitors' pricing initiatives on loan and deposit products;
- The Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace;
- The Company's ability to access cost effective funding; and
- Changes in financial markets and general economic conditions.

[GCGLADREY AND RSM LOGOS]

                          Independent Auditor's Report

Board of Directors and Shareholders
Success Bancshares, Inc.
Lincolnshire, Illinois

We have audited the accompanying consolidated balance sheets of Success Bancshares, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Success Bancshares, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999.

[MCGLADREY & PULLEN SIGS]

Schaumburg, Illinois
February 11, 2000

                                       SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------

                                                                               DECEMBER 31,
                                                                         -------------------------
                                                                           1999             1998
         -----------------------------------------------------------------------------------------
                                                                              (IN THOUSANDS,
                                                                            EXCEPT SHARE DATA)
         ASSETS
         Cash and cash equivalents                                       $ 17,057         $ 38,824
         Securities available-for-sale                                     36,329           41,037
         Real estate loans held-for-sale                                       --            1,006
         Loans, less allowances for loan losses of $4,269 at 1999 and
          $3,824 at 1998                                                  424,668          371,263
         Premises and equipment, net                                       10,684           11,362
         Interest receivable                                                2,876            2,699
         Other real estate owned                                               50              435
         Other assets                                                       5,481            3,852
         -----------------------------------------------------------------------------------------
         Total assets                                                    $497,145         $470,478
         -----------------------------------------------------------------------------------------
         LIABILITIES AND SHAREHOLDERS' EQUITY
         Liabilities
         Deposits
          Non-interest bearing deposits                                  $ 60,571         $ 53,557
          Interest bearing deposits                                       333,719          345,178
         -----------------------------------------------------------------------------------------
         Total deposits                                                   394,290          398,735
         Federal Home Loan Bank advances                                   45,946           15,491
         Securities sold under repurchase agreements                        5,002            5,136
         Demand notes payable to U.S. Government                            3,115              886
         Trust preferred securities                                        15,000           15,000
         Interest payable and other liabilities                             2,942            2,906
         -----------------------------------------------------------------------------------------
         Total liabilities                                                466,295          438,154
         Shareholders' equity
         Preferred stock, $0.001 par value, 1,000,000 shares
          authorized, none issued                                              --               --
         Common stock, $0.001 par value 7,500,000 shares authorized,
          At December 31, 1999: 3,074,326 issued and 2,732,190 shares outstanding
          At December 31, 1998: 2,959,236 shares issued and
            outstanding                                                         3                3
         Additional paid-in capital                                        25,362           24,528
         Retained earnings                                                  9,284            7,556
         Loan to Employee Stock Ownership Plan                                (74)            (113)
         Unearned compensation                                                (36)             (92)
         Treasury stock                                                    (3,563)              --
         Accumulated other comprehensive income (loss)                       (126)             442
         -----------------------------------------------------------------------------------------
         Total shareholders' equity                                        30,850           32,324
         -----------------------------------------------------------------------------------------
         Total liabilities and shareholders' equity                      $497,145         $470,478
         -----------------------------------------------------------------------------------------

          See accompanying notes to Consolidated Financial Statements

SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------

                                                                                YEARS ENDED DECEMBER 31,
                                                                         ---------------------------------------
                                                                          1999            1998            1997
         -------------------------------------------------------------------------------------------------------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
         Interest income
         Loans (including fee income)                                    $31,976         $28,938         $21,746
         Investment securities
          Taxable                                                          1,548           2,317           2,318
          Exempt from federal income tax                                     609             620             425
         Other interest income                                               524             584             423
         -------------------------------------------------------------------------------------------------------
         Total interest income                                            34,657          32,459          24,912
         Interest expense
         Deposits                                                         14,729          15,265          11,190
         Note payable                                                         --              --             363
         Trust preferred securities                                        1,343             838              --
         Other borrowings                                                  1,350           1,081           1,308
         -------------------------------------------------------------------------------------------------------
         Total interest expense                                           17,422          17,184          12,861
         Net interest income                                              17,235          15,275          12,051
         Provision for loan losses                                         1,180           1,943             766
         -------------------------------------------------------------------------------------------------------
         Net interest income after provision for loan losses              16,055          13,332          11,285
         Other operating income
         Service charges on deposit accounts                               2,148           2,033           1,879
         Gains on sales of loans                                             200             159              61
         Gain (loss) on sale of securities, net                                5            (200)             --
         Net credit card processing income                                    16              71             446
         Life insurance proceeds                                              --           1,000              --
         Other income                                                        791             212             264
         -------------------------------------------------------------------------------------------------------
                                                                           3,160           3,275           2,650
         Other operating expenses
         Salaries and employee benefits                                    9,001           8,172           6,177
         Occupancy and equipment expenses                                  3,391           2,688           2,044
         Data processing                                                     802             739             889
         Other expenses                                                    3,606           4,091           3,239
         -------------------------------------------------------------------------------------------------------
                                                                          16,800          15,690          12,349
         -------------------------------------------------------------------------------------------------------
         Income before income taxes                                        2,415             917           1,586
         Income tax expense (credit)                                         687            (287)            499
         -------------------------------------------------------------------------------------------------------
         NET INCOME                                                        1,728           1,204           1,087
         -------------------------------------------------------------------------------------------------------
         Basic earnings per share                                        $  0.60         $  0.41         $  0.68
         Diluted earnings per share                                      $  0.60         $  0.40         $  0.65

          See accompanying notes to Consolidated Financial Statements

                                       SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

--------------------------------------------------------------------------------

                                                                      DECEMBER 31, 1999, 1998 AND 1997
                                                ----------------------------------------------------------------------------

                                                SERIES B              CLASS A   ADDITIONAL
                                                PREFERRED   COMMON    COMMON     PAID-IN     RETAINED   ESOP      UNEARNED
                                                  STOCK      STOCK     STOCK     CAPITAL     EARNINGS   LOAN    COMPENSATION
                                                ----------------------------------------------------------------------------
                                                                               (IN THOUSANDS)
           Balance at January 1, 1997             $ 94      $   953    $ 116     $ 4,348      $5,305    $(137)      $ --
           Comprehensive Income:
           Net income                               --           --       --          --       1,087       --         --
           Other comprehensive income, net of
           tax:                                     --           --       --          --          --       --         --
            Unrealized gains on securities
            available for sale arising during
            the period, net of taxes of $190        --           --       --          --          --       --         --
             Reclassification adjustment, net
             of taxes                               --           --       --          --          --       --         --
           -----------------------------------------------------------------------------------------------------------------
           Total comprehensive income               --           --       --          --          --       --         --
           Issuance of 16,461 shares of common
           stock, through option exercise           --           16       --         140          --       --         --
           Change in par value per common
           share from $1.00 to $0.001               --       (1,061)      --       1,016          --       --         --
           Series B preferred stock dividends       --           --       --          --         (40)      --         --
           Conversion of Class A common stock
           into common stock                        --           --     (116)        116          --       --         --
           Conversion of Series B referred
           stock into common stock                 (94)          94       --          --          --       --         --
           Issuance of 1,380,000 shares
           through initial public offering,
           net of expenses                          --            1       --      15,539          --       --         --
           Conversion of subordinated
           debentures into common stock             --           --       --       2,917          --       --         --
           Loan to ESOP                             --           --       --          --          --      (50)        --
           ESOP shares released                     --           --       --          30          --       29         --
           -----------------------------------------------------------------------------------------------------------------
           Balance at December 31, 1997             --            3       --      24,151       6,352     (158)        --
           Comprehensive Income:
           Net income                               --           --       --          --       1,204       --         --
           Other comprehensive income, net of
           tax:                                     --           --       --          --          --       --         --
            Unrealized gains on securities
            available for sale arising during
            the period, net of taxes of $533        --           --       --          --          --       --         --
             Reclassification adjustment, net
             of tax benefit of $78                  --           --       --          --          --       --         --
           -----------------------------------------------------------------------------------------------------------------
           Total comprehensive Income               --           --       --          --          --       --         --
           Issuance of shares of common stock,
           through option exercise                  --           --       --         131          --       --         --
           Issuance of restricted stock             --           --       --          92          --       --        (92)
           Conversion of subordinated
           debentures into common stock             --           --       --          --          --       --        100
           ESOP shares released                     --           --       --          --          --       45         54
           -----------------------------------------------------------------------------------------------------------------
           Balance at December 31, 1998             --            3       --      24,528       7,556     (113)       (92)
           Comprehensive Income:
           Net income                               --           --       --          --       1,728       --         --
           Other comprehensive income, net of
           tax:                                     --           --       --          --          --       --         --
            Unrealized losses on securities
            available for sale arising during
            the period, net of tax benefit of
            $293                                    --           --       --          --          --       --         --
           -----------------------------------------------------------------------------------------------------------------
           Total comprehensive Income               --           --       --          --          --       --         --
           Issuance of shares of common stock,
           through option exercise                  --           --       --         823          --       --         --
           Issuance of restricted stock             --           --       --          --          --       --         56
           Reissuance of treasury shares            --           --       --          (5)         --       --         --
           Purchase of treasury shares              --           --       --          --          --       --         --
           ESOP shares released                     --           --       --          16          --       39         --
           -----------------------------------------------------------------------------------------------------------------
           BALANCE AT DECEMBER 31, 1999           $ --      $     3    $  --     $25,362      $9,284    $ (74)      $(36)
           -----------------------------------------------------------------------------------------------------------------

                                                  DECEMBER 31, 1999, 1998 AND 1997
                                                -------------------------------------
                                                           UNREALIZED
                                                            NET GAIN        TOTAL
                                                TREASURY   (LOSS) ON    SHAREHOLDERS'
                                                 STOCK     SECURITIES      EQUITY
                                                -------------------------------------
                                                           (IN THOUSANDS)
           Balance at January 1, 1997           $    --      $(579)        $10,100
           Comprehensive Income:
           Net income                                --         --           1,087
           Other comprehensive income, net of
           tax:                                      --         --              --
            Unrealized gains on securities
            available for sale arising during
            the period, net of taxes of $190         --         --             301
             Reclassification adjustment, net
             of taxes                                --         --              --
           ----------------------------------------------------------------------------------------
           Total comprehensive income                --         --           1,388
           Issuance of 16,461 shares of common
           stock, through option exercise            --         --             156
           Change in par value per common
           share from $1.00 to $0.001                --         --              --
           Series B preferred stock dividends        --         --             (40)
           Conversion of Class A common stock
           into common stock                         --         --              --
           Conversion of Series B referred
           stock into common stock                   --         --              --
           Issuance of 1,380,000 shares
           through initial public offering,
           net of expenses                           --         --          15,540
           Conversion of subordinated
           debentures into common stock              --         --           2,917
           Loan to ESOP                              --         --             (50)
           ESOP shares released                      --         --              59
           -------------------------------------------------------------------------------------------------------
           Balance at December 31, 1997              --       (278)         30,070
           Comprehensive Income:
           Net income                                --         --           1,204
           Other comprehensive income, net of
           tax:                                      --         --              --
            Unrealized gains on securities
            available for sale arising during
            the period, net of taxes of $533         --         --             842
             Reclassification adjustment, net
             of tax benefit of $78                   --         --             122
           -----------------------------------------------------------------------------------------------------------------
           Total comprehensive Income                --         --           1,924
           Issuance of shares of common stock,
           through option exercise                   --         --             131
           Issuance of restricted stock              --         --              --
           Conversion of subordinated
           debentures into common stock              --         --             100
           ESOP shares released                      --         --              99
           -----------------------------------------------------------------------------------------------------------------
           Balance at December 31, 1998              --        442          32,324
           Comprehensive Income:
           Net income                                --         --           1,728
           Other comprehensive income, net of
           tax:                                      --         --              --
            Unrealized losses on securities
            available for sale arising during
            the period, net of tax benefit of
            $293                                     --         --            (568)
           -----------------------------------------------------------------------------------------------------------------
           Total comprehensive Income                --         --           1,160
           Issuance of shares of common stock,
           through option exercise                   --         --             823
           Issuance of restricted stock              --         --              56
           Reissuance of treasury shares             57         --              52
           Purchase of treasury shares           (3,620)        --          (3,620)
           ESOP shares released                      --         --              55
           -----------------------------------------------------------------------------------------------------------------
           BALANCE AT DECEMBER 31, 1999         $(3,563)     $(126)        $30,850
           -----------------------------------------------------------------------------------------------------------------

          See accompanying notes to Consolidated Financial Statements

SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------

                                                                             YEARS ENDED DECEMBER 31,
                                                                         ---------------------------------
                                                                           1999         1998        1997
         -------------------------------------------------------------------------------------------------
                                                                                  (IN THOUSANDS)
         CASH FLOWS FROM OPERATING ACTIVITIES
         Net income                                                      $   1,728    $  1,204    $  1,087
         Adjustments to reconcile net income to net cash provided by operating activities
         Premium amortization on securities, net of discount
          accretion                                                            (71)        122         (43)
         Provision for loan losses                                           1,180       1,943         766
         Depreciation and amortization                                       1,698       1,191         878
         Provision for deferred taxes                                          (59)       (737)       (279)
         Net (gains) losses on sales of securities                              (5)        200          --
         Loans originated for sale                                         (16,272)    (10,569)     (3,373)
         Proceeds from sales of loans                                       17,478       9,787       3,486
         Net gains on sales of loans                                          (200)       (159)        (61)
         Net (gains) losses on sale of other real estate owned                  (5)         76          --
         Accretion of loan discount                                            (59)       (110)        (65)
         Deferred loan fees                                                    (70)       (322)        (74)
         Change in interest receivables and other assets                    (1,806)     (1,419)       (374)
         Change in interest payable and other liabilities                       36          14         837
         Other                                                                 426         151         146
         -------------------------------------------------------------------------------------------------
          Net cash provided by operating activities                          3,999       1,372       2,931
         CASH FLOWS FROM INVESTING ACTIVITIES
         Proceeds from sales of available-for-sale securities            $      39    $     35    $     --
         Proceeds from maturities of available-for-sale securities          11,844      14,571       8,856
         Purchases of available-for-sale securities                         (8,062)    (11,902)    (15,651)
         Proceeds from maturities of held-to-maturity securities                --      11,333       1,381
         Purchases of held-to-maturity securities                               --      (3,000)       (374)
         Changes in interest-bearing balances with financial
          institutions                                                          --          --          99
         Loans made to customers, net                                      (54,506)    (86,178)    (84,643)
         Purchase of other real estate owned                                    --      (1,430)         --
         Proceeds from sales of other real estate                              440       1,638          --
         Proceeds from sales of premises and equipment                         680          --          --
         Premises and equipment expenditures                                (1,600)     (3,762)     (2,615)
         Purchase of subsidiary bank common stock                               --        (580)         (5)
         -------------------------------------------------------------------------------------------------
          Net cash used in investing activities                            (51,165)    (76,440)    (92,952)
         CASH FLOWS FROM FINANCING ACTIVITIES
         Increase in non-interest bearing deposits                       $   7,014    $  8,332    $  2,629
         Increase (decrease) in interest bearing deposits                  (11,459)       (543)       (157)
         Increase (decrease) in demand notes payable to US Government        2,229        (543)       (157)
         Increase (decrease) in securities sold under agreements to
          repurchase                                                          (134)      1,322        (441)
         Repayments of notes payable                                            --          --      (7,815)
         Proceeds from notes payable                                            --          --       3,000
         Proceeds from Federal Home Loan Bank advances                      36,700       9,000      11,750
         Repayment of Federal Home Loan Bank advances                       (6,245)     (4,229)     (6,182)
         Repayment of convertible subordinated debentures                       --        (100)         --
         Purchase of common shares for treasury                             (3,620)         --          --
         Proceeds from issuance of treasury shares                              52          --          --
         Issuance of Trust Preferred securities                                 --      15,000          --
         Issuance of common stock                                              823         185      15,676
         ESOP loan for common shares purchased by ESOP                          --          --         (50)
         Principal payment on ESOP loan                                         39          45          29
         Dividends paid                                                         --          --         (40)
         -------------------------------------------------------------------------------------------------
          Net cash provided by financing activities                         25,399      89,991     100,089
         -------------------------------------------------------------------------------------------------
         Increase (decrease) in cash and cash equivalents                  (21,767)     14,923      10,068
         Cash and cash equivalents at beginning of year                     38,824      23,901      13,833
         -------------------------------------------------------------------------------------------------
         CASH AND CASH EQUIVALENTS AT END OF YEAR                        $  17,057    $ 38,824    $ 23,901
         -------------------------------------------------------------------------------------------------
         Supplemental disclosures of cash flow information
          Cash paid during the year for: Interest on deposits            $  14,768    $ 15,208    $ 11,002
                                 Interest on borrowings                      2,638       1,877       1,708
                                 Income taxes                                  659         627         570
         Selected noncash investing activities
          Other real estate acquired in settlement of loans              $      50    $    671    $    290

          See accompanying notes to Consolidated Financial Statements

                                       SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Success Bancshares, Inc. (the Company), through its subsidiary, Success National Bank (the Bank), provides a full range of financial services to customers through its locations in the Chicago metropolitan area.

(a) Basis of Presentation: The consolidated financial statements of Success Bancshares, Inc. include the accounts of the Company and its wholly owned subsidiaries: Success National Bank, Success Realty Ventures, Inc. ("Success"), and Success Capital Trust I ("Trust"). Significant intercompany accounts and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates, which are particularly susceptible to change in a short period of time, include the determination of the allowance for possible loan losses. Actual results could differ from those estimates.

The Company adopted SFAS No. 130, "Reporting Comprehensive Income" as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Company's net income or shareholder's equity.

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

Transfer of loans held for sale to portfolio is accounted for at the lower of cost or fair value at the date of transfer. The excess of the carrying value over the fair value as of the transfer date is accreted into interest income over the remaining estimated lives of the transferred loans. At December 31, 1999, the Company had no loans categorized as held-for-sale. Cost approximated fair value for loans held-for-sale as of December 31, 1998.

(e) Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff ("portfolio" loans) are stated net of unearned income, deferred loan fees, unaccreted discounts and the allowance for loan losses. Interest on loans is accrued over the term of the loan based on the amount of principal outstanding. For impaired loans, accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Additionally, interest income is reduced for any amounts previously accrued. Interest income is subsequently recognized only to the extent cash payments are received and the principal is considered fully collectible. Discounts are accreted into income over the estimated lives of the loans on a method that approximates the interest method. Loan origination fees are being deferred in accordance with SFAS No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." This statement requires that loan origination fees and direct loan origination costs for a completed loan be netted and then deferred and amortized into interest income as an adjustment of yield over the contractual life of the loan.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

Because some loans may not be paid in full, an allowance for loan losses is recorded. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. A loan is charged-off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic indicators. In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require the Company to make additions to the allowance based upon their judgement of collectibility after reviewing information available to them at the time of their examination.

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

(i) Earnings Per Share: The Company computes its earnings per share (EPS) in accordance with SFAS No. 128, "Earnings per Share." This statement simplifies the standards for computing EPS previously found in Accounting Principles Board Opinion No. 5, "Earnings per Share" and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS.

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

(j) Recent Accounting Developments: In October 1998, The Financial Accounting Standards Board ("FASB") issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" which is effective for the first fiscal quarter after December 15, 1998. This statement amends SFAS No. 65 "Accounting for Certain Mortgage Banking Activities." This statement revises the accounting for retained securities and beneficial interests. The adoption of SFAS No. 134 does not presently impact the Company's consolidated financial condition or results of operations.

In June 1999, FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" which delays the effective date for all fiscal quarters of all fiscal years to periods beginning after June 15, 2000. Management does not believe that the adoption of SFAS No. 133 will have a material impact on the Company's consolidated financial condition or results of operation.

The foregoing does not constitute a comprehensive summary of all material changes or developments affecting the manner in which the Company maintains its books and records and performs its financial accounting responsibilities. It is intended only as a brief summary of some of the recent pronouncements made by the FASB which are of particular interest to financial institutions.

(k) Prior Year Reclassifications: Certain reclassifications were made to make the 1998 and 1997 financial statements comparable with the 1999 presentation.

NOTE 2 -- CASH AND CASH EQUIVALENTS

Cash and cash equivalents are comprised of the following at December 31:

                                                                  1999          1998
--------------------------------------------------------------------------------------
                                                                    (IN THOUSANDS)
Cash and due from banks                                         $ 17,057       $24,905
Interest-bearing demand balances with banks                           --         7,019
Federal funds sold                                                    --         6,900
--------------------------------------------------------------------------------------
                                                                $ 17,057       $38,824
--------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                       SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

At December 31, 1999 and 1998, reserves of $500 thousand and $9.9 million, respectively, were required to be held as cash or on deposit with the Federal Reserve Bank of Chicago. These reserves do not earn interest.

NOTE 3 -- SECURITIES

The amortized cost, gross unrealized gains and losses, and fair values of securities at December 31, 1999 are as follows:

                                                                               GROSS         GROSS
                                                                AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                                  COST         GAINS         LOSSES       VALUE
-----------------------------------------------------------------------------------------------------------------
                                                                                 (IN THOUSANDS)
Securities available-for-sale
U.S. Treasury                                                   $  4,989       $  --         $  (49)     $  4,940
U.S. Government sponsored entities                                 6,926          --            (95)        6,831
States and political subdivisions
 Taxable                                                           1,668          22             --         1,690
 Exempt from Federal income taxes                                 11,138          52           (201)       10,989
Mortgage-backed securities                                         7,197          --           (125)        7,072
SBA guaranteed loan participation certificates                       850          --            (21)          829
Other securities                                                   3,767         223            (12)        3,978
-----------------------------------------------------------------------------------------------------------------
                                                                $ 36,535       $ 297         $ (503)     $ 36,329
-----------------------------------------------------------------------------------------------------------------

The amortized cost and fair value of securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities and SBA guaranteed loan participation certificates will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                                                 AVAILABLE-FOR-SALE
                                                              ------------------------
                                                              AMORTIZED         FAIR
                                                                COST           VALUE
--------------------------------------------------------------------------------------
                                                                   (IN THOUSANDS)
Due in one year or less                                       $  4,207        $  4,207
Due after one year through five years                           13,781          13,560
Due after five years through ten years                           4,524           4,474
Due after ten years                                              5,976           6,187
Mortgage-backed securities and SBA guaranteed loan
 participation certificates                                      8,047           7,901
--------------------------------------------------------------------------------------
                                                              $ 36,535        $ 36,329
--------------------------------------------------------------------------------------

The amortized cost, gross unrealized gains and losses, and fair values of securities at December 31, 1998 are as follows:

                                                                               GROSS         GROSS
                                                                AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                                                  COST         GAINS         LOSSES       VALUE
----------------------------------------------------------------------------------------------------------------
                                                                                 (IN THOUSANDS)
Securities available-for-sale
U.S. Treasury                                                    $ 5,201        $ 19          $ (5)      $ 5,215
U.S. Government sponsored entities                                 4,251          30            (5)        4,276
States and political subdivisions
 Taxable                                                           1,732         149            --         1,881
 Exempt from Federal income taxes                                 12,995         233           (37)       13,191
Mortgage-backed securities                                        10,691          97            --        10,788
SBA guaranteed loan participation certificates                     2,304           1           (15)        2,290
Other securities                                                   3,141         267           (12)        3,396
----------------------------------------------------------------------------------------------------------------
                                                                 $40,315        $796          $(74)      $41,037
----------------------------------------------------------------------------------------------------------------

Proceeds from sales of securities available-for-sale and realized gross gains and losses in 1999, 1998 and 1997 are as follows:

                                                                1999        1998        1997
--------------------------------------------------------------------------------------------
                                                                       (IN THOUSANDS)
Securities available-for-sale
 Proceeds from sales                                            $39        $2,815       $--
 Gross gains                                                      5             4        --
 Gross losses                                                    --          (220)       --

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

Securities with a carrying value of approximately $23.7 and $27.2 million at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

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

NOTE 4 -- LOANS

Loans at December 31, 1999 and 1998 consisted of the following:

                                                                  1999            1998
----------------------------------------------------------------------------------------
                                                                     (IN THOUSANDS)
Commercial                                                      $ 129,233       $102,592
Residential real estate-mortgage                                   66,455         72,420
Commercial real estate-mortgage                                   131,132         96,413
Real estate -- construction                                        19,422         15,517
Home equity                                                        74,936         78,384
Installment                                                         7,758          9,889
----------------------------------------------------------------------------------------
Total gross loans                                               $ 428,936       $375,215
----------------------------------------------------------------------------------------
Net deferred loan fees                                                205            135
Unaccreted discount resulting from loss on transfer of loans
 from held for sale to portfolio                                     (204)          (263)
Allowance for loan losses                                          (4,269)        (3,824)
----------------------------------------------------------------------------------------
Net loans                                                       $ 424,668       $371,263
----------------------------------------------------------------------------------------

Activity in the allowance for loan losses is summarized below:

                                                                 1999          1998         1997
-------------------------------------------------------------------------------------------------
                                                                   (IN THOUSANDS)
Balance at beginning of year                                    $ 3,824       $2,079       $1,425
Provision for loan losses                                         1,180        1,943          766
Recoveries on loans previously charged-off                          107            9           37
Loans charged-off                                                  (842)        (207)        (149)
-------------------------------------------------------------------------------------------------
Balance at end of year                                          $ 4,269       $3,824       $2,079
-------------------------------------------------------------------------------------------------

Impaired loan information as of and for the years ended December 31, 1999 and 1998 is as follows:

                                                                 1999         1998
----------------------------------------------------------------------------------
                                                                  (IN THOUSANDS)
Impaired loans for which no allowance has been provided         $ 1,486       $268
Impaired loans for which an allowance has been provided              --         --
----------------------------------------------------------------------------------
Total loans determined to be impaired                           $ 1,486       $268
----------------------------------------------------------------------------------
Allowance provided for impaired loans, included in the
 allowance for loan losses                                      $    --       $ --
----------------------------------------------------------------------------------
Interest income recognized from impaired loans                  $   100       $  5
Cash basis interest income recognized from impaired loans       $    --       $ --

Mortgage loans serviced for the Federal Home Loan Mortgage Corporation by the Company are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were approximately $50.6 and $45.7 million at December 31, 1999 and 1998, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                       SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

NOTE 5 -- PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 1999 and 1998:

                                                                  1999          1998
--------------------------------------------------------------------------------------
                                                                    (IN THOUSANDS)
Land                                                            $  2,904       $ 2,904
Building and leasehold improvements                                7,500         7,571
Furniture and equipment                                            6,755         5,859
--------------------------------------------------------------------------------------
Total cost                                                        17,159        16,334
Less accumulated depreciation and amortization                     6,475         4,972
--------------------------------------------------------------------------------------
Net book value                                                  $ 10,684       $11,362
--------------------------------------------------------------------------------------

NOTE 6 -- DEPOSITS

Deposits at December 31, 1999 and 1998 are as follows:

                                                                  1999            1998
----------------------------------------------------------------------------------------
                                                                     (IN THOUSANDS)
Demand deposits:
Non-interest-bearing                                            $  60,571       $ 53,557
Interest-bearing                                                  122,508        129,730
----------------------------------------------------------------------------------------
Total demand deposits                                             183,079        183,287
Savings                                                            21,359         22,686
Money market                                                       40,779         36,691
Other deposits                                                     18,009         17,239
Time:
Due within one year                                               109,021        118,321
Due within one to two years                                        17,183         14,994
Due within two to three years                                       2,734          2,844
Due within three to four years                                        584          1,756
Due thereafter                                                      1,542            917
----------------------------------------------------------------------------------------
Total time deposits                                               131,064        138,832
----------------------------------------------------------------------------------------
Total deposits                                                  $ 394,290       $398,735
----------------------------------------------------------------------------------------

Time deposits in amounts of $100,000 or more were approximately $44.5 million and $58.2 million at December 31, 1999 and 1998, respectively.

Interest expense on deposits for the years ending December 31 is summarized as follows:

                                                                  1999          1998          1997
----------------------------------------------------------------------------------------------------
                                                                           (IN THOUSANDS)
Interest-bearing demand                                         $  5,166       $ 3,211       $ 1,658
Savings                                                              459           667           640
Money market                                                       1,428         1,934         1,456
Other deposits                                                       817           831           973
Time                                                               6,859         8,622         6,463
----------------------------------------------------------------------------------------------------
                                                                $ 14,729       $15,265       $11,190
----------------------------------------------------------------------------------------------------

NOTE 7 -- BORROWING ARRANGEMENTS

The Bank is permitted to borrow from the Federal Reserve Bank ("FRB") up to 75% of loans pledged to the FRB. As of December 31, 1999 and 1998, there were no loans pledged to the FRB and there were no borrowings outstanding at either date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

NOTE 8 -- FEDERAL HOME LOAN BANK ADVANCES

At December 31, 1999 and 1998, advances from the Federal Home Loan Bank of Chicago ("FHLB") were as follows:

                                                                                                   ADVANCE AMOUNT
                                                          INTEREST        FREQUENCY OF         ----------------------
                    MATURITY DATE                           RATE         RATE ADJUSTMENT         1999          1998
---------------------------------------------------------------------------------------------------------------------
                                                                                                   (IN THOUSANDS)
Overnight                                                  4.74%              Daily            $ 21,700       $    --
July, 1999                                                 6.30%              Fixed                  --         2,000
October, 2001                                              4.75%              Fixed               5,000         5,000
May, 2002(1)                                               6.83%              Fixed               1,590         1,643
February, 2003(1)                                          5.65%              Fixed               1,092         1,159
July, 2004(1)                                              6.38%              Fixed               1,564         1,689
November, 2004(2)                                          5.26%              Fixed               5,000            --
April, 2008(3)                                             4.80%              Fixed                  --         4,000
October, 2009(4)                                           5.20%              Fixed              10,000            --
---------------------------------------------------------------------------------------------------------------------
                                                                                               $ 45,946       $15,491
---------------------------------------------------------------------------------------------------------------------

        (1) 15 year amortizing advance with a seven year balloon.
        (2) 5 year advance, 6 month term lock, quarterly call
        (3) Called at end of one year
        (4) 10 year advance, 6 month term lock, quarterly call

The Bank maintains a blanket lien agreement with the FHLB covering secured advances. Under this agreement, 60% of the outstanding balances of first mortgages secured by improved residential property not more than 90 days delinquent are considered pledged as collateral. As of December 31, 1999, the Bank reported $98.4 million of required loan balances which established a limit for total FHLB advances at $59.0 million. At December 31, 1998, the Bank maintained a specific pledge agreement with the FHLB for which approximately $28.2 million of loans and securities were pledged.

NOTE 9 -- SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase are overnight repurchase agreements with customers of the Bank and consist of primarily U.S. government sponsored entity obligations.

The securities underlying the agreements are book-entry securities. During the period, the securities were delivered by appropriate entry into a third-party custodian's account designated by the Bank under a written custodial agreement that explicitly recognizes the customer's interest in the securities. At December 31, 1999 no material amount of agreements to repurchase securities sold were outstanding with any individual customer. Securities sold under agreements to repurchase averaged $5.4 million during both 1999 and 1998, respectively, and the maximum amounts outstanding at any month-end during 1999 and 1998 were $7.1 million and $6.4 million, respectively. The weighted average rate paid during 1999 and 1998 was 4.65% and 4.15%, respectively, and the weighted average rate at the end of 1999 and 1998 was 4.43% and 3.92%.

NOTE 10 -- SHAREHOLDERS' EQUITY AND CAPITAL STANDARDS

On May 27, 1998, the Board of Directors of the Company approved implementation of a Shareholder Rights Plan. The Board declared distribution of one right (a "Right") for each share of the Company's common stock, which was outstanding on August 10, 1998 (the "Record Date"). Each share of common stock issued after the Record Date will be issued with an attached Right. The Rights will not be immediately exercisable or detachable from the common stock. The Rights will become exercisable and detachable only following the acquisition by a person or a group of 15% or more of the outstanding common stock of the Company or following the announcement of a tender or exchange offer for 15% or more of the outstanding common stock.

The Rights will, if they become exercisable, permit the holders of the Rights to purchase a certain amount of preferred stock of the Company, or to exchange the Rights for common stock, if the Board permits, at a 50% discount. Where an acquiring company effects a merger or other control transaction with the company, the Rights may also entitle the holders of such Rights to acquire stock of the acquiring company at a 50% discount. If a person or group acquires 15% or more of the common stock (or announces a tender or exchange offer for 15% or more of the common stock), the acquiring person's or group's Rights become void. In certain circumstances, the Rights may be redeemed by the Company at an initial redemption price of $.01 per Right. If not redeemed, the Rights will expire ten years after the Record Date.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                       SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum ratios (set forth in the table below) of Tier I capital (as defined in the regulations) to total average assets (as defined) ("leverage ratio") and minimum ratios of Tier I and total capital (as defined) to risk-weighted assets (as defined). Management believes that as of December 31, 1999 the Company and the Bank met all capital adequacy requirements to which they were subject. As of December 31, 1999, the most recent notification from the corresponding regulatory agency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be considered well capitalized, under this framework, the Bank must maintain minimum leverage, Tier I and Total Capital ratios as set forth in the following table. There are no conditions or events since the notification that management believes has changed the Bank's category.

The required ratios and the Company's actual ratios at December 31, 1999 and 1998, are presented below:

                                                                        FOR CAPITAL              TO BE WELL CAPITALIZED
                                                                          ADEQUACY               UNDER PROMPT CORRECTIVE
                                                 ACTUAL                   PURPOSES                  ACTION PROVISIONS
                                          ---------------------------------------------------------------------------------
                                           AMOUNT       RATIO        AMOUNT        RATIO            AMOUNT            RATIO
                                          ---------------------------------------------------------------------------------
                                                                       (DOLLARS IN THOUSANDS)
As of December 31, 1999
Total Capital (to Risk Weighted Assets):
 Consolidated                             $ 50,245      13.18%      $  30,509      8.00%        NOT APPLICABLE
 Bank                                       41,485      10.95%         30,307      8.00%           $37,884            10.0%
Tier 1 Capital (to Risk Weighted
 Assets):
 Consolidated                               41,301      10.83%         15,254      4.00%        NOT APPLICABLE
 Bank                                       37,217       9.82%         15,254      4.00%            22,730            6.00%
Tier 1 Capital (to Average Assets):
 Consolidated                               41,301       8.87%         18,632      4.00%        NOT APPLICABLE
 Bank                                       37,216       8.00%         18,600      4.00%            23,251            5.00%

                                                                                                  TO BE WELL CAPITALIZED
                                                                            FOR CAPITAL                UNDER PROMPT
                                                                              ADEQUACY                  CORRECTIVE
                                                      ACTUAL                  PURPOSES               ACTION PROVISIONS
                                                --------------------------------------------------------------------------
                                                AMOUNT       RATIO       AMOUNT       RATIO          AMOUNT          RATIO
                                                --------------------------------------------------------------------------
                                                                          (DOLLARS IN THOUSANDS)
As of December 31, 1998
Total Capital (to Risk Weighted Assets):
 Consolidated                                   $50,706      15.23%      $26,628      8.0%       Not Applicable
 Bank                                           36,379       10.99%      26,486       8.0%          $33,108          10.0%
Tier 1 Capital (to Risk Weighted Assets):
 Consolidated                                   42,509       12.77%      13,314       4.0%       Not Applicable
 Bank                                           32,555        9.83%      13,243       4.0%           19,865           6.0%
Tier 1 Capital (to Average Assets):
 Consolidated                                   42,509        9.96%      17,073       4.0%       Not Applicable
 Bank                                           32,555        7.66%      17,004       4.0%           21,255           5.0%

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

NOTE 11 -- EMPLOYEE BENEFIT PLANS

The Company maintains an Employee Stock Ownership Plan ("ESOP"), which also has a 401(k) feature. The ESOP, which is internally leveraged, covers substantially all employees of the Bank. Loans from the Company to the ESOP to acquire Company stock are recorded as a reduction of shareholders' equity. At December 31, 1999 and 1998, the fair value of unearned ("suspense") ESOP shares was approximately $118,000 and $175,000, respectively. Suspense shares are released and allocated to participants as the ESOP's debt to the Company is repaid. Employer contributions, including any matching contribution for the 401(k) provision, are made at the discretion of the Bank's Board of Directors. For the year ended December 31, 1999, the Company recorded 401(k) expense of $64,000 and ESOP expense of $70,000 as compared with $55,000 of 401(k) expense and $99,000 of ESOP expense for 1998.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

Shares of the Company's stock held by the ESOP as of December 31, 1999 and 1998, are shown in the following table. The allocated and unallocated common shares as of December 31, 1999 are approximations, as the 1999 participant allocation has not yet been completed.

                                                                 1999           1998
-------------------------------------------------------------------------------------
Shares allocated to participants                                56,298         72,953
Suspense (unallocated) shares                                   11,846         15,211
-------------------------------------------------------------------------------------
Total ESOP Shares                                               68,144         88,164
-------------------------------------------------------------------------------------

In addition, on December 1, 1998, the Board of Directors of the Company adopted the 1998 Employee Stock Purchase Plan (the "Plan") and authorized the Company to reserve for issuance under the Plan an aggregate of 200,000 shares of common stock. The Plan is intended to provide employees with an opportunity to purchase common stock of the Company through accumulated payroll deductions. The Plan will be effective for a period of 10 years, unless terminated by the Board prior to such time. The Board may amend the Plan at any time and for any reason without shareholder approval except to change the number of shares reserved for issuance under the Plan.

Employees who elect to participate in the Plan do so by means of a payroll deduction. An employee's purchase under the Plan may not be less than 2% or more than 12% percent of his or her salary and no employee may purchase common stock under the Plan during any one calendar year with an aggregate fair market value of more than $25,000. The purchase price for shares purchased pursuant to the Plan will be 85% of the fair market value of a share of common stock.

NOTE 12 -- STOCK OPTIONS AND RESTRICTED STOCK AWARD

Prior to adopting the 1995 Incentive Stock Plan, the Company's Board of Directors granted non-qualified options to various members of senior management. The outstanding stock options may be exercised at any time by the respective officers through a period ending three years after termination of employment with the Bank or the Company.

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

In 1999, the Company adopted and shareholders approved the 1999 Stock Option Plan ("Plan") for the officers, directors and employees of the Company and the Bank. The Plan permits the grant of stock options as incentive stock options within the meaning of Section 422 of the Internal Revenue Code or as non-qualified stock options. Up to 200,000 shares of common stock may be issued under the Plan, subject to increases and adjustments as provided in Plan documents. The exercise price of any stock option granted under the Plan is determined by the Plan Administrator at the time of grant, but may not be less than fair market value of the common stock at the date of grant in the case of incentive stock options. The term of each stock option is fixed by the Plan Administrator, or, if not established, will be 10 years from the date of grant (five years in the case of a 10% shareholder for incentive stock options). The stock options are exercisable at such time(s) and subject to such terms and conditions as determined by the Plan Administrator. If no such time is established, the shares subject to option will vest in increments of 25% per year over a four year period during which the holder of the option provides continuous service to the Company, commencing on the second anniversary of the date of grant.

The following table summarizes data concerning stock options:

                                                                                                       WEIGHTED
                                                                   COMMON                              AVERAGE
                                                                SHARES UNDER        OPTION PRICE       EXERCISE
                                                                   OPTION             PER SHARE         PRICE
---------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1996 and 1997                          153,340          $ 1.82 - $ 6.18    $   5.02
Exercised                                                          (21,250)         $ 6.18 - $10.15    $   7.04
Cancelled                                                          (17,000)                  $ 6.18    $   6.18
Issued                                                             116,500          $11.50 - $14.50    $  13.91
---------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1998                                   231,590          $ 1.82 - $14.50    $   9.22
Exercised                                                         (113,390)         $ 1.82 - $ 6.09    $   4.61
Cancelled                                                          (30,700)         $ 6.09 - $14.50    $  12.93
Issued                                                              60,500          $10.13 - $11.94    $  10.84
---------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1999                                   148,000          $10.13 - $14.50    $  12.77
---------------------------------------------------------------------------------------------------------------

At December 31, 1999, there are options exercisable for 148,000 shares at a weighted average price of $12.77.

Grants under both plans are accounted for following Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation cost has been recognized for incentive stock option grants under the stock option plan. Had compensation cost for the stock-based compensation plan been determined consistent with SFAS No. 123, based on

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                       SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

the grant date fair values of awards, reported income and earnings per common share would have been reduced to the pro forma amounts shown below:

                                                                 1999          1998         1997
Net income applicable to common stock (in thousands):
 As reported                                                    $ 1,728       $1,204       $1,047
 Pro forma                                                      $ 1,716       $1,094       $1,047
Basic earnings per common share:
 As reported                                                    $  0.60       $ 0.41       $ 0.68
 Pro forma                                                      $  0.59       $ 0.37       $ 0.68
Diluted earnings per common share:
 As reported                                                    $  0.60       $ 0.40       $ 0.65
 Pro forma                                                      $  0.59       $ 0.36       $ 0.65

The fair value of each option grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants during the year ended December 31, 1999: dividend yield of 0% for the period; expected volatility of 5.00% for the period; risk free rate of return of 5.00%; and expected life of 9.5 years. For the year ended December 31, 1998, the assumptions included a dividend yield of 0% for the period, expected volatility of 0% for the period, a risk free rate of return of 4.50% and an expected life of 9.5 years.

In December 1998 the Company granted its President, Wilbur G. Meinen, a total of 8,000 restricted shares of Company stock. Under terms of the grant, 2,667 shares of the restricted stock vested on December 31, 1999, 2,667 will vest on December 31, 2000 and 2,666 will vest on December 31, 2001. Unearned compensation of $92 thousand was recognized at December 31, 1998 and will be amortized to compensation expense over the vesting period. During 1999, compensation expense of $56 thousand related to the restricted stock was recorded by the Company.

NOTE 13 -- INCOME TAXES

The deferred tax assets and liabilities consist of the following components as of December 31, 1999 and 1998:

                                                                 1999          1998
------------------------------------------------------------------------------------
                                                                   (IN THOUSANDS)
Deferred tax assets:
Allowance for loan losses                                       $ 1,599       $1,416
Securities available-for-sale                                        80           --
Deferred loan fees                                                   --            6
Premises and equipment                                              202          124
Writedown of other real estate owned                                 --           39
Alternative minimum tax credit carry forward                        126          144
Loans                                                                84          109
------------------------------------------------------------------------------------
                                                                  2,091        1,838
------------------------------------------------------------------------------------
Deferred tax liabilities:
State income taxes                                              $    97       $   93
Securities available-for-sale                                        --          279
Deferred loan fees                                                   48           --
Mortgage servicing rights                                           148           70
Other                                                                57           63
------------------------------------------------------------------------------------
                                                                    350          505
------------------------------------------------------------------------------------
Net deferred tax assets                                         $ 1,741       $1,333
------------------------------------------------------------------------------------

No valuation allowance was considered necessary.

Income tax expense for the years ended December 31, 1999, 1998 and 1997, consists of the following:

                                                                1999       1998        1997
--------------------------------------------------------------------------------------------
                                                                       (IN THOUSANDS)
Current                                                         $746       $ 450       $ 778
Deferred                                                         (59)       (737)       (279)
--------------------------------------------------------------------------------------------
Total                                                           $687       $(287)      $ 499
--------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

Reconciliations of income tax expense computed at the statutory federal income tax rate to the Company's income tax expense for the years ended December 31, 1999, 1998, and 1997, are as follows:

                                                                1999        1998        1997
---------------------------------------------------------------------------------------------
                                                                       (IN THOUSANDS)
Income tax expense at statutory rate                            $ 821       $ 312       $ 539
Increase (decrease) in income taxes resulting from:
 State income taxes, net of federal tax benefit                   (64)        (28)         82
 Nontaxable interest income (net of disallowed expenses)         (213)       (195)       (155)
 Officer's life insurance proceeds                                 --        (340)         --
 Other                                                            143         (36)         33
---------------------------------------------------------------------------------------------
                                                                $ 687       $(287)      $ 499
---------------------------------------------------------------------------------------------

NOTE 14 -- COMPUTATION OF EARNINGS PER SHARE

The table following summarizes the computation of earnings per share for the years indicated:

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------------------------
                                                             1999                              1998
                                             ------------------------------------   ---------------------------
                                                                            PER-
                                               INCOME          SHARE       SHARE      INCOME          SHARE
                                             (NUMERATOR)   (DENOMINATOR)   AMOUNT   (NUMERATOR)   (DENOMINATOR)
---------------------------------------------------------------------------------------------------------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income                                     $1,728                                 $1,204
Less: Preferred stock dividends
---------------------------------------------------------------------------------------------------------------
Basic EPS
Income available to common stockholders        $1,728          2,879       $0.60      $1,204          2,938
Effect of Dilutive Securities -- Options                           1                                     88
Diluted EPS
---------------------------------------------------------------------------------------------------------------
Income available to common stockholders and
 assumed conversions                           $1,728          2,880       $0.60      $1,204          3,026
---------------------------------------------------------------------------------------------------------------

                                                     FOR THE YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------
                                               1998                    1997
                                              ------   ------------------------------------
                                               PER-                                   PER-
                                              SHARE      INCOME          SHARE       SHARE
                                              AMOUNT   (NUMERATOR)   (DENOMINATOR)   AMOUNT
--------------------------------------------  ---------------------------------------------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income                                               $1,087
Less: Preferred stock dividends                             (40)
---------------------------------------------------------------------------------------------------------------
Basic EPS
Income available to common stockholders       $0.41       1,047          1,531       $0.68
Effect of Dilutive Securities -- Options                                    76
Diluted EPS
---------------------------------------------------------------------------------------------------------------
Income available to common stockholders and
 assumed conversions                          $0.40      $1,047          1,607       $0.65
---------------------------------------------------------------------------------------------------------------

NOTE 15 -- COMMITMENTS, CONTINGENCIES AND CREDIT RISK

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

Financial instruments with credit risk: The Company is a party to financial instruments with credit risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to make loans, standby letters of credit, and unused lines of credit. The Company's exposure to credit loss in the event of nonperformance by the other parties is represented by the contractual amounts of the instruments. The Company uses the same credit policy to make such commitments as it uses for on-balance-sheet items.

At December 31, 1999 and 1998, the contract amount of these financial instruments is summarized as follows:

                                                                  1999          1998
--------------------------------------------------------------------------------------
                                                                    (IN THOUSANDS)
Financial instruments whose contract amount represents
 credit risk
Unused home equity lines of credit                              $108,486       $95,112
Unused commercial and other consumer lines of credit              38,293         8,690
Standby letters of credit                                          1,725         3,214
Commitments to make loans                                         12,069        12,595

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                       SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

Lease Commitments: The Bank leases branch facilities under noncancelable operating lease agreements. Rent expense for branch facilities was $747 thousand, $434 thousand, and $285 thousand in 1999, 1998 and 1997, respectively, excluding taxes, insurance and maintenance. The branch facilities are charged for their proportionate share of taxes, insurance and maintenance costs plus monthly rent. The minimum rental commitments, not including taxes, insurance and maintenance, at December 31, 1999 under the leases are summarized below (in thousands):

2000                                                            $    879
2001                                                                 820
2002                                                                 791
2003                                                                 684
2004                                                                 303
2005 and thereafter                                                  864
------------------------------------------------------------------------
Total                                                           $  4,341
------------------------------------------------------------------------

NOTE 16 -- RELATED PARTY TRANSACTIONS

In the normal course of business, certain executive officers, directors, and companies with which they are affiliated have borrowed funds from the Bank. In the opinion of management, these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. The activities in total loans during 1999 is as follows (in thousands):

BALANCE AS OF JANUARY 1, 1999                                   $1,468
New loans                                                          933
Repayments                                                        (740)
----------------------------------------------------------------------
BALANCE AS OF DECEMBER 31, 1999                                 $1,661
----------------------------------------------------------------------

NOTE 17 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

The carrying amount and estimated fair value of financial instruments at December 31, 1999 and 1998, are as follows:

                                                                          1999                          1998
                                                                ------------------------------------------------------
                                                                CARRYING         FAIR         CARRYING         FAIR
                                                                 AMOUNT         VALUE          AMOUNT         VALUE
----------------------------------------------------------------------------------------------------------------------
                                                                                    (IN THOUSANDS)
Financial assets:
Cash and cash equivalents                                       $ 17,057       $ 17,057       $ 38,824       $ 38,824
Investment securities                                             36,329         36,329         41,037         41,037
Loans held-for-sale                                                                              1,006          1,006
Loans                                                            424,668        428,811        371,263        377,548
Accrued interest receivable                                        2,876          2,876          2,699          2,699
Financial liabilities:
Deposits                                                        $394,290       $394,650       $398,735       $399,904
Borrowed funds                                                    69,063         66,599         36,513         36,332
Accrued interest payable                                             635            635            633            633

Loan commitments on which the committed interest rate is less than the current market rate are insignificant at December 31, 1999.

NOTE 18 -- TRUST PREFERRED SECURITIES

On May 19, 1998, the Company issued $15 million of Trust Preferred Securities ("Securities") through Success Capital Trust I ("Trust"), a statutory business trust and wholly owned subsidiary of the Company. The Securities pay cumulative cash distributions quarterly at an annual rate of 8.95%. Proceeds from the sale of the Securities were invested by the Trust in 8.95% Junior Subordinated Deferrable Interest Debentures issued by the Company which represents all of the assets of the Trust. The Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at the stated maturity or their earlier redemption, in each case at a redemption price equal to the aggregate liquidation preference of the Securities plus any accumulated and unpaid distributions thereon to the date of redemption. Prior redemption is permitted under certain circumstances such as changes in tax and investment company regulations. The Company fully and unconditionally guarantees the Securities through the combined operation of the debentures and other related documents. The Company's obligations under the guarantee are unsecured and subordinate to senior and subordinated indebtedness of the Bank.

NOTE 19 -- PARENT COMPANY FINANCIAL INFORMATION

Presented below are the condensed balance sheets as of December 31, 1999 and 1998 and statements of income and statements of cash flows for the years ended December 31, 1999, 1998, and 1997 for Success Bancshares, Inc.:

CONDENSED BALANCE SHEETS

                                                                 1999          1998
-------------------------------------------------------------------------------------
                                                                   (IN THOUSANDS)
ASSETS
Cash on deposit with subsidiary bank                            $ 7,446       $13,281
Securities available-for-sale                                       116           175
Investment in subsidiaries                                       37,464        32,989
Other assets                                                      2,271         2,171
-------------------------------------------------------------------------------------
                                                                $47,297       $48,616
-------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Note payable -- Success Realty Ventures, Inc.                   $   105       $   105
Jr. subordinated debentures                                      15,464        15,464
Other liabilities                                                   878           723
-------------------------------------------------------------------------------------
Total liabilities                                                16,447        16,292
Shareholders' equity                                             30,850        32,324
-------------------------------------------------------------------------------------
                                                                $47,297       $48,616
-------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                       SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF INCOME

                                                                 1999          1998         1997
-------------------------------------------------------------------------------------------------
                                                                         (IN THOUSANDS)
Operating income
Dividends from subsidiary bank                                  $     0       $1,776       $1,187
Interest and other income                                           508        1,561           53
-------------------------------------------------------------------------------------------------
                                                                    508        3,337        1,240
Operating expenses
Interest                                                          1,395          872          686
Other expense                                                       721        1,043          340
-------------------------------------------------------------------------------------------------
                                                                  2,116        1,915        1,026
-------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                (1,608)       1,422          214
Income tax benefit                                                  621          536          387
-------------------------------------------------------------------------------------------------
Income (loss) before equity in undistributed earnings              (987)       1,958          601
Equity (deficit) in undistributed earnings                        2,715         (754)         486
-------------------------------------------------------------------------------------------------
Net income                                                      $ 1,728       $1,204       $1,087
-------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS

                                                                 1999          1998           1997
----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                      $ 1,728       $ 1,204       $  1,087
Adjustments to reconcile net income to net cash from
 operating activities
 Equity (deficit) in undistributed income of subsidiaries        (2,715)          754           (486)
 Change in other assets and liabilities                              55        (1,455)           310
 Other                                                             (236)          404            (82)
----------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities              (1,168)          907            829
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of available-for-sale securities            --         2,000             --
Proceeds from sales of available-for-sale securities                 39            --
Purchase of available-for-sale securities                            --            --         (2,212)
Investment in equity of subsidiaries                             (2,000)           --             --
Purchase of subsidiary bank stock                                    --        (5,557)        (9,005)
----------------------------------------------------------------------------------------------------
Net cash used in investing activities                            (1,961)       (3,556)       (11,217)
CASH FLOWS FROM FINANCING ACTIVITIES
 Net change in:
 Subordinated debt                                                   --          (200)            --
 Repayment of note payable                                           --            --         (7,815)
 Proceeds from note payable                                          --            --          3,000
 Issuance of Jr. subordinated debentures                             --        15,000             --
 Payment from (loan to) ESOP, net                                    39            45            (21)
Dividends on Series B preferred stock                                --            --            (40)
Purchase of common share for treasury                            (3,620)           --             --
Issuance of treasury stock                                           52            --             --
Issuance of common stock                                            823           285         15,676
----------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities              (2,706)       15,130         10,800
----------------------------------------------------------------------------------------------------
Increase (decrease) in cash                                      (5,835)       12,481            412
Cash at beginning of year                                        13,281           800            388
----------------------------------------------------------------------------------------------------
Cash at end of year                                             $ 7,446       $13,281       $    800
----------------------------------------------------------------------------------------------------

SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

DIRECTORS AND OFFICERS

DIRECTORS OF SUCCESS BANCSHARES, INC.
WILBUR G. MEINEN, JR., Chairman, President and CEO
Success Bancshares, Inc. and Success National Bank

JOSEPH A. CARI, JR., Attorney
Ungaretti & Harris

AVROM H. GOLDFEDER, Managing Director
I.N.G.-Barings Futures and Options Clearing Services

SHERWIN KOOPMANS, Retired Associate Director
Federal Deposit Insurance Corporation

GEORGE M. OHLHAUSEN, Investments

NORMAN D. RICH, C.P.A., Former Partner
Veatch, Rich & Nadler, Chtd.

GLEN R. WHERFEL, C.P.A.,
Wherfel and Associates

DIRECTORS OF SUCCESS NATIONAL BANK
WILBUR G. MEINEN, JR., Chairman, President and CEO
Success Bancshares, Inc. and Success National Bank

FRANK L. BAASCH, Past President
BDL Inc.

AVROM H. GOLDFEDER, Managing Director
I.N.G.-Barings Futures and Options Clearing Services

GEORGE M. OHLHAUSEN, Investments

NORMAN D. RICH, C.P.A., Former Partner
Veatch, Rich & Nadler, Chtd.

GLEN R. WHERFEL, C.P.A.,
Wherfel and Associates

OFFICERS OF SUCCESS BANCSHARES, INC.
WILBUR G. MEINEN, JR., Chairman, President and CEO

KURT C. FELDE, Executive Vice President and
Chief Financial Officer

LAURIE K. BREITENSTEIN, Senior Vice President and
General Counsel

MARLENE SACHS, Secretary

RONALD W. TRAGASZ, Assistant Secretary &
Assistant Treasurer

SUSAN J. CHERF, Controller and Assistant Treasurer

OFFICERS OF SUCCESS NATIONAL BANK
WILBUR G. MEINEN, JR., Chairman, President and CEO

CHRISTA N. CALABRESE, Executive Vice President and
Chief Lending Officer

KURT C. FELDE, Executive Vice President and
Chief Financial Officer

CRAIG J. LOVE, Executive Vice President and
Chief Operating Officer

JOSEPH BAUER, Senior Vice President, Retail Lending

LAURIE BREITENSTEIN, Senior Vice President and
General Counsel

KEVIN M. COOK, Senior Vice President, Commercial Banking

PAMELA JACKSON, Senior Vice President and Human
Resources Director

PATRICIA MCGROUARY, Senior Vice President and MIS Director

MARY PURCELL, Senior Vice President/Internal Audit and
Compliance Manager

RONALD W. TRAGASZ, Senior Vice President and Cashier

MARTIN A. WAIDE, Senior Vice President and Chief
Credit Officer

WALTER ADREANI, Vice President, Commercial Banking

JANIS A. ANDERSON, Vice President, Retail Banking

SUSAN J. CHERF, Vice President and Controller

GEORGE KOVACS, Vice President, Commercial Banking

CANDY S. LOGIURATO, Vice President, Commercial Banking

ANNA LONG, Vice President, Merchant Card Services

BARBARA M. MANKOWSKI, Vice President

CHIWIN NILAPANT, Vice President, Commercial Banking

MARLENE SACHS, Vice President and Secretary to the
Board of Directors

MARY WAYMAN, Vice President, Commercial Loan
Documentation

LARRY D. YOUNG, Vice President, Commercial Banking

JENNY CAI, Assistant Vice President, Commercial Banking

ANTONIO GONZALEZ, Assistant Vice President, Loan Servicing

ROBERT HAMILTON, Assistant Vice President, Commercial Banking

REGINA HIRN, Assistant Vice President, Commercial Banking

LOU MARGAGLIONE, Assistant Vice President, Commercial Banking

           EQUAL OPPORTUNITY EMPLOYER

           It is the policy of Success National Bank to provide equal opportunity employment to all employees and applicants without regard to race, age, religion, color, sex,
           national origin, sexual orientation or physical
           disability, judging each individual solely on functional qualifications for the position or task to be assigned.
           This policy includes all facets of employment, work
           relationships, and work conditions including, but not
           restricted to hiring, recruitment, placement,
           compensation, promotion and employee benefits.
[MEMBER FDIC LOGO]                                   [EQUAL HOUSING LENDER LOGO]

                                       SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

SHAREHOLDER INFORMATION

CORPORATE OFFICE
100 Tri State International
P.O. Box 1499
Lincolnshire, IL 60069-1499
847.279.9000 (tel)
847.279.9049 (fax)

ANNUAL REPORT ON FORM 10-K
A copy of Success Bancshares, Inc.'s Annual Report on Form 10-K as filed with the Securities and Exchange Commission may be obtained without charge upon written request to Kurt C. Felde, Executive Vice President and Chief Financial Officer, Success Bancshares, Inc., 100 Tri State International, P.O. Box 1499, Lincolnshire, IL 60069-1499, or by calling 847.279.5069.

REGISTRAR/TRANSFER AGENT
Communications regarding change of address, transfer of stock and lost certificates should be sent to:
Harris Trust & Savings Bank
311 West Monroe Street, Floor 14
Chicago, IL 60606
312.461.5245

SECURITIES COUNSEL
Much Shelist Freed Denenberg Ament Bell & Rubenstein
200 N. LaSalle Street
#2100
Chicago, IL 60603

ACCOUNTANTS
McGladrey & Pullen, LLP
1699 East Woodfield Road, #300
Schaumburg, IL 60173

DIVIDENDS
The Company has not paid, and does not intend to pay in the foreseeable future, any dividends on common stock. The Board of Directors will consider the payment of future cash dividends, dependent on the results of operations and financial condition of the Company, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. The Company's ability to pay dividends may be dependent on the dividend payments it receives from its subsidiary, Success National Bank, which are subject to regulations and the Bank's continued compliance with all regulatory capital requirements. See Note 10 of the Notes to the Consolidated Financial Statements for information regarding limitations of the ability of Success National Bank to pay dividends to the Company.

STOCK LISTING
Success Bancshares, Inc.'s common stock is traded over the counter and is listed on the Nasdaq National Market System under the symbol "SXNB." At March 3, 2000, there were 3,074,326 shares of Success Bancshares, Inc. common stock issued and 2,664,606 shares outstanding and there were approximately 509 holders of record. The table below shows the high and low sales prices on the common stock for each quarter during 1998 and 1999. These prices do not represent actual transactions and do not include retail mark-ups, mark-downs or commissions.

                                BID
                        -------------------
    QUARTER ENDED        HIGH         LOW
-------------------------------------------
March 31, 1998          $14.00       $13.00
June 30, 1998           $14.88       $13.38
September 30, 1998      $16.38       $12.75
December 31, 1998       $13.13       $10.50
March 31, 1999          $11.75       $9.75
June 30, 1999           $11.31       $9.75
September 30, 1999      $11.13       $10.50
December 31, 1999       $12.00       $9.88

The stock price information set forth in the table above was provided by the National Association of Securities Dealers, Inc. High, low and closing prices and daily trading volume are reported in most major newspapers.

MARKET MAKERS
First Union Capital Markets
Herzog, Heine, Geduld, Inc.
Tucker Anthony, Inc.
Friedman Billings Ramsey & Co.

[SUCCESS BANCSHARES, INC. LOGO]