Form 10-K, Exhibit 13
period 2000-12-31
SUCCESS BANCSHARES INC
filed 2001-03-29
CIK 1009569

                         SELECTED FINANCIAL HIGHLIGHTS

                                                        ----------------------------------------------------------------
                                                                            Year Ended December 31,
                                                        ----------------------------------------------------------------
                                                            2000          1999          1998          1997          1996
                                                        ----------------------------------------------------------------

(Dollars in thousands, except per share data)
 STATEMENT OF INCOME DATA:
Interest income                                         $ 41,874      $ 34,657      $ 32,459      $ 24,912      $ 19,850
Interest expense                                          23,733        17,422        17,184        12,861        10,020
------------------------------------------------------------------------------------------------------------------------
  Net interest income                                     18,141        17,235        15,275        12,051         9,830
Provision for loan losses                                    950         1,180         1,943           766           310
Other income                                               3,417         3,160         3,275         2,650         2,136
Other expenses                                            19,151        16,800        15,690        12,349        10,640
------------------------------------------------------------------------------------------------------------------------
  Net income before taxes                                  1,457         2,415           917         1,586         1,016
Income tax expense (benefit)                                 253           687          (287)          499           233
------------------------------------------------------------------------------------------------------------------------
  Net income                                            $  1,204      $  1,728      $  1,204      $  1,087      $    783
========================================================================================================================

COMMON SHARE DATA:
Earnings per common share:
  Basic                                                 $   0.48      $   0.60      $   0.41      $   0.68      $   0.66
  Diluted                                               $   0.48      $   0.60      $   0.40      $   0.65      $   0.63
Book value per common share                             $  12.07      $  11.29      $  10.95      $  10.30      $   8.99
Weighted average common shares outstanding                 2,520         2,879         2,938         1,531         1,061

BALANCE SHEET DATA:
Cash and cash equivalents                               $ 63,114      $ 17,057      $ 38,824      $ 23,901      $ 13,833
Securities                                                35,366        36,329        41,037        53,754        47,707
Loans, net                                               480,711       424,668       371,263       287,025       203,299
Total assets                                             601,321       497,145       470,478       378,719       276,349

Deposits                                                 490,718       394,290       398,735       329,424       245,105
Borrowings, including repurchase agreements               59,679        54,063        21,513        16,163        18,975
Trust preferred securities                                15,000        15,000        15,000             -             -
Shareholders' equity                                    $ 29,378      $ 30,850      $ 32,324      $ 30,070      $ 10,100

PERFORMANCE DATA:
Net interest margin                                        3.70%         4.07%         3.95%         4.17%         4.25%
Return on average assets                                   0.23%         0.37%         0.28%         0.34%         0.31%
Return on average equity                                   4.11%         5.44%         3.80%         7.76%         8.33%
Loans to deposits                                         97.96%       107.70%        93.11%        87.13%        82.94%

ASSET QUALITY RATIOS:
Nonperforming loans to total loans(1)                      0.40%         0.40%         0.09%         0.63%         0.06%
Nonperforming assets to total assets                       0.51%         0.35%         0.17%         0.56%         0.04%
Allowance for loan losses to total loans                   1.00%         1.00%         1.02%         0.72%         0.70%
Nonperforming loans to allowance for loan losses          40.07%        40.01%         9.13%        87.54%         8.28%
Net loan charge-offs to average loans                      0.08%         0.19%         0.06%         0.05%         0.04%

CAPITAL RATIOS:
Risk-based capital                                        10.88%        13.18%        15.23%        12.37%         8.00%
Leverage capital(2)                                        7.32%         8.87%         9.96%         9.69%         4.37%

OTHER:
Branch offices (including headquarters)                        8             9            11             9             7
Full-time equivalent employees                               163           185           196           162           144

(1) Nonperforming loans consist of non-accrual loans and loans contractually past due 90 days or more.
(2) The leverage ratio is defined as the ratio of Tier 1 risk-based capital to adjusted total assets.

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

 GENERAL

The following discussion is intended to assist in understanding the financial condition, changes in financial condition and results of operation of the Company. The information contained in this section should be read in conjunction with the Company's Financial Statements and the accompanying Notes to Financial Statements and the other sections contained in this annual report.

The Company's principal business is conducted by its wholly owned subsidiary, Success National Bank (the "Bank"), and consists of full service community banking. The Company's results of operations depend primarily on its net interest income, which is the difference between the income the Company receives on its interest earning assets, consisting primarily of loans and investment securities, and the interest expense associated with its deposits and borrowings. The Company's results of operations are also affected by its provision for loan losses, the level of its noninterest income and expenses, and income tax expense.

Net interest income is dependent on the amounts of and yields on interest earning assets as compared to the amounts of and rates on interest bearing liabilities. Net interest income is sensitive to changes in market rates of interest and is impacted by the Company's asset/liability management procedures in coping with such changes. The provision for loan losses is dependent on growth in the loan portfolio, management's assessment of the collectibility of the loan portfolio, as well as economic and market factors. The Company's noninterest income is primarily comprised of service charges on deposit accounts. The Company's noninterest expense consists principally of compensation and benefits, occupancy and equipment expense and data processing expense. Additionally, growth in the number of account relationships directly affects expenses such as supplies, postage and other miscellaneous expenses.

 LIQUIDITY AND CAPITAL RESOURCES

Shareholders' Equity and Capital Standards
The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements could result in certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's growth and financial condition. The regulations require the Company and the Bank to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting principles. The capital classifications are also subject to qualitative judgments by the regulators about risk weightings and other factors.

Quantitative measures established by Federal Reserve, Office of the Comptroller of the Currency ("OCC") and Federal Deposit Insurance Corporation ("FDIC") regulations to ensure capital adequacy require the Company and the Bank to maintain minimum ratios of Tier 1 capital (as defined in such regulations) to total average assets (as defined in such regulations) ("leverage ratio") and minimum ratios of Tier 1 capital and total capital (as defined in such regulations) to risk weighted assets (as defined in such regulations) ("Tier 1 Ratio" and "Total Risk-Based Capital Ratio," respectively). As of December 31, 2000, the Company and Bank were in compliance with all applicable regulatory capital requirements. However, there can be no assurance that the Company or the Bank will continue to be in compliance with such regulatory capital requirements.

During 2000, as part of its Stock Repurchase Program, the Company purchased 311,535 shares of its common stock on the open market at a cost of $3.3 million, an average cost per share of $10.40. Repurchased shares are transferred to the Company's treasury stock account for issuance in connection with the exercise of stock options, the Company's Employee Stock Purchase Program or other lawful corporate purposes.

Operating, Investing and Financing Activities
Liquidity management at both the Company and the Bank involves planning to provide steady sources of funds for loan commitments and investment activities, as well as to provide sufficient funds to cover deposit withdrawals and payment of debt, off-balance sheet obligations and operating obligations. Liquidity management is both a daily and long-term function and is guided by policies formulated and monitored by the Company's senior management and the Bank's asset/liability committee, which take into account the marketability of assets, the sources and stability of funding and the level of unfunded commitments. The Bank's principal sources of funds are deposits, short-term borrowings and capital contributions by the Company. Borrowings by the Bank from the Federal Reserve Bank of Chicago and Federal Home Loan Bank of Chicago provide additional available sources of liquidity. The Company's primary source of liquidity is a line of credit secured by the common stock of the Bank.

The Bank's core deposits, the most stable source of liquidity for community banks due to the nature of long-term relationships generally established with depositors and the security of deposit insurance provided by the FDIC, are available to provide long-term liquidity. At December 31, 2000 and 1999, 30.49% and 36.83%, respectively, of the Company's total assets were funded by demand and NOW deposits.

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

Liquid assets refer to money market assets such as cash and due from banks, federal funds sold and interest bearing time deposits with financial institutions, as well as securities available-for-sale with a remaining maturity less than one year. Net liquid assets represent the sum of the liquid asset categories less the amount of assets pledged to secure public funds. As of December 31, 2000 and 1999, net liquid assets totaled approximately $68.7 million and $22.7 million, respectively.

The Company's cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Net cash provided by operating activities, consisting primarily of earnings, was $3.6 million for the year ended December 31, 2000, and $4.0 million for the year ended December 31, 1999. Net cash used in investing activities, consisting primarily of loan and investment funding, was $56.6 million and $51.2 million for the years ended December 31, 2000 and 1999, respectively. Net cash provided by financing activities, consisting of deposit growth and increased borrowings, was $99.0 million and $25.4 million for the years ended December 31, 2000 and 1999, respectively. For the year ended December 31, 2000 interest bearing deposits increased $91.9 million as compared to a decrease of $11.5 million for the prior year.

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

The Company's net income is largely dependent on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest bearing liabilities mature or reprice on a different basis than interest earning assets. When interest bearing liabilities mature or reprice more quickly than interest earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest earning assets mature or reprice more quickly than interest bearing liabilities, falling interest rates could result in a decrease in net income.

The following table illustrates the Company's estimated interest rate sensitivity and periodic and cumulative gap positions as calculated as of December 31, 2000.

                                                  -------------------------------------------------------------------------
                                                                        Time to Maturity or Repricing
                                                  -------------------------------------------------------------------------
                                                  0-90 Days      91-365 Days      1-5 Years      Over 5 Years         Total
                                                  -------------------------------------------------------------------------

(Dollars in thousands)
 RATE SENSITIVE ASSETS (RSA):
Loans                                             $ 202,239      $    38,526      $166,807       $     78,000      $485,572
Securities                                            2,552            9,406        16,091              7,317        35,366
Interest bearing deposits with financial
  institutions                                       22,418                -             -                  -        22,418
Federal funds sold                                   18,400                -             -                  -        18,400
---------------------------------------------------------------------------------------------------------------------------
  Total RSA                                       $ 245,609      $    47,932      $182,898       $     85,317      $561,756
===========================================================================================================================

RATE SENSITIVE LIABILITIES (RSL):
NOW and money market accounts                     $ 176,169      $         -      $      -       $          -      $176,169
Time deposits                                        33,708           90,983        53,220                719       178,630
Borrowings                                            5,692            5,000        48,987             15,000        74,679
---------------------------------------------------------------------------------------------------------------------------
  Total RSL                                       $ 215,569      $    95,983      $102,207       $     15,719      $429,478
===========================================================================================================================

GAP (GAP = RSA - RSL)                             $  30,040      $   (48,051)     $ 80,691       $     69,598      $132,278
Cumulative GAP                                    $  30,040      $   (18,011)     $ 62,680       $    132,278      $132,278

RSA/Total assets                                     40.84%            7.97%        30.42%             14.19%        93.42%
RSL/Total assets                                     35.85%           15.96%        17.00%              2.61%        71.42%

GAP/Total assets                                      5.00%           (7.99%)       13.42%             11.57%        22.00%
GAP/RSA                                              12.23%         (100.25%)       44.12%             81.58%        23.55%
Cumulative GAP/Total Assets                           5.00%           (3.00%)       10.42%             22.00%        22.00%
Cumulative GAP/RSA                                   12.23%          (37.58%)       34.27%            155.04%        23.55%

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

While the gap position illustrated above is a useful tool that management can utilize for general positioning of the Company's balance sheet, management uses an additional measurement tool to evaluate its asset/liability sensitivity which determines exposure to changes in interest rates by measuring the percentage change in net interest income due to changes in rates over a one-year time horizon. Management measures such percentage change assuming an instantaneous permanent parallel shift in the yield curve of 100 and 200 basis points, both upward and downward. The model uses an option-based pricing approach to estimate the sensitivity of mortgage loans. The most significant embedded option in these types of assets is the prepayment option of the borrowers. The model uses various prepayment assumptions depending upon the type of mortgage instrument (residential mortgages, commercial mortgages, mortgage-backed securities, etc.). Prepayment rates for mortgage instruments ranged from 5 to 45 CPR (Constant Prepayment Rate) as of December 31, 2000 and 1999.

Utilizing this measurement concept, the interest rate risk of the Company, expressed as a percentage change in net interest income over a one-year time horizon due to changes in interest rates, at December 31, 2000 and 1999, was as follows:

                                                               ------------------------------------
                                                                        Basis Point Change
                                                               ------------------------------------
                                                                +200       +100      -100      -200
                                                               ------------------------------------

AT DECEMBER 31, 2000                                           (4.6%)     (2.3%)     0.8%      0.7%
At December 31, 1999                                           (8.8%)     (4.4%)     4.6%      7.8%

Although the Company's 12 month interest rate risk position at December 31, 2000 continues as one in which rate-sensitive liabilities exceed rate sensitive assets, balance sheet restructuring during 2000 has reduced the exposure from that identified at December 31, 1999. The Company's position at December 31, 2000 would be expected, for example, to result in an 4.6% decrease in net interest income should interest rates immediately increase by 200 basis points for a one year period. Conversely, a decline in interest rates of 200 basis points would result in an increase of 0.7% of net interest income. The positive shift in the rate sensitive position of the Company between December 31, 2000 and December 31, 1999 was in part due to the emphasis placed upon the generation of floating rate loans versus fixed rate loans and the design of a prime rate indexed money market deposit account.

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

 EFFECTS OF INFLATION

The financial statements and related financial data concerning the Company presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Inflation can have a significant effect on the operating results of all industries. However, the effects of inflation in the local economy and on the Company's operating results have been relatively modest for the past several years. Since substantially all of the Company's assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates.

The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Furthermore, inflation can directly affect the value of loan collateral in general, and real estate collateral in particular. These factors are taken into account in the initial underwriting process and over the life of the loans. Management believes that it has systems in place to continue to manage the rates, liquidity and interest rate sensitivity of the Company's assets and liabilities.

 CONSOLIDATED RESULTS OF OPERATIONS
COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED
DECEMBER 31, 2000 AND DECEMBER 31, 1999

General
The Company reported net income of $1.2 million, or $0.48 per diluted share, for the year ended December 31, 2000, a 30.3% decrease from net income of $1.7 million, or $0.60 per diluted share, for 1999. For the year 2000, net interest income increased $906 thousand, or 5.3%, from the prior year. The Company's provision for loan losses was $950 thousand in 2000 as compared to $1.2 million for 1999, a decrease of $230 thousand or 19.5%. For the year ended December 31, 2000 the Company's other operating

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

income was $3.4 million, an increase of $257 thousand, or 8.1%, from $3.2 million for the year ended December 31, 1999. Other operating expenses for the year 2000 were $19.2 million, an increase of $2.4 million, or 14.0%, from 1999. These and other significant fluctuations in the Company's results of operations are discussed below.

Net interest income
For the year ended December 31, 2000 net interest income increased to $18.1 million from $17.2 million for 1999. This increase in net interest income of $906 thousand, or 5.3%, was attributable to a $7.2 million increase in interest income resulting from a 16.2% increase in average interest earning assets in the year ended December 31, 2000 compared to the year ended December 31, 1999. Partially offsetting this increase in interest income was a $6.3 million increase in interest expense for the year ended December 31, 2000 resulting from a 17.4% increase in average interest bearing liabilities during 2000 as compared to 1999. The Company's net interest margin declined to 3.70% for 2000 compared to 4.07% in 1999 largely as a result of the Company's negative short-term gap position in a rising rate environment, as experienced by the Company in late 1999 and 2000. The ratio of interest earning assets to total assets at December 31, 2000 remained relatively unchanged at 93.4% as compared to 93.6% at December 31, 1999. The average rate, on a tax equivalent basis, for all interest earning assets for 2000 was 8.43% as compared to 8.11% for 1999. The average rate in 2000 for all interest bearing liabilities was 5.40% as compared to 4.65% for 1999.

Provision for loan losses
The provision for loan losses decreased $230 thousand to $950 thousand in 2000 from $1.2 million in the prior year. At December 31, 2000, the allowance for loan losses represented 1.00% of gross loans outstanding, which management believed was adequate to cover potential losses in the portfolio. There can be no assurance that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon the economy, changes in real estate values, interest rates, the view of regulatory agencies toward adequate reserve levels, and past due and non-performing loan levels.

Other operating income
For the year ended December 31, 2000, other operating income was $3.4 million, an increase of $257 thousand, or 8.1% over the $3.2 million reported for 1999. Service charges on deposit accounts were $2.5 million for the year ended December 31, 2000 as compared to $2.1 million for 1999. The increase in service charges on deposit accounts is primarily associated with an improvement in the collection of overdraft fees. Gains on sales of loans were $64 thousand for the year ended December 31, 2000 as compared to $200 thousand for 1999. The decrease in 2000 in gains on sales of residential 1-4 family loans was primarily the result of increased loan rates and a corresponding reduction in volume early in the year. In 2000, the Company sold its shares of Concord EFS common stock and recognized a gain of $395 thousand. The Concord EFS common stock was acquired in an exchange of the Company's Cash Station common stock in connection with Concord's acquisition of Cash Station. For the year ended December 31, 2000 other noninterest income was $397 thousand versus $791 thousand for 1999, a decrease of $394 thousand or 49.8%. The year over year decrease is primarily the result of the recognition of, during the first quarter of 1999, $295 thousand in nonrecurring income including the receipt of a lawsuit settlement of $70 thousand and the settlement of monthly billing claims and conversion related charges with the Bank's service provider and the reduction of previously accrued expenses by $94 thousand.

Other operating expenses
Total other operating expenses were $19.2 million for the year ended December 31, 2000, an increase of $2.4 million or 14.0% from the $16.8 million reported in 1999. For the year, salaries and benefits expense was held relatively flat at $8.9 million compared to $9.0 million for 1999. In the last quarter of 2000 the Company recorded charges of $1.4 million relating to the closures of three branch offices and the disposition of one unopened branch site under lease. The $1.4 million charge was comprised of lease buyout settlements, leasehold improvement write-offs, lease payments, equipment write-offs, estimated commissions and an estimate of future lease costs reduced by estimated future sublease income. Largely as a result of the branch closing charges, occupancy expense for the year ended December 31, 2000 increased $1.9 million, or 56.3%, to $5.3 million over 1999. Other noninterest expense was $4.1 million for the year ended December 31, 2000, an increase of $487 thousand or 13.5% from $3.6 million for 1999. The year over year increase in other noninterest expense is primarily the result of increases in legal expense and advertising and marketing expense. Legal expenses were $398 thousand in 2000, an increase of $111 thousand over the $287 thousand recorded for 1999. Advertising and marketing expenses were $519 thousand in 2000, an increase of $153 thousand from the $366 thousand recorded in 1999.

Income taxes
The Company recorded income tax expense of $253 thousand for 2000, compared to an income tax expense of $687 thousand for 1999. The effective tax rate for 2000 has declined to 17.4% from 28.5% for 1999 due primarily to a reduction in net income before tax and an increase in tax-exempt interest income.

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED
DECEMBER 31, 1999 AND DECEMBER 31, 1998

General
The Company reported net income of $1.7 million for the year ended December 31, 1999 compared to net income of $1.2 million for the year ended December 31, 1998, an increase of $524 thousand, or 43.5%. For the year, net interest income increased $2.0 million or 12.8% over 1998. In addition, for the year 1999 as compared to 1998, the provision for loan losses decreased $763 thousand to $1.2 million, other operating income decreased $115 thousand to $3.2 million and other operating expense increased $1.1 million to $16.8 million. For the year ended December 31, 1999, the Company's provision for income taxes was $687 thousand, an increase of $974 thousand over the benefit of $287 thousand recorded in 1998. These and other significant fluctuations in the Company's results of operation are discussed below.

Net interest income
Net interest income increased to $17.2 million for the year ended December 31, 1999 from $15.2 million for 1998. This increase in net interest income of $2.0 million, or 12.8%, was attributable to a $2.2 million increase in interest income resulting from the 9.2% increase in average interest earning assets in the year ended December 31, 1999 compared to the year ended December 31, 1998. Partially offsetting this increase in interest income was a $238 thousand increase in interest expense for the year ended December 31, 1999 resulting from an 8.7% increase in average interest bearing liabilities during 1999 as compared to 1998. The Company's net interest margin increased to 4.07% for 1999 compared to 3.95% in 1998 as a result of the Company's continued efforts to convert noninterest-earning assets into interest earning assets. The ratio of interest earning assets to total assets increased from 91.4% at December 31, 1998 to 93.6% at December 31, 1999. In addition, the Company reduced the cost associated with its average interest bearing liabilities from 4.98% for 1998 to 4.65% for 1999.

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

Other operating income
Total other operating income decreased $115 thousand, or 3.5%, to $3.2 million for 1999, compared to $3.3 million for 1998. In 1998, the Company included in other noninterest income $1.0 million of life insurance proceeds related to the death of the Company's President and CEO, Saul D. Binder. Excluding the life insurance proceeds, other noninterest income increased $584 thousand to $796 thousand in 1999 as compared to 1998. The increase in 1999 is largely the result of the Company having received a lawsuit settlement of $70 thousand and having settled monthly billing claims and conversion related charges with its service provider and reduced previously accrued expenses by $94 thousand. Service charges on deposit accounts increased by $115 thousand, or 8.2%, to $2.1 million for the year ended December 31, 1999, from $2.0 million in 1998. The majority of service charges on deposit accounts consisted of fees charged for overdrafts and failure to maintain required balances. In 1999, the Company recognized $200 thousand related to gains on the sale of loans, an increase of $41 thousand, or 25.8%, over 1998.

Other operating expenses
Total other operating expenses increased $1.1 million, or 7.1%, to $16.8 million for 1999, as compared to $15.7 million in 1998. This increase reflects the higher level of expenditures required to support the Company's growth. Salaries and employee benefits increased $829 thousand, or 10.1%, to $9.0 million for the year ended December 31, 1999, as compared to $8.2 million for the prior year. The increase in salary and benefits expense reflects higher staffing levels to support new locations and the growth in deposit and loan accounts at existing banking locations. Occupancy and equipment expenses increased to $3.4 million for 1999 from $2.7 million for 1998, primarily due to the higher level of expense associated with the May 1998 opening of the downtown Chicago branch location, the August 1998 opening of the Skokie/Oakton Street branch location and the March 1999 opening of the North Libertyville branch office. Data processing expense increased to $802 thousand for the year ended December 31, 1999, compared to $739 thousand for 1998, primarily as a result of higher transaction volume levels.

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

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

In 1998, the Company received $1.0 million of life insurance proceeds related to the death of the Company's President and CEO, Saul D. Binder, which were exempt from tax.

 FORWARD LOOKING STATEMENTS

Statements made about the Company's future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items and similar statements are not guarantees of future performance, but are forward looking statements. By their nature, these statements are subject to numerous uncertainties that could cause actual results or events to differ materially from those predicted in the statements. Important factors that might cause the Company's actual results to differ materially include, but are not limited to, the following:

- Federal and state legislative and regulatory developments;

- The impact of continued loan and deposit promotions on the Company's net interest margin;

- Changes in management's estimate of the adequacy of the allowance for loan losses;

- Increases in loan delinquencies or write-offs;

- Interest rate movements and their impact on customer behavior and the Company's net interest margin;

- The impact of interest rate sensitivity restructuring activities;

- The impact of repricing and competitors' pricing initiatives on loan and deposit products;

- The Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace;

- The Company's ability to access cost effective funding; and

- Changes in financial markets and general economic conditions.

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

[McGLADREY & PULLEN, LLP LETTERHEAD]

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Shareholders
Success Bancshares, Inc.
Lincolnshire, Illinois

We have audited the accompanying consolidated balance sheets of Success Bancshares, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Success Bancshares, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000.

                                         [McGLADREY & PULLEN LLP SIGNATURE]

Schaumburg, Illinois
February 7, 2001

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                                                                   2000          1999
                                                               ----------------------

(In thousands)
 ASSETS
Cash and cash equivalents                                      $ 63,114      $ 17,057
Securities available-for-sale                                    35,366        36,329
Real estate loans held-for-sale                                     493             -
Loans, less allowances for loan losses of $4,861 at 2000 and
  $4,269 at 1999                                                480,711       424,668
Premises and equipment, net                                       9,438        10,684
Interest receivable                                               3,736         2,876
Other real estate owned                                           1,100            50
Other assets                                                      7,363         5,481
-------------------------------------------------------------------------------------
    Total assets                                               $601,321      $497,145
=====================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
  Non-interest bearing deposits                                $ 65,075      $ 60,571
  Interest bearing deposits                                     425,643       333,719
-------------------------------------------------------------------------------------
    Total deposits                                              490,718       394,290
Note Payable                                                      2,500             -
Federal Home Loan Bank advances                                  53,987        45,946
Securities sold under repurchase agreements                       1,717         5,002
Demand notes payable to U.S. Government                           1,475         3,115
Trust preferred securities                                       15,000        15,000
Interest payable and other liabilities                            6,546         2,942
-------------------------------------------------------------------------------------
    Total liabilities                                           571,943       466,295

Shareholders' equity
Preferred stock, $0.001 par value, 1,000,000 shares
  authorized, none issued                                             -             -
Common stock, $0.001 par value 7,500,000 shares authorized,
  At December 31, 2000: 3,074,326 issued and 2,433,461
    shares outstanding
  At December 31, 1999: 3,074,326 issued and 2,732,190
    shares outstanding                                                3             3
Additional paid-in capital                                       25,399        25,362
Retained earnings                                                10,467         9,284
Treasury stock                                                   (6,674)       (3,563)
Loan to Employee Stock Ownership Plan                               (33)          (74)
Unearned compensation                                                 -           (36)
Accumulated other comprehensive income (loss)                       216          (126)
-------------------------------------------------------------------------------------
    Total shareholders' equity                                   29,378        30,850
-------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                 $601,321      $497,145
=====================================================================================

See accompanying notes to Consolidated Financial Statements

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                  2000         1999         1998
                                                               ---------------------------------

(In thousands, except per share data)
 INTEREST INCOME
Loans (including fee income)                                   $39,603      $31,976      $28,938
Investment securities
  Taxable                                                        1,545        1,548        2,317
  Exempt from federal income tax                                   533          609          620
Other interest income                                              193          524          584
------------------------------------------------------------------------------------------------
    Total interest income                                       41,874       34,657       32,459

INTEREST EXPENSE
Deposits                                                        19,638       14,729       15,265
Note payable                                                        93            -            -
Federal Home Loan Bank                                           2,132          951          772
Other borrowings                                                   527          399          319
Trust preferred securities                                       1,343        1,343          828
------------------------------------------------------------------------------------------------
    Total interest expense                                      23,733       17,422       17,184

Net interest income                                             18,141       17,235       15,275
Provision for loan losses                                          950        1,180        1,943
------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses             17,191       16,055       13,332

OTHER OPERATING INCOME
Service charges on deposit accounts                              2,522        2,148        2,033
Gains on sale of loans                                              64          200          159
Gain (loss) on sale of securities, net                             395            5         (200)
Gain on sale of fixed assets                                        33            -            -
Net credit card processing income                                    6           16           71
Other noninterest income                                           397          791        1,212
------------------------------------------------------------------------------------------------
    Total other operating income                                 3,417        3,160        3,275

OTHER OPERATING EXPENSES
Salaries and employee benefits                                   8,930        9,001        8,172
Occupancy and equipment expenses                                 5,299        3,391        2,688
Data processing                                                    829          802          739
Other noninterest expenses                                       4,093        3,606        4,091
------------------------------------------------------------------------------------------------
    Total other operating expenses                              19,151       16,800       15,690
------------------------------------------------------------------------------------------------
Income before income taxes                                       1,457        2,415          917

Income tax expense (benefit)                                       253          687         (287)
------------------------------------------------------------------------------------------------
NET INCOME                                                     $ 1,204      $ 1,728      $ 1,204
================================================================================================
  Basic earnings per share                                     $  0.48      $  0.60      $  0.41
  Diluted earnings per share                                   $  0.48      $  0.60      $  0.40

See accompanying notes to Consolidated Financial Statements

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                        DECEMBER 31, 2000, 1999 AND 1998

                                                        Additional
                                  Preferred    Common      Paid-In   Retained   Treasury
                                      Stock     Stock      Capital   Earnings      Stock
                                  ------------------------------------------------------

(In thousands)
BALANCE AT DECEMBER 31, 1997      $       0    $    3    $ 24,151    $  6,352   $      -

Comprehensive Income:
Net income                                -         -           -       1,204          -
 Other comprehensive income, net
   of tax:                                -         -           -           -          -
   Unrealized gains on
     securities available for
     sale arising during the
     period, net of taxes of
     $533                                 -         -           -           -          -
     Reclassification
       adjustment, net of
       benefit of $78                     -         -           -           -          -
----------------------------------------------------------------------------------------
Total comprehensive income                -         -           -       1,204          -
Issuance of shares of common
 stock, through option exercise           -         -         131           -          -
Issuance of restricted stock              -         -          92           -          -
Conversion of subordinated
 debentures into common stock             -         -         100           -          -
ESOP shares released                      -         -          54           -          -
----------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998              -         3      24,528       7,556          -

Comprehensive Income:
Net income                                -         -           -       1,728          -
 Other comprehensive income, net
   of tax:                                -         -           -           -          -
   Unrealized loss on securities
     available for sale arising
     during the period, net of
     tax benefit of $293                  -         -           -           -          -
----------------------------------------------------------------------------------------
Total comprehensive Income                -         -           -       1,728          -
Issuance of shares of common
 stock, through option exercise           -         -         823           -          -
Issuance of restricted stock              -         -           -           -          -
Reissuance of treasury shares             -         -          (5)          -         57
Purchase of treasury shares               -         -           -           -     (3,620)
ESOP shares released                      -         -          16           -          -
----------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999              -         3      25,362       9,284     (3,563)

Comprehensive Income:
Net income                                -         -           -       1,204          -
 Other comprehensive income, net
   of tax:                                -         -           -           -          -
   Unrealized gains on
     securities available for
     sale arising during the
     period, net of taxes of
     $216                                 -         -           -           -          -
----------------------------------------------------------------------------------------
Total comprehensive Income                -         -           -       1,204          -
Issuance of restricted stock              -         -           -           -          -
Reissuance of treasury shares             -         -           5         (21)       129
Purchase of treasury shares               -         -           -           -     (3,240)
ESOP shares released                      -         -          32           -
----------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000      $       -    $    3    $ 25,399    $ 10,467   $ (6,674)
========================================================================================

                                                              Accumulated
                                                                    Other            Total
                                    ESOP        Unearned    Comprehensive    Shareholders'
                                    Loan    Compensation    Income (Loss)           Equity
                                  --------------------------------------------------------
(In thousands)
BALANCE AT DECEMBER 31, 1997      $ (158)   $          -    $        (278)   $      30,700
Comprehensive Income:
Net income                             -               -                -            1,204
 Other comprehensive income, net
   of tax:                             -               -                -
   Unrealized gains on
     securities available for
     sale arising during the
     period, net of taxes of
     $533                              -                              842              842
     Reclassification
       adjustment, net of
       benefit of $78                  -               -             (122)            (122)
------------------------------------------------------------------------------------------
Total comprehensive income             -               -              720            1,924
Issuance of shares of common
 stock, through option exercise        -               -                -              131
Issuance of restricted stock           -             (92)               -                0
Conversion of subordinated
 debentures into common stock          -               -                -              100
ESOP shares released                  45               -                -               99
------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998        (113)            (92)             442           32,324
Comprehensive Income:
Net income                             -               -                -            1,728
 Other comprehensive income, net
   of tax:                             -               -                -                -
   Unrealized loss on securities
     available for sale arising
     during the period, net of
     tax benefit of $293               -               -             (568)            (568)
------------------------------------------------------------------------------------------
Total comprehensive Income             -               -             (568)           1,160
Issuance of shares of common
 stock, through option exercise        -               -                -              823
Issuance of restricted stock           -              56                -               56
Reissuance of treasury shares          -               -                -               52
Purchase of treasury shares            -               -                -           (3,620)
ESOP shares released                  39               -                -               55
------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999         (74)            (36)            (126)          30,850
Comprehensive Income:
Net income                             -               -                -            1,204
 Other comprehensive income, net
   of tax:                             -               -                -                -
   Unrealized gains on
     securities available for
     sale arising during the
     period, net of taxes of
     $216                              -               -              342              342
------------------------------------------------------------------------------------------
Total comprehensive Income             -               -              342            1,546
Issuance of restricted stock           -              36                -               36
Reissuance of treasury shares          -               -                -              113
Purchase of treasury shares            -               -                -           (3,240)
ESOP shares released                  41               -                -               73
------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000      $  (33)   $          -    $         216    $      29,378
==========================================================================================

See accompanying notes to Consolidated Financial Statements

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                   2000          1999          1998
                                                               ------------------------------------
(In thousands)
 CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                     $  1,204      $  1,728      $  1,204
Adjustments to reconcile net income to net cash provided by
  operating activities
Premium amortization on securities, net of discount
  accretion                                                         (39)          (71)          122
Provision for loan losses                                           950         1,180         1,943
Depreciation and amortization                                     1,764         1,698         1,191
Provision for deferred taxes                                       (374)          (59)         (737)
Net (gains) loss on sales of securities                            (395)           (5)          200
Loans originated for sale                                        (6,859)      (16,272)      (10,569)
Proceeds from sales of loans                                      6,923        17,478         9,787
Net gains on sales of loans                                         (64)         (200)         (159)
Accretion of loan discount                                         (204)          (59)         (110)
Deferred loan fees                                                 (189)          (70)         (322)
Change in interest receivables and other assets                  (2,663)       (1,806)       (1,419)
Change in interest payable and other liabilities                  3,604            36            14
Other                                                                 3           421           227
---------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                       3,661         3,999         1,372

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of available-for-sale securities           $    395      $     39      $     35
Proceeds from sales of held-to-maturity securities                    -             -         2,835
Proceeds from maturities of available-for-sale securities         5,566        11,844        14,571
Purchases of available-for-sale securities                       (3,939)       (8,062)      (11,902)
Proceeds from maturities of held-to-maturity securities               -             -        11,333
Purchases of held-to-maturity securities                              -             -        (3,000)
Loans made to customers, net                                    (58,193)      (54,506)      (86,178)
Purchase of other real estate owned                                   -             -        (1,430)
Proceeds from sales of other real estate                             43           440         1,638
Proceeds from sales of premises and equipment                       482           680             -
Premises and equipment expenditures                                (916)       (1,600)       (3,762)
Purchase of subsidiary bank common stock                              -             -          (580)
---------------------------------------------------------------------------------------------------
  Net cash used in investing activities                         (56,562)      (51,165)      (76,440)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in non-interest bearing deposits                      $  4,504      $  7,014      $  8,332
Increase (decrease) in interest bearing deposits                 91,924       (11,459)       60,979
Increase (decrease) in demand notes payable to US Government     (1,640)        2,229          (543)
Increase (decrease) in securities sold under agreements to
  repurchase                                                     (3,285)         (134)        1,322
Proceeds from notes payable                                       2,500             -             -
Proceeds from Federal Home Loan Bank advances                    45,000        36,700         9,000
Repayment of Federal Home Loan Bank advances                    (36,959)       (6,245)       (4,229)
Repayment of convertible subordinated debentures                      -             -          (100)
Purchase of common shares for treasury                           (3,240)       (3,620)            -
Proceeds from issuance of treasury shares                           113            52             -
Issuance of Trust Preferred securities                                -             -        15,000
Issuance of common stock                                              -           823           185
Principal payment on ESOP loan                                       41            39            45
---------------------------------------------------------------------------------------------------
  Net cash provided by financing activities                      98,958        25,399        89,991
---------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                (46,057)      (21,767)       14,923

Cash and cash equivalents at beginning of year                   17,057        38,824        23,901
---------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                       $ 63,114      $ 17,057      $ 38,824
===================================================================================================

Supplemental disclosures of cash flow information
Cash paid during the year for:
  Interest on deposits                                         $ 19,376      $ 14,768      $ 15,208
  Interest on borrowings                                          4,010         2,638         1,877
  Income taxes                                                      965           659           627

Selected noncash investing activities
Other real estate acquired in settlement of loans              $  1,100      $     50      $    671

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

(a) Basis of Presentation:
The consolidated financial statements of Success Bancshares, Inc. include the accounts of the Company and its wholly owned subsidiaries: Success National Bank and Success Capital Trust I ("Trust"). Significant intercompany accounts and transactions have been eliminated in consolidation.

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

(c) Securities:
Securities classified as available-for-sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. The difference between fair value and amortized cost results in an unrealized gain or loss. Unrealized gains or losses are reported as increases or decreases in shareholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over their contractual lives.

(d) Real Estate Loans Held-for-Sale:
Real estate loans held-for-sale are carried at the lower of cost, net of loan fees collected, or fair value in the aggregate. Loans are sold without recourse generally with servicing released. Gains and losses from the sale of loans are determined based upon the net proceeds and the carrying value of the loans sold after allocating cost to servicing rights, if retained. Net unrealized losses are recognized in a valuation allowance by charges to income.

Transfer of loans held-for-sale to portfolio is accounted for at the lower of cost or fair value at the date of transfer. The excess of the carrying value over the fair value as of the transfer date is accreted into interest income over the remaining estimated lives of the transferred loans. As of December 31, 2000, the Company had $493 thousand of loans categorized as held-for-sale with cost approximating fair value. At December 31, 1999, the Company had no loans categorized as held-for-sale.

(e) Loans:
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff ("portfolio" loans) are stated net of unearned income, deferred loan fees, unaccreted discounts and the allowance for loan losses. Interest on loans is accrued over the term of the loan based on the amount of principal outstanding. For impaired loans, accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Additionally, interest income is reduced for any amounts previously accrued. Interest income is subsequently recognized only to the extent cash payments are received and the principal is considered fully collectible. Discounts are accreted into income over the estimated lives of the loans on a method that approximates the interest method. This statement requires that loan origination fees and direct loan origination costs for a completed loan are netted and then deferred and amortized into interest income as an adjustment of yield over the contractual life of the loan.

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

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

(i) Earnings Per Share:
Basic earnings per share (EPS) excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

(j) Recent Accounting Developments:
In June 1999, The Financial Accounting Standards Board (FASB) issued SFAS No. 137, "Accounting for Derivative instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" which delayed the effective date of SFAS No. 133 to periods beginning after June 15, 2000. In addition, in June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an amendment of FASB Statement No. 133" which amends and/or supersedes various sections of SFAS No. 133. Since the Company has no derivative or hedging activities, adoption of either SFAS No. 133 or SFAS No. 138 is not currently expected to impact the Company's financial statements.

In June 2000, the FASB issued SFAS No. 139, "Rescission of FASB Statement No. 53 and amendments to FASB Statements No. 63, 89 and 121" effective for periods beginning after December 15, 2000. The application of SFAS No. 139 will not impact the Company's financial statements.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a replacement of FASB Statement No. 12." SFAS No. 140 replaces SFAS No. 1255, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Disclosures about securitization and collateral accepted need not be reported for periods ending on or before December 15, 2000, for which financial statements are presented for comparative purposes. The application of SFAS No. 140 does not impact the Company's financial statements.

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(k) Prior Year Reclassifications:
Certain reclassifications were made to make the 1998 and 1999 financial statements comparable with the 2000 presentation.

 NOTE 2 - CASH AND CASH EQUIVALENTS

Cash and cash equivalents are comprised of the following at December 31:

                                                                  2000         1999
                                                               --------------------

(In thousands)
Cash and due from banks                                        $22,296      $17,057
Interest-bearing demand balances with banks                     22,418            -
Federal funds sold                                              18,400            -
-----------------------------------------------------------------------------------
                                                               $63,114      $17,057
===================================================================================

At December 31, 2000 and 1999, reserves of $500 thousand were required to be held as cash or on deposit with the Federal Reserve Bank of Chicago. These reserves do not earn interest.

 NOTE 3 - SECURITIES

The amortized cost, gross unrealized gains and losses, and fair values of securities at December 31, 2000 are as follows:

                                                                                   Gross           Gross
                                                               Amortized      Unrealized      Unrealized         Fair
                                                                    Cost           Gains          Losses        Value
                                                               ------------------------------------------------------

(In thousands)
 SECURITIES AVAILABLE-FOR-SALE
U.S. Treasury                                                  $   2,000      $        -      $       (7)     $ 1,993
U.S. Government sponsored entities                                 9,908              45             (22)       9,931
States and political subdivisions
  Taxable                                                          1,604              50               -        1,654
  Exempt from federal income taxes                                10,515              56             (52)      10,519
Mortgage-backed securities                                         5,927               1             (25)       5,903
SBA guaranteed loan participation certificates                       781               -             (17)         764
Other securities                                                   4,279             343             (20)       4,602
---------------------------------------------------------------------------------------------------------------------
                                                               $  35,014      $      495      $     (143)     $35,366
=====================================================================================================================

The amortized cost and fair value of securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities and SBA guaranteed loan participation certificates will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                                               ----------------------
                                                                 Available-for-sale
                                                               ----------------------
                                                               Amortized         Fair
                                                                    Cost        Value
                                                               ----------------------

(In thousands)
Due in one year or less                                        $   7,246      $ 7,251
Due after one year through five years                             10,206       10,273
Due after five years through ten years                             4,425        4,422
Due after ten years                                                6,429        6,753
Mortgage-backed securities and SBA guaranteed loan
  participation certificates                                       6,708        6,667
-------------------------------------------------------------------------------------
                                                               $  35,014      $35,366
=====================================================================================

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost, gross unrealized gains and losses, and fair values of securities at December 31, 1999 are as follows:

                                                                                   Gross           Gross
                                                               Amortized      Unrealized      Unrealized         Fair
                                                                    Cost           Gains          Losses        Value
                                                               ------------------------------------------------------

(In thousands)
 SECURITIES AVAILABLE-FOR-SALE
U.S. Treasury                                                  $   4,989      $        -      $      (49)     $ 4,940
U.S. Government sponsored entities                                 6,926               -             (95)       6,831
States and political subdivisions
  Taxable                                                          1,668              22               -        1,690
  Exempt from federal income taxes                                11,138              52            (201)      10,989
Mortgage-backed securities                                         7,197               -            (125)       7,072
SBA guaranteed loan participation certificates                       850               -             (21)         829
Other securities                                                   3,767             223             (12)       3,978
---------------------------------------------------------------------------------------------------------------------
                                                               $  36,535      $      297      $     (503)     $36,329
=====================================================================================================================

Proceeds from sales of securities available-for-sale and realized gross gains and losses in 2000, 1999 and 1998 are as follows:

                                                                  2000      1999        1998
                                                                  --------------------------

(In thousands)
 SECURITIES AVAILABLE-FOR-SALE
Proceeds from sales                                               $395      $ 39      $2,815
Gross gains                                                        395         5           4
Gross losses                                                         -         -        (204)

Securities with a carrying value of approximately $17.6 and $23.7 million at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

In 2000 the Company sold its entire investment in Concord, EFS Inc. common stock at a gain of $395 thousand. The Concord, EFS Inc. stock was received in an exchange of the Company's Cash Station common stock in connection with Concord's acquisition of Cash Station.

 NOTE 4 - LOANS

Loans at December 31, 2000 and 1999 consisted of the following:

                                                                   2000          1999
                                                               ----------------------

(In thousands)
Commercial                                                     $123,422      $103,486
Real estate - mortgage                                          247,840       229,036
Real estate - construction                                       30,843        17,758
Home equity                                                      80,498        75,919
Installment                                                       2,953         2,737
-------------------------------------------------------------------------------------
  Total gross loans                                            $485,556      $428,936
-------------------------------------------------------------------------------------
Net deferred loan fees                                              171           205
Unaccreted discount resulting from loss on transfer of loans
  from held for sale to portfolio                                  (155)         (204)
Allowance for loan losses                                        (4,861)       (4,269)
-------------------------------------------------------------------------------------
  Net loans                                                    $480,711      $424,668
=====================================================================================

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity in the allowance for loan losses is summarized below:

                                                                 2000        1999        1998
                                                               ------------------------------

(In thousands)
Balance at beginning of year                                   $4,269      $3,824      $2,079
Provision for loan losses                                         950       1,180       1,943
Recoveries on loans previously charged-off                         52         107           9
Loans charged-off                                                (410)       (842)       (207)
---------------------------------------------------------------------------------------------
  Balance at end of year                                       $4,861      $4,269      $3,824
=============================================================================================

Impaired loan information as of and for the years ended December 31, 2000 and 1999 is as follows:

                                                                 2000        1999
                                                               ------------------

(In thousands)
Impaired loans for which no allowance has been provided        $1,948      $1,486
Impaired loans for which an allowance has been provided             -           -
---------------------------------------------------------------------------------
Total loans determined to be impaired                          $1,948      $1,486
=================================================================================
Allowance provided for impaired loans, included in the
  allowance for loan losses                                    $    -      $    -
=================================================================================
Interest income recognized from impaired loans                 $   67      $  100
Cash basis interest income recognized from impaired loans      $    -      $    -

Mortgage loans serviced for the Federal Home Loan Mortgage Corporation by the Company are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were approximately $46.4 and $50.6 million at December 31, 2000 and 1999, respectively.

 NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 2000 and 1999:

                                                                  2000         1999
                                                               --------------------

(In thousands)
Land                                                           $ 2,854      $ 2,904
Building and leasehold improvements                              7,026        7,500
Furniture and equipment                                          6,424        6,755
-----------------------------------------------------------------------------------
  Total cost                                                    16,304       17,159
Less accumulated depreciation and amortization                   6,866        6,475
-----------------------------------------------------------------------------------
  Net book value                                               $ 9,438      $10,684
===================================================================================

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE 6 - DEPOSITS

Deposits at December 31, 2000 and 1999 are as follows:

                                                                   2000          1999
                                                               ----------------------

(In thousands)
Demand deposits                                                $ 65,075      $ 60,571
NOW                                                             118,255       122,509
Savings                                                          20,927        21,359
Money market                                                    107,831        40,779
Time:
  Due within one year                                           124,303       127,029
  Due within one to two years                                    27,059        17,183
  Due within two to three years                                  14,724         2,734
  Due within three to four years                                  2,522           584
  Due thereafter                                                 10,022         1,542
-------------------------------------------------------------------------------------
    Total time deposits                                         178,630       149,072
-------------------------------------------------------------------------------------
    Total deposits                                             $490,718      $394,290
=====================================================================================

Time deposits in amounts of $100,000 or more were approximately $66.7 million and $44.5 million at December 31, 2000 and 1999, respectively.

Interest expense on deposits for the years ending December 31 is summarized as follows:

                                                                  2000         1999         1998
                                                               ---------------------------------

(In thousands)
NOW                                                            $ 4,707      $ 5,166      $ 3,211
Savings                                                            410          459          667
Money market                                                     4,264        1,428        1,934
Time                                                            10,257        7,676        9,453
------------------------------------------------------------------------------------------------
                                                               $19,638      $14,729      $15,265
================================================================================================

 NOTE 7 - BORROWING ARRANGEMENTS

The Bank is permitted to borrow from the Federal Reserve Bank ("FRB") up to 75% of loans pledged to the FRB. As of December 31, 2000 and 1999, there were no loans pledged to the FRB and there were no borrowings outstanding at either date.

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

At December 31, 2000 and 1999, advances from the Federal Home Loan Bank of Chicago ("FHLB") were as follows:

                                                                                                  --------------------
                                                                                                     Advance Amount
                                                               Interest         Frequency of      --------------------
Maturity Date                                                      Rate      Rate Adjustment         2000         1999
----------------------------------------------------------------------------------------------------------------------

(In thousands)
Overnight advance                                                 4.74%                Daily      $     -      $21,700
October, 2001                                                     4.75%                Fixed        5,000        5,000
May, 2002(1)                                                      6.83%                Fixed        1,483        1,590
February, 2003(1)                                                 5.65%                Fixed        1,022        1,092
July, 2004(1)                                                     6.38%                Fixed        1,482        1,564
November, 2004(2)                                                 5.26%                Fixed            -        5,000
May, 2005(3)                                                      6.65%                Fixed       10,000            -
July, 2005(4)                                                     6.79%                Fixed       10,000            -
December, 2005(5)                                                 5.81%                Fixed       25,000            -
October, 2009(6)                                                  5.20%                Fixed            -       10,000
----------------------------------------------------------------------------------------------------------------------
                                                                                                  $53,987      $45,946
======================================================================================================================

(1) 15 year amortizing advance with a seven year balloon
(2) Called at six months
(3) 5 year advance, 2 year term lock, quarterly call
(4) 5 year advance, 2 year term lock, quarterly call
(5) 5 year advance
(6) Called at six months

The Bank maintains a blanket lien agreement with the FHLB covering secured advances. Under this agreement, 60% of the outstanding balances of first mortgages secured by improved residential property not more than 90 days delinquent are considered pledged as collateral. In addition, the Bank pledged U.S. Government and Agency Securities as collateral for the advances. As of December 31, 2000, the Bank reported approximately $86.0 million of loan balances and $1.3 million of securities pledged as collateral.

 NOTE 9 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase are overnight repurchase agreements with customers of the Bank and consist of primarily U.S. government sponsored entity obligations.

The securities underlying the agreements are book-entry securities. During the period, the securities were delivered by appropriate entry into a third-party custodian's account designated by the Bank under a written custodial agreement that explicitly recognizes the customer's interest in the securities. At December 31, 2000, no material amount of agreements to repurchase securities sold were outstanding with any individual customer. Securities sold under agreements to repurchase averaged $3.7 million and $5.4 million in 2000 and 1999, respectively, and the maximum amounts outstanding at any month-end during 2000 and 1999 were $6.0 million and $7.1 million, respectively. The weighted average rate paid during 2000 and 1999 was 5.07% and 4.65%, respectively, and the weighted average rate at the end of 2000 and 1999 was 5.40% and 4.43%, respectively.

 NOTE 10 - TRUST PREFERRED SECURITIES

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

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE 11 - NOTE PAYABLE

The Company entered into a revolving line of credit agreement with American National Bank on June 5, 2000. The line is in the amount of $10.0 million with interest payable at the 90 day LIBOR rate, plus 175 basis points. The interest rate on the line resets quarterly and interest is payable quarterly. At December 31, 2000, the interest rate on the line was 8.15%. The revolving line is secured by the common stock of the Bank and matures June 30, 2002.

 NOTE 12 - SHAREHOLDERS' EQUITY AND CAPITAL STANDARDS

On May 27, 1998, the Board of Directors of the Company approved implementation of a Shareholder Rights Plan. The Board declared distribution of one right (a "Right") for each share of the Company's common stock which was outstanding on August 10, 1998 (the "Record Date"). Each share of common stock issued after the Record Date will be issued with an attached Right. The Rights will not be immediately exercisable or detachable from the common stock. The Rights will become exercisable and detachable only following the acquisition by a person or a group of 15% or more of the outstanding common stock of the Company or following the announcement of a tender or exchange offer for 15% or more of the outstanding common stock.

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

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's growth and financial condition. The regulations require the Company and the Bank to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting principles. The capital classifications are also subject to qualitative judgments by the regulators about risk weightings and other factors.

Quantitative measures established by Federal regulations to ensure capital adequacy require the Company and the Bank to maintain minimum ratios (set forth in the table below) of Tier I capital (as defined in the regulations) to total average assets (as defined in the regulations). As of December 31, 2000, the Company's actual total capital to risk-weighted assets ratio was 10.88%. As of December 31, 2000, the ratio of the Bank's total capital to risk-weighted assets was 11.09% indicating that the Bank is considered "well capitalized."

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The required ratios and the Company's actual ratios at December 31, 2000 and 1999, are presented below:

                                                   --------------------------------------------------------------------
                                                                                                        To Be Well
                                                                                                     Capitalized Under
                                                                               For Capital           Prompt Corrective
                                                         Actual             Adequacy Purposes        Action Provisions
                                                   --------------------------------------------------------------------
                                                    Amount       Ratio       Amount      Ratio       Amount       Ratio
                                                   --------------------------------------------------------------------

(In thousands)
 AS OF DECEMBER 31, 2000
TOTAL CAPITAL (TO RISK WEIGHTED ASSETS):
  CONSOLIDATED                                     $49,022      10.88%      $36,041      8.00%        NOT APPLICABLE
  BANK                                              49,558      11.09%       35,749      8.00%      $44,686       10.0%
TIER 1 CAPITAL (TO RISK WEIGHTED ASSETS):
  CONSOLIDATED                                      38,881       8.63%       18,021      4.00%        NOT APPLICABLE
  BANK                                              44,697      10.00%       17,875      4.00%       26,812       6.00%
TIER 1 CAPITAL (TO AVERAGE ASSETS):
  CONSOLIDATED                                      38,881       7.32%       21,246      4.00%        NOT APPLICABLE
  BANK                                              44,697       8.45%       21,164      4.00%       26,455       5.00%

AS OF DECEMBER 31, 1999
Total Capital (to Risk Weighted Assets):
  Consolidated                                     $50,245      13.18%      $30,509      8.00%        Not Applicable
  Bank                                              41,485      10.95%       30,307      8.00%      $37,884       10.0%
Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                      41,301      10.83%       15,254      4.00%        Not Applicable
  Bank                                              37,217       9.82%       15,254      4.00%       22,730       6.00%
Tier 1 Capital (to Average Assets):
  Consolidated                                      41,301       8.87%       18,632      4.00%        Not Applicable
  Bank                                              37,216       8.00%       18,600      4.00%       23,251       5.00%

The Bank may not declare or pay cash dividends on any of its shares of common stock if the effect thereof would cause shareholders' equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

Unlike the Bank, the Company is not subject to these regulatory restrictions on the payment of dividends to its stockholders. However, the Company's source of funds for future dividends may depend upon dividends received by the Company from the Bank.

 NOTE 13 - EMPLOYEE BENEFIT PLANS

The Company maintains an Employee Stock Ownership Plan ("ESOP"), which also has a 401(k) feature. The ESOP, which is internally leveraged, covers substantially all employees of the Bank. Loans from the Company to the ESOP to acquire Company stock are recorded as a reduction of shareholders' equity. At December 31, 2000 and 1999, the fair value of unearned ("suspense") ESOP shares was approximately $64,000 and $118,000, respectively. Suspense shares are released and allocated to participants as the ESOP's debt to the Company is repaid. Employer contributions, including any matching contribution for the 401(k) provision, are made at the discretion of the Bank's Board of Directors. For the year ended December 31, 2000, the Company recorded 401(k) expense of $54,000 and ESOP expense of $75,000 as compared with $64,000 of 401(k) expense and $70,000 of ESOP expense for 1999.

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Shares of the Company's stock held by the ESOP as of December 31, 2000 and 1999, are shown in the following table. The allocated and unallocated common shares as of December 31, 2000 are approximations, as the 2000 participant allocation has not yet been completed.

                                                                 2000        1999
                                                               ------------------

(In thousands)
Shares allocated to participants                               52,967      56,298
Suspense (unallocated) shares                                   5,300      11,846
---------------------------------------------------------------------------------
  Total ESOP Shares                                            58,267      68,144
=================================================================================

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

 NOTE 14 - STOCK OPTIONS AND RESTRICTED STOCK AWARD

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

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes data concerning stock options:

                                                                     Common                                 Weighted
                                                               Shares Under         Option Price             Average
                                                                     Option            Per Share      Exercise Price
                                                               -----------------------------------------------------

Outstanding at December 31, 1997                                    153,340      $ 1.82 - $ 6.18      $         5.02
Exercised                                                           (21,250)     $ 6.18 - $10.15      $         7.04
Cancelled                                                           (17,000)              $ 6.18      $         6.18
Issued                                                              116,500      $11.50 - $14.50      $        13.91
--------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1998                                    231,590      $ 1.82 - $14.50      $         9.22
Exercised                                                          (113,390)     $ 1.82 - $ 6.09      $         4.61
Cancelled                                                           (30,700)     $ 6.09 - $14.50      $        12.93
Issued                                                               60,500      $10.13 - $11.94      $        10.84
--------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1999                                    148,000      $10.13 - $14.50      $        12.77
Exercised                                                                 -                    -                   -
Cancelled                                                           (25,500)     $10.75 - $14.50      $        13.88
Issued                                                              125,500      $11.00 - $12.00      $        11.38
--------------------------------------------------------------------------------------------------------------------
OUTSTANDING AT DECEMBER 31, 2000                                    248,000      $10.13 - $14.50      $        11.87
====================================================================================================================

At December 31, 2000, there are options exercisable for 113,125 shares at a weighted average price of $12.16.

Grants under the both plans are accounted for following Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation cost has been recognized for incentive stock option grants under the stock option plan. Had compensation cost for the stock-based compensation plan been determined consistent with SFAS No. 123, based on the grant date fair values of awards, reported income and earnings per common share would have been reduced to the pro forma amounts shown below:

                                                                 2000        1999        1998
                                                               ------------------------------

(In thousands, except per share amounts)
 NET INCOME APPLICABLE TO COMMON STOCK:
As reported                                                    $1,204      $1,728      $1,204
Pro forma                                                      $1,020      $1,716      $1,094
 BASIC EARNINGS PER COMMON SHARE:
As reported                                                    $ 0.48      $ 0.60      $ 0.41
Pro forma                                                      $ 0.40      $ 0.59      $ 0.37
 DILUTED EARNINGS PER COMMON SHARE:
As reported                                                    $ 0.48      $ 0.60      $ 0.40
Pro forma                                                      $ 0.40      $ 0.59      $ 0.36

The fair value of each option grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants during the year ended December 31, 2000: dividend yield of 0% for the period; expected volatility of 5.00% for the period; risk free rate of return of 5.00%; and expected life of 7.5 years. For the year ended December 31, 1999 each option grant was estimated using the following assumptions: dividend yield of 0% for the period; expected volatility of 5% for the period; risk free rate of return of 5.00%; and an expected life of 9.5 years. For the year ended December 31, 1998, the assumptions included a dividend yield of 0% for the period, expected volatility of 0% for the period; a risk free rate of return of 4.5% and an expected life of 9.5 years.

In December 1998 the Company granted its President, Wilbur G. Meinen, a total of 8,000 restricted shares of the Company's common stock. Under terms of the original grant, 2,667 shares of the restricted stock vested on December 31, 1999, 2,667 shares vested on December 31, 2000 and 2,666 shares were to vest on December 31, 2001. However, in July 2000 the grant was modified to provide full vesting of all shares on December 31, 2000. Unearned compensation of $92 thousand was recognized at December 31, 1998 and was amortized to compensation expense over the vesting period. Compensation expense of $36 thousand and $56 thousand related to the restricted stock was recorded by the Company in 2000 and 1999, respectively.

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE 15 - INCOME TAXES

The Company's deferred tax assets and liabilities consist of the following components as of December 31, 2000 and 1999:

                                                                 2000        1999
                                                               ------------------

(In thousands)
 DEFERRED TAX ASSETS:
Allowance for loan losses                                      $1,859      $1,599
Securities available-for-sale                                       -          80
Premises and equipment                                            335         202
Branch closing reserve                                            411           -
Alternative minimum tax credit carry forward                       15         126
Loans                                                               -          84
---------------------------------------------------------------------------------
                                                                2,620       2,091
---------------------------------------------------------------------------------
 DEFERRED TAX LIABILITIES:
State income taxes                                             $  128      $   97
Securities available-for-sale                                     136           -
Deferred loan fees                                                236          48
Mortgage servicing rights                                         141         148
Other                                                              80          57
---------------------------------------------------------------------------------
                                                                  721         350
---------------------------------------------------------------------------------
Net deferred tax assets                                        $1,899      $1,741
=================================================================================

No valuation allowance was considered necessary.

Income tax expense for the years ended December 31, 2000, 1999 and 1998, consists of the following:

                                                                2000      1999       1998
                                                               --------------------------

(In thousands)
Current                                                        $ 627      $746      $ 450
Deferred                                                        (374)      (59)      (737)
-----------------------------------------------------------------------------------------
Total                                                          $ 253      $687      $(287)
=========================================================================================

Reconciliations of income tax expense computed at the statutory federal income tax rate to the Company's income tax expense for the years ended December 31, 2000, 1999, and 1998, are as follows:

                                                                2000       1999       1998
                                                               ---------------------------

(In thousands)
Income tax expense at statutory rate                           $ 496      $ 821      $ 312
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal tax benefit                   (39)       (64)       (28)
Nontaxable interest income (net of disallowed expenses)         (251)      (213)      (195)
Officer's life insurance proceeds                                  8          -       (340)
Other                                                             39        142        (36)
------------------------------------------------------------------------------------------
                                                               $ 253      $ 687      $(287)
==========================================================================================

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE 16 - COMPUTATION OF EARNINGS PER SHARE

The table following summarizes the computation of earnings per share for the years indicated:

                      ----------------------------------------------------------------------------------
                                               For the Year Ended December 31,
                      ----------------------------------------------------------------------------------
                                       2000                                       1999
                      ----------------------------------------------------------------------------------
                           INCOME           SHARE   PER-SHARE         INCOME           SHARE   PER-SHARE
                      (NUMERATOR)   (DENOMINATOR)      AMOUNT    (NUMERATOR)   (DENOMINATOR)      AMOUNT
                      ----------------------------------------------------------------------------------

(In thousands, except per share amounts)
 BASIC EPS
Net income available
 to common
 stockholders         $     1,204           2,520   $    0.48    $     1,728           2,879   $    0.60

EFFECT OF DILUTIVE SECURITIES
Options                                         3                                          1
-------------------------------------------------                ---------------------------

DILUTED EPS
Income available to
 common stockholders
 and assumed
 conversions          $     1,204           2,523   $    0.48    $     1,728           2,880   $    0.60
========================================================================================================

                       ---------------------------------------
                           For the Year Ended December 31,
                       ---------------------------------------
                                        1998
                       ---------------------------------------
                            INCOME           SHARE   PER-SHARE
                       (NUMERATOR)   (DENOMINATOR)      AMOUNT
                       ---------------------------------------
(In thousands, except
 BASIC EPS
Net income available
 to common
 stockholders          $     1,204           2,938   $    0.41
EFFECT OF DILUTIVE SE
Options                                         88
--------------------------------------------------
DILUTED EPS
Income available to
 common stockholders
 and assumed
 conversions           $     1,204           3,026   $    0.40
==============================================================

 NOTE 17 - COMMITMENTS, CONTINGENCIES AND CREDIT RISK

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

At December 31, 2000 and 1999, the contract amount of these financial instruments is summarized as follows:

                                                                   2000          1999
                                                               ----------------------

(In thousands)
 FINANCIAL INSTRUMENTS WHOSE CONTRACT AMOUNT REPRESENTS CREDIT RISK
Unused home equity lines of credit                             $100,102      $108,486
Unused commercial and other consumer lines of credit             30,292        38,293
Standby letters of credit                                         2,029         1,725
Commitments to make loans                                         2,138        12,069

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

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Lease Commitments:
The Bank leases branch facilities under noncancelable operating lease agreements. Rent expense for branch facilities was $2.4 million, $748 thousand, and $434 thousand in 2000, 1999 and 1998, respectively, excluding taxes, insurance and maintenance. In the fourth quarter of 2000 the Company recorded a $1.4 million charge related to the closure of three branch offices and disposal of one unopened branch site. The four locations were under various leasing arrangements. In the fourth quarter of 2000 the Company finalized lease buyout agreements for the Lincolnwood Mall and the unopened Skokie branch locations and accrued the final three lease payments for the existing Skokie office. While the Company continues to explore possible subtenant and lease buyout arrangements for the Loop branch, it has recorded a charge equal to the remaining lease cost reduced by estimated future sublease income. The $1.4 million charge is comprised of lease buyout settlements, leasehold improvement depreciation, lease payments, equipment write-offs, estimated commissions and an estimate of future lease costs reduced by estimated future sublease income. For the year ended December 31, 2000, occupancy expenses related to the four locations were approximately $1.9 million. The branch facilities are charged for their proportionate share of taxes, insurance and maintenance costs plus monthly rent. The minimum rental commitments, not including taxes, insurance and maintenance, at December 31, 2000 under the leases are summarized below (in thousands):

2001                                                           $  673
2002                                                              689
2003                                                              595
2004                                                              249
2005                                                              254
2006 and thereafter                                               671
---------------------------------------------------------------------
Total                                                          $3,131
=====================================================================

 NOTE 18 - RELATED PARTY TRANSACTIONS

In the normal course of business, certain executive officers, directors, and companies with which they are affiliated have borrowed funds from the Bank. In the opinion of management, these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. The activities in total loans during 2000 is as follows (in thousands):

Balance as of January 1, 2000                                  $1,661
New loans                                                         667
Repayments                                                       (660)
---------------------------------------------------------------------
Balance as of December 31, 2000                                $1,668
=====================================================================

 NOTE 19 - FAIR VALUES OF FINANCIAL INSTRUMENTS

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

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Borrowed funds:
The fair value is estimated using a discounted cash flow calculation using the rate currently available for similar term borrowings.

Accrued interest receivable and payable:
The carrying amounts reported in the balance sheet approximate their fair values.

Off-balance-sheet instruments:
Fair values for the Company's off-balance-sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining term of the agreements and the counterparties' credit standing. There is no material difference between the stated amount and the estimated fair value of off-balance sheet items which are primarily comprised of commitments to extend credit which are generally priced at market at the time of funding.

The carrying amount and estimated fair value of financial instruments at December 31, 2000 and 1999, are as follows:

                                                               --------------------------------------------------
                                                                        2000                        1999
                                                               --------------------------------------------------
                                                               CARRYING          FAIR      CARRYING          FAIR
                                                                 AMOUNT         VALUE        AMOUNT         VALUE
                                                               --------------------------------------------------

(In thousands)
 FINANCIAL ASSETS:
Cash and cash equivalents                                      $ 63,114      $ 63,114      $ 17,057      $ 17,057
Investment securities                                            35,366        35,366        36,329        36,329
Loans held-for-sale                                                 493           493
Loans                                                           480,711       481,493       424,668       428,811
Accrued interest receivable                                       3,736         3,736         2,876         2,876

FINANCIAL LIABILITIES:
Deposits                                                       $490,718      $493,012      $394,290      $394,650
Borrowed funds                                                   74,679        73,057        69,063        66,599
Accrued interest payable                                            981           981           635           635

Loan commitments on which the committed interest rate is less than the current market rate are insignificant at December 31, 2000.

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE 20 - PARENT COMPANY FINANCIAL INFORMATION

Presented below are the condensed balance sheets as of December 31, 2000 and 1999 and statements of income and statements of cash flows for the years ended December 31, 2000, 1999, and 1998 for Success Bancshares, Inc.:

CONDENSED BALANCE SHEETS

                                                                  2000         1999
                                                               --------------------

(In thousands)
 ASSETS
Cash on deposit with subsidiary bank                           $   462      $ 7,446
Securities available-for-sale                                      109          116
Investment in subsidiaries                                      45,391       37,464
Other assets                                                     3,192        2,271
-----------------------------------------------------------------------------------
                                                               $49,154      $47,297
===================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Note payable                                                   $ 2,500      $   105
Jr. subordinated debentures                                     15,464       15,464
Other liabilities                                                1,812          878
-----------------------------------------------------------------------------------
  Total liabilities                                             19,776       16,447
Shareholders' equity                                            29,378       30,850
-----------------------------------------------------------------------------------
Total liabilities and shareholders' equity                     $49,154      $47,297
===================================================================================

CONDENSED STATEMENTS OF INCOME

                                                                  2000         1999        1998
                                                               --------------------------------

(In thousands)
 OPERATING INCOME
Dividends from subsidiary bank                                 $     0      $     0      $1,776
Interest and other income                                          152          508       1,561
-----------------------------------------------------------------------------------------------
                                                                   152          508       3,337

OPERATING EXPENSES
Interest                                                         1,484        1,395         872
Other expense                                                      826          721       1,043
-----------------------------------------------------------------------------------------------
                                                                 2,310        2,116       1,915
-----------------------------------------------------------------------------------------------
Income before income taxes                                      (2,158)      (1,608)      1,422
Income tax benefit                                                 833          621         536
-----------------------------------------------------------------------------------------------
Income (loss) before equity in undistributed income             (1,325)        (987)      1,958
 EQUITY IN UNDISTRIBUTED EARNINGS                                2,529        2,715        (754)
-----------------------------------------------------------------------------------------------
Net income                                                     $ 1,204      $ 1,728      $1,204
===============================================================================================

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENTS OF CASH FLOWS

                                                                  2000         1999         1998
                                                               ---------------------------------

(In thousands)
 CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                     $ 1,204      $ 1,728      $ 1,204
Adjustments to reconcile net income to net cash from
  operating activities
Equity in undistributed income of subsidiaries                  (2,529)      (2,715)         754
Change in other assets and liabilities                              13           55       (1,455)
Other                                                                3         (236)         404
------------------------------------------------------------------------------------------------
    Net cash (used in) provided by operating activities         (1,309)      (1,168)         907

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of available-for-sale securities            -            -        2,000
Proceeds from sales of available-for-sale securities                 -           39            -
Investment in equity of subsidiaries                            (5,000)      (2,000)           -
Purchase of subsidiary bank stock                                    -            -       (5,557)
------------------------------------------------------------------------------------------------
    Net cash used in investing activities                       (5,000)      (1,961)      (3,556)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in:
  Subordinated debt                                                  -            -         (200)
  Repayment of note payable                                       (105)           -            -
  Proceeds from note payable                                     2,500            -            -
  Issuance of Jr. subordinated debentures                            -            -       15,000
  Payment from (loan to) ESOP, net                                  41           39           45
Purchase of common share for treasury                           (3,240)      (3,620)           -
Issuance of treasury stock                                         129           52            -
Issuance of common stock                                             -          823          285
------------------------------------------------------------------------------------------------
    Net cash (used in) provided by financing activities           (675)      (2,706)      15,130
------------------------------------------------------------------------------------------------

Increase (decrease) in cash                                     (6,984)      (5,835)      12,481
Cash at beginning of year                                        7,446       13,281          800
------------------------------------------------------------------------------------------------
Cash at end of year                                            $   462      $ 7,446      $13,281
================================================================================================

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE 21 - SELECTED QUARTERLY FINANCIAL DATA

Selected unaudited quarterly financial data for the Company is provided in the following table:

                                                          ------------------------------------------------------------
                                                                                 QUARTER ENDED
                                                          ------------------------------------------------------------
                                                          MARCH 31,      JUNE 30,      SEPTEMBER 30,      DECEMBER 31,
                                                               2000          2000               2000              2000
                                                          ------------------------------------------------------------

(In thousands, except per share amounts)
 INTEREST INCOME
Loans (including fee income)                              $   8,948      $  9,809      $      10,265      $     10,581
Investment securities
  Taxable                                                       383           379                369               414
  Exempt from federal income tax                                134           133                132               130
Other interest income                                             2             -                 42               153
----------------------------------------------------------------------------------------------------------------------
                                                              9,467        10,321             10,808            11,278

INTEREST EXPENSE
Deposits                                                      4,099         4,643              5,183             5,713
Note payable                                                      -             2                 44                47
Federal Home Loan Bank advances                                 570           534                514               514
Other borrowings                                                142           237                 86                62
Trust preferred securities                                      336           335                336               336
----------------------------------------------------------------------------------------------------------------------
                                                              5,147         5,751              6,163             6,672
----------------------------------------------------------------------------------------------------------------------

Net interest income                                           4,320         4,570              4,645             4,606
Provision for loan losses                                       100           475                150               225
----------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses           4,220         4,095              4,495             4,381

OTHER OPERATING INCOME
Service charges on deposit accounts                             595           675                609               643
Gain (loss) on sale of loans                                      5            (4)                35                28
Gain on sale of securities, net                                   -             -                  -               395
Gain on sale of fixed assets                                     53             -                  -               (20)
Net credit card processing income                                 5             -                  2                (1)
Other noninterest income                                         88            81                135                93
----------------------------------------------------------------------------------------------------------------------
                                                                746           752                781             1,138

OTHER OPERATING EXPENSES
Salaries and employee benefits                                2,232         2,165              2,178             2,355
Occupancy and equipment expense                                 999         1,008              1,044             2,248
Data processing                                                 210           217                190               212
Other noninterest expenses                                      991           932                930             1,240
----------------------------------------------------------------------------------------------------------------------
                                                              4,432         4,322              4,342             6,055
----------------------------------------------------------------------------------------------------------------------
Income before income taxes                                      534           525                934              (536)

Income tax expense (benefit)                                    139           131                289              (306)
----------------------------------------------------------------------------------------------------------------------
NET INCOME                                                      395           394                645              (230)
======================================================================================================================
  Basic earnings per share                                $    0.15      $   0.15      $        0.26      $      (0.08)
  Diluted earnings per share                              $    0.15          0.15      $        0.26      $      (0.08)

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                            ------------------------------------------------------------
                                                                                   Quarter ended
                                                            ------------------------------------------------------------
                                                            March 31,      June 30,      September 30,      December 31,
                                                                 1999          1999               1999              1999
                                                            ------------------------------------------------------------

(In thousands, except per share amounts)
 INTEREST INCOME
Loans (including fee income)                                $   7,621      $  7,587      $       7,902      $      8,866
Investment securities
  Taxable                                                         391           375                374               408
  Exempt from federal income tax                                  156           155                151               147
Other interest income                                              97            73                320                34
------------------------------------------------------------------------------------------------------------------------
                                                                8,265         8,190              8,747             9,455

INTEREST EXPENSE
Deposits                                                        3,738         3,540              3,700             3,751
Federal Home Loan Bank advances                                   210           211                184               346
Other borrowings                                                   73            83                 80               163
Trust preferred securities                                        336           336                336               335
------------------------------------------------------------------------------------------------------------------------
                                                                4,357         4,170              4,300             4,595
------------------------------------------------------------------------------------------------------------------------

Net interest income                                             3,908         4,020              4,447             4,860
Provision for loan losses                                         150           150                150               730
------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses             3,758         3,870              4,297             4,130

OTHER OPERATING INCOME
Service charges on deposit accounts                               489           521                567               571
Gain (loss) on sale of loans                                       95            53                 34                18
Gain on sale of securities, net                                     -             -                  -                 5
Net credit card processing income                                  (7)           (8)               (13)               44
Other noninterest income                                          323            83                224               161
------------------------------------------------------------------------------------------------------------------------
                                                                  900           649                812               799

OTHER OPERATING EXPENSES
Salaries and employee benefits                                  2,184         2,214              2,324             2,279
Occupancy and equipment expense                                   815           825                816               935
Data processing                                                   190           214                199               199
Other noninterest expenses                                        845           884                931               946
------------------------------------------------------------------------------------------------------------------------
                                                                4,034         4,137              4,270             4,359
------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                        624           382                839               570

Income tax expense (benefit)                                      183            90                273               141
========================================================================================================================
NET INCOME                                                        441           292                566               429
========================================================================================================================
  Basic earnings per share                                  $    0.15      $   0.10      $        0.20      $       0.15
  Diluted earnings per share                                $    0.15          0.10      $        0.20      $       0.15

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                             DIRECTORS AND OFFICERS

DIRECTORS OF SUCCESS BANCSHARES, INC.
WILBUR G. MEINEN, JR., Chairman, President and CEO
  Success Bancshares, Inc. and Success National Bank

JOSEPH A. CARI, JR., Attorney
  Ungaretti & Harris

AVROM H. GOLDFEDER, Managing Director
  I N G Securities Futures and Options Clearing Services

SHERWIN KOOPMANS, Retired Associate Director
  Federal Deposit Insurance Corporation

NORMAN D. RICH, C.P.A., Former Partner
  Veatch, Rich & Nadler, Chtd.

GLEN R. WHERFEL, C.P.A.
  Wherfel and Associates

DIRECTORS OF SUCCESS NATIONAL BANK
WILBUR G. MEINEN, JR., Chairman, President and CEO
  Success Bancshares, Inc. and Success National Bank

FRANK L. BAASCH, Past President
  BDL Inc.

AVROM GOLDFEDER, Managing Director
  I N G Barings Futures and Options Clearing Services

NORMAN D. RICH, C.P.A., Former Partner
  Veatch, Rich & Nadler, Chtd.

GLEN R. WHERFEL, C.P.A.
  Wherfel and Associates

OFFICERS OF SUCCESS BANCSHARES, INC.
WILBUR G. MEINEN, JR., Chairman, President and CEO

KURT C. FELDE, C.P.A., Executive Vice President and
  Chief Financial Officer

LAURIE K. BREITENSTEIN, Senior Vice President,
  General Counsel and Secretary

RONALD W. TRAGASZ, Assistant Secretary & Assistant Treasurer

SUSAN J. CHERF, Controller and Assistant Treasurer

OFFICERS OF SUCCESS NATIONAL BANK
WILBUR G. MEINEN, JR., Chairman, President and CEO

CHRISTA N. CALABRESE, Executive Vice President and
  Chief Lending Officer

KURT C. FELDE, C.P.A., Executive Vice President and
  Chief Financial Officer

CRAIG J. LOVE, Executive Vice President and
  Chief Operating Officer

JOSEPH J. BAUER, Senior Vice President Retail Banking

LAURIE K. BREITENSTEIN, Senior Vice President,
  General Counsel and Corporate Secretary

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

MARY PURCELL, Senior Vice President/Internal Audit and
  Compliance Manager

RONALD W. TRAGASZ, Senior Vice President and Cashier

MARTIN A. WAIDE, Senior Vice President and
  Chief Credit Officer

WALTER ADREANI, Vice President, Commercial Banking

JANIS A. ANDERSON, Vice President, Credit Administration

PAUL BAILEY, Vice President, Commercial Banking

SUSAN J. CHERF, Vice President and Controller

DAWN COOPER, Vice President, Commercial Banking

REGINA HIRN, Vice President, Commercial Banking

CANDY S. LOGIURATO, Vice President, Commercial Banking

ANNA LONG, Vice President, Merchant Card Services

LOU MARGAGLIONE, Vice President, Commercial Banking

CHIWIN NILAPANT, Vice President, Commercial Banking

MARY WAYMAN, Vice President, Commercial Loan
  Documentation

LARRY D. YOUNG, Vice President, Commercial Banking

CHRIS BOYCE, Assistant Vice President, MIS

MELISSA DALBERG, Assistant Vice President, Retail Lending

KATHY UNTERSCHUETZ, Assistant Vice President, Operations

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


M E M B E R   [HOUSE LOGO]
-------       EQUAL HOUSING
FDIC          L E N D E R
-------

                   SUCCESS BANCSHARES, INC. AND SUBSIDIARIES

                            SHAREHOLDER INFORMATION

CORPORATE OFFICE
100 Tri State International
P.O. Box 1499
Lincolnshire, IL   60069-1499
(847) 279-9000 - FAX (847) 279-9049

ANNUAL REPORT ON FORM 10-K
A copy of Success Bancshares, Inc.'s Annual Report on Form 10-K as filed with the Securities and Exchange Commission may be obtained without charge upon written request to Kurt C. Felde, Executive Vice President and Chief Financial Officer, Success Bancshares, Inc., 100 Tri State International, P.O. Box 1499, Lincolnshire, IL 60069-1499, or by calling (847) 279-5069.

REGISTRAR/TRANSFER AGENT

Communications regarding change of address, transfer of stock and lost certificates should be sent to:
Computershare Investor Services, LLC
311 West Monroe Street, Floor 14
Chicago, IL 60606 (312) 461-6829

CORPORATE COUNSEL
Vedder, Price, Kaufman & Kammholz
222 North LaSalle Street
Chicago, IL 60601

ACCOUNTANTS
McGladrey & Pullen, LLP
1699 East Woodfield Road, #300
Schaumburg, IL  60173

DIVIDENDS
The Company has not paid, and does not intend to pay in the foreseeable future, any dividends on its common stock. The Board of Directors will consider the payment of future cash dividends, dependent on the results of operations and financial condition of the Company, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. The Company's ability to pay dividends may be dependent on the dividend payments it receives from its subsidiary, Success National Bank, which are subject to regulations and the Bank's continued compliance with all regulatory capital requirements. See Note 12 of the Notes to the Consolidated Financial Statements for information regarding limitations of the ability of Success National Bank to pay dividends to the Company.

STOCK LISTING
Success Bancshares, Inc.'s common stock is traded on the Nasdaq National Market System under the symbol "SXNB." At February 15, 2001, there were 3,074,326 shares of Success Bancshares, Inc. common stock issued and 2,439,180 shares outstanding and there were approximately 459 holders of record. The table below shows the high and low sales price on the common stock for each quarter during 2000 and 1999.

                              --------------------
                                  Sales Price
--------------------------------------------------
QUARTER ENDED                   HIGH         LOW
--------------------------------------------------
March 31, 1999                $ 11.75      $  9.75
June 30, 1999                 $ 11.31      $  9.75
September 30, 1999            $ 11.13      $ 10.50
December 31, 1999             $ 12.00      $  9.88
March 31, 2000                $ 11.00      $  9.00
June 30, 2000                 $ 12.13      $  9.50
September 30, 2000            $ 14.00      $ 10.63
December 31, 2000             $ 12.75      $ 11.50


The stock price information set forth in the table above was provided by the National Association of Securities Dealers, Inc. High, low and closing prices and daily trading volume are reported in most major newspapers.

MARKET MARKERS
Tucker Anthony, Inc.
Trident Securities, Inc.
Sandler O'Neill & Partners